Exhibit 10.17

MASTER REIMBURSEMENT AGREEMENT

by and among

FANNIE MAE

and

MID-AMERICA APARTMENTS, L.P.,

a Tennessee limited partnership,

and

FAIRWAYS-COLUMBIA, L.P.,

a Tennessee limited partnership,

dated as of

June 1, 2001

TABLE OF CONTENTS

RECITALS			1

ARTICLE I	DEFINITIONS		2
1.1	General Interpretive Principles		2
1.2	Defined Terms		2
1.3	Interpretation		29

ARTICLE II	REPRESENTATIONS, WARRANTIES AND COVENANTS		29
2.1	Representations and Warranties of The Borrower		29
	2.1(1)	Due Organization and Qualification	30
	2.1(2)	Power and Authority	30
	2.1(3)	Due Authorization	30
	2.1(4)	Valid and Binding Obligations	30
	2.1(5)	Non–contravention; No Liens	31
	2.1(6)	Pending Litigation or Other Proceedings	31
	2.1(7)	Solvency	31
	2.1(8)	No Contractual Defaults	32
	2.1(9)	Compliance with the Borrower Documents	32
	2.1(10)	ERISA	32
	2.1(11)	Financial Information	32
	2.1(12)	Accuracy and Completeness of Information	32
	2.1(13)	No Conflicts of Interest	33
	2.1(14)	Governmental Approvals	33
	2.1(15)	Governmental Orders	33
	2.1(16)	No Reliance	33
	2.1(17)	Compliance with Applicable Laws	33
	2.1(18)	Affiliate Contracts	34
	2.1(19)	Lines of Business	34
	2.1(20)	Status as a Real Estate Investment Trust	34
	2.1(21)	Title	34
	2.1(22)	Impositions	34
	2.1(23)	Zoning	35
	2.1(24)	Enforceability of Leases	35
	2.1(25)	Rent Roll	35
	2.1(26)	Status of Landlord under Leases	35
	2.1(27)	Enforceability of Leases	36
	2.1(28)	No Lease Options	36
	2.1(29)	Insurance	36
	2.1(30)	Tax Parcels	36
	2.1(31)	Encroachments	36
	2.1(32)	Independent Unit	36
	2.1(33)	Condition of Mortgaged Property	37
	2.1(34)	No Defaults Relating to Prior Bonds	37

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	2.1(35)	Compliance with Tax Certificate	37
	2.1(36)	Official Statement	37
	2.1(37)	Single Purpose Entity	38
	2.1(38)	Commercial Leases	38
	2.1(39)	Absence of Default in Payment of Indebtedness	38
2.2	Affirmative Covenants of the Borrower		38
	2.2(1)	Compliance with the Borrower Documents	38
	2.2(2)	Maintenance of Existence	38
	2.2(3)	Maintenance of REIT Status; Ownership Structure	38
	2.2(4)	Financial Statements; Accountants’ Reports; Other Information	38
	2.2(5)	Certificate of Compliance	41
	2.2(6)	Maintain Licenses	42
	2.2(7)	Access to Records; Discussions With Officers and Accountants	42
	2.2(8)	Inform Loan Servicer of Material Events	42
	2.2(9)	Inspection	44
	2.2(10)	Compliance with Applicable Laws	44
	2.2(11)	Warranty of Title	44
	2.2(12)	Defense of Actions	44
	2.2(13)	Alterations to the Mortgaged Properties	45
	2.2(14)	ERISA	46
	2.2(15)	Document Taxes	46
	2.2(16)	Further Assurances	46
	2.2(17)	Monitoring Compliance	46
	2.2(18)	Leases	46
	2.2(19)	Change in Senior Management	47
	2.2(20)	Geographic Diversification	47
	2.2(21)	Ownership of Mortgaged Properties	47
	2.2(22)	Single-Purpose Entity	47
	2.2(23)	Affiliate Contracts	48
	2.2(24)	Post-Closing Opinions	48
2.3	Bond Related Covenants		48
	2.3(1)	Assignment of Rights to Fannie Mae and the Trustee	48
	2.3(2)	Prepayment	48
	2.3(3)	Monitoring Compliance	48
	2.3(4)	Removal of Remarketing Agent	49
	2.3(5)	Changes in Remarketing Agent	49
	2.3(6)	Continuing Disclosure	49
	2.3(7)	Preliminary Official Statement; Official Statement	49
2.4	Negative Covenants of the Borrower		49
	2.4(1)	Other Activities	49
	2.4(2)	Value of Security	50
	2.4(3)	Zoning	50
	2.4(4)	Liens	50
	2.4(5)	Sale	50
	2.4(6)	Indebtedness	50
	2.4(7)	Principal Place of Business	50

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	2.4(8)	Change in Property Management	50
	2.4(9)	Condominiums	51
	2.4(10)	Restrictions on Partnership Distributions	51
	2.4(11)	Lines of Business	51
	2.4(12)	Limitation on Unimproved Real Property and New Construction	51
	2.4(13)	Dividend Payout	51
	2.4(14)	No Amendments to Borrower Documents	51
	2.4(15)	Use of Proceeds	52
2.5	Replacement or Termination of Fannie Mae Enhancement.		52
2.6	Financial Covenants		52
	2.6(1)	Financial Definitions	53
	2.6(2)	Compliance with Debt Service Coverage Ratios	56
	2.6(3)	Compliance with Loan to Value Ratios	56
	2.6(4)	Compliance with Concentration Test	56
	2.6(5)	Compliance with Key Principal’s Net Worth Test	57
	2.6(6)	Compliance with Key Principal’s Total Indebtedness to Consolidated Total Assets Ratio	57
	2.6(7)	Compliance with Key Principal’s Consolidated EBITDA to Interest Ratio	57
	2.6(8)	Compliance with Key Principal’s Consolidated EBITDA to Fixed Charge Ratio	57
2.7	Transfer of Ownership Interests of Each Borrower		57
	2.7(1)	Prohibition on Transfers	57
	2.7(2)	Permitted Transfers	57
	2.7(3)	Consent to Prohibited Transfers	59

ARTICLE III	FANNIE MAE CREDIT ENHANCEMENT INSTRUMENT; REIMBURSEMENT; FEES AND OTHER PAYMENTS; INDEMNIFICATION		60
3.1	Agreement to Execute and Deliver Each Credit Enhancement Instrument; Conditions Precedent to Execution and Delivery of Each Credit Enhancement Instrument		60
	3.1(1)	Agreement to Execute and Deliver Each Credit Enhancement Instrument	60
	3.1(2)	Conditions Precedent to Execution and Delivery of Each Credit Enhancement Instrument	61
3.2	Reimbursement Obligations		64
	3.2(1)	Reimbursement Obligations	64
3.3	Fees, Costs and Expenses		66
	3.3(1)	Facility Fee	66
	3.3(2)	Activity Fee	67
	3.3(3)	Transfer Fee	68
	3.3(4)	Termination Fee	68
	3.3(5)	Payments of Costs, Fees and Expenses	69
	3.3(6)	Fannie Mae Advances	70
	3.3(7)	Origination Fees	71
	3.3(8)	Due Diligence Fees	71

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3.4	Principal Reserve Fund		71
	3.4(1)	Principal Reserve Fund Payments	71
	3.4(2)	Use of Principal Reserve Fund	71
	3.4(3)	Reduction in Principal Reserve Fund Payments	72
	3.4(4)	Replenish Losses	72
	3.4(5)	Trigger Events with Respect to Use of Principal Reserve Fund	72
3.5	Payments		72
	3.5(1)	Payments to Loan Servicer	72
	3.5(2)	Late Charge	73
	3.5(3)	Payments on Business Days	73
	3.5(4)	Application of Payments	73
	3.5(5)	Interest on Amounts Not Paid When Due	73
	3.5(6)	Risk of Loss	73
3.6	Indemnification		74
	3.6(1)	Indemnification	74
	3.6(2)	Additional Indemnification	75
	3.6(3)	Survival	76
3.7	Liability of The Borrower		76
3.8	Fannie Mae and Loan Servicer Not Liable		77
3.9	Waivers and Consents		78
3.10	Subrogation		78
3.11	Pledge of Rights to Certain Funds and Investments		78
3.12	Pledged Bonds		79
3.13	Recourse Obligations, Termination of Personal Liability, and Exceptions to Limits on Personal Liability		79
	3.13(1)	Full Recourse	79
	3.13(2)	Termination of Personal Liability	79
	3.13(3)	Exceptions to Limits on Personal Liability	80
	3.13(4)	Full Recourse After Termination of Personal Liability	80
	3.13(5)	Permitted Transfer Not Release	80
	3.13(6)	Miscellaneous	80
3.14	Loan Servicing		81
	3.14(1)	Loan Servicing	81
	3.14(2)	Payments Directly to Loan Servicer	81
	3.14(3)	Payments on Servicing Payment Dates	81
	3.14(4)	Mortgage Interest During Weekly Variable Rate	81
3.15	Borrowing Agency Provisions		82

ARTICLE IV	JOINT AND SEVERAL OBLIGATIONS; CROSS GUARANTY AND OTHER INTERBORROWER MATTERS		82
4.1	Joint and Several Obligation; Cross-Guaranty		82
4.2	Waivers by Borrower and Other Rights		83
4.3	No Impairment		84
4.4	No Subrogation		84
4.5	Subordination of Subrogation, Etc.		84
4.6	Election of Remedies		85
4.7	Subordination of Other Obligations		85

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4.8	Insolvency and Liability of Other Borrower		86
4.9	Preferences, Fraudulent Conveyances, Etc.		87
4.10	Maximum Liability of Each Borrower		87
4.11	Liability Cumulative		88

ARTICLE V	ADDITIONS OF COLLATERAL		88
5.1	Request to Add Collateral		88
5.2	Procedure for Adding Collateral		88
5.3	Conditions Precedent to Addition of an Additional Mortgaged Property to the Collateral Pool		89
5.4	Additional Mortgaged Property Confirmation		90

ARTICLE VI	RELEASES OF COLLATERAL; SUBSTITUTIONS OF COLLATERAL; ADDITIONAL COLLATERAL		91
6.1	Right to Obtain Releases of Collateral		91
6.2	Procedure for Obtaining Releases of Collateral		91
6.3	Conditions Precedent to Release of Collateral Release Property from the Collateral		92
6.4	Substitutions		94
6.5	Additional Collateral to Satisfy Requirements		99
	6.5(1)	Additional Collateral	99
	6.5(2)	Letter of Credit	100
	6.5(3)	Draws Under Letter of Credit	100
	6.5(4)	Deposit to Cash Collateral Agreement	100
	6.5(5)	Default Draws	100
	6.5(6)	Legal Opinion	100

ARTICLE VII	INTEREST RATE PROTECTION AND ADJUSTMENT OR CONVERSION OF INTEREST RATE ON THE BONDS		101
7.1	Interest Rate Protection		101
	7.1(1)	Hedge	101
	7.1(2)	Change of Interest Rate Mode	102
7.2	Hedge Terms		102
	7.2(1)	Cap or Swap Payment Terms	102
	7.2(2)	Hedge Assignment; Delivery of Hedge Payments	103
	7.2(3)	Termination	103
	7.2(4)	Performance Under Hedge Documents	103
	7.2(5)	Amount of Bonds Covered by Hedge	103
	7.2(6)	Change in Hedge	104
7.3	Hedge Reserve Escrow Account Deposits		104
7.4	Borrower’s Right and Fannie Mae’s Right to Convert to Reset Rate, Fixed Rate		105

ARTICLE VIII	EVENTS OF DEFAULT; REMEDIES		106
8.1	Events of Default		106
8.2	Remedies; Waivers		109
	8.2(1)	Remedies	109

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	8.2(2)	Remedies Upon a Default and a PRF Triggering Event	110
	8.2(3)	Waivers; Rescission of Declaration.	110
	8.2(4)	Fannie Mae’s Right to Protect Collateral and Perform Covenants and Other Obligations.	110
	8.2(5)	No Remedy Exclusive	111
	8.2(6)	No Waiver	111
	8.2(7)	No Notice	111
	8.2(8)	Application of Payments	111

ARTICLE IX	MISCELLANEOUS PROVISIONS		111
9.1	Counterparts		111
9.2	Amendments, Changes and Modifications		111
9.3	Governing Law; Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial		111
9.4	Severability		113
9.5	Notices		113
9.6	Further Assurances and Corrective Instruments		115
9.7	Term of this Agreement		115
9.8	Assignments; Transfers; Third–Party Rights		116
9.9	Headings		116
9.10	Reserved		116
9.11	Decisions in Writing		116
9.12	Loan Servicer		116
9.13	Disclaimer; Acknowledgments		117
9.14	Entire Agreement		117
9.15	Survival of Representations and Warranties		117
9.16	Conflicts Between Agreements		117
9.17	Acknowledgement of Ratios		117
9.18	Effective Date		117

Amendment No. 2 to

Amendment No. 2 to Master Reimbursement Agreement

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EXHIBITS

A.	Form of Additional Mortgaged Property Confirmation
B.	Form of Cash Collateral, Security and Custody Agreement
C.	Form of Compliance Certificate
D.	Form of Letter of Credit
E.	Form of Organizational Certificate
F.	Form of Tie-In Endorsement
G.	Form of Collateral Addition Request
H.	Form of Collateral Addition Description Package
I.	Documents to be Provided with Collateral Addition Request
J.	Form of Collateral Release Request
K.	Confirmation of Obligations (Collateral Release Property)
L.	Form of Collateral Substitution Description Package
M.	Form of Collateral Substitution Request
N.	Documents to be Provided with Collateral Substitution Request
O.	Form of Hedge Reserve Escrow Account Security Agreement
P.	Assumption Agreement
Q.	Assumption, Consent and Release Agreement

SCHEDULES

1.	Authorized Representatives
2.	Issues of Bonds; Names of Issuers
3.	Fee Component and On-going Fees
4.	Mortgaged Properties
5.	Termination Fee
6.	Permitted Liens
7.	Ownership Structure of Borrower, Ownership Interests and Capital Accounts
8.	Commercial Leases
9.	Principal Reserve Fund

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MASTER REIMBURSEMENT AGREEMENT

THIS MASTER REIMBURSEMENT AGREEMENT (this “Agreement”) dated as of June 1, 2001 is by and among Mid-America Apartments, L.P. a Tennessee limited partnership and Fairways-Columbia, L.P., a Tennessee limited partnership (together with its permitted successors and assigns, individually and collectively, the “Borrower”) and Fannie Mae, that certain federally chartered and stockholder-owned corporation organized and existing under the Federal National Mortgage Association Charter Act, 12 U.S.C. § 1716, et seq., as amended from time to time (together with its successors and assigns, “Fannie Mae”).

The meaning of capitalized terms can be determined

by reference to Section 1.2 of this Agreement.

RECITALS

A. The Borrower is the owner of the Mortgaged Properties. The Borrower has requested that the applicable Issuer issue Bonds in order to refinance each Mortgaged Property by the refunding of the Prior Bonds.

B. In order to provide funding for the Loans, and in that way to assist in the refinancing of the Mortgaged Properties by the refunding of the Prior Bonds, each Issuer is issuing and selling Bonds and depositing the proceeds of the Bonds with a Trustee, to be used to fund the Loans.

C. Each Loan will be (a) made in accordance with the requirements of Fannie Mae and the applicable Issuer, (b) evidenced by a Note, (c) secured by a Bond Mortgage on the Mortgaged Property and (d) otherwise evidenced and secured by the other Mortgage Loan Documents.

D. Each Note and Bond Mortgage will be executed by a Borrower in favor of an Issuer.

E. Immediately following the origination of each Loan, each Issuer will, pursuant to an Assignment, assign each Loan to each Trustee and Fannie Mae, as their interests may appear.

F. Fannie Mae has agreed to provide credit enhancement and liquidity support pursuant to the terms and conditions of, and subject to the limitations of, the Credit Enhancement Instrument.

G. Fannie Mae will execute and deliver each Credit Enhancement Instrument as part of a cross-collateralized transaction in which Fannie Mae will provide credit enhancement and liquidity support for all of the Bonds, the proceeds of which will be loaned to the Borrower.

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H. It is a condition to the execution and delivery of each Credit Enhancement Instrument by Fannie Mae that the Borrower enter into this Agreement and the Reimbursement Security Documents.

I. This Agreement will be secured by the Collateral and the Mortgage Loan Documents.

J. Each Reimbursement Mortgage will secure all obligations of the Borrower to Fannie Mae and thereby effect a cross-collateralization of the Mortgaged Properties.

NOW, THEREFORE, the Borrower and Fannie Mae, in consideration of the issuance of each Credit Enhancement Instruments and the mutual promises and agreements contained in this Agreement, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise provided or unless the context otherwise requires:

(a) the terms defined in Section 1.2 have the meanings assigned to them in Section 1.2 and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Sections,” “Subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Sections, Subsections, paragraphs and other subdivisions of this Agreement;

(d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(e) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement;

(f) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(g) the word “including” means “including by way of example and not limitation.

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1.2 Defined Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Account” shall have the meaning set forth in each Indenture.

“Acquiring Person” means a “person” or “group of persons” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

“Act” shall have the meaning given that term in each Indenture.

“Activity Fee” shall have the meaning given that term in Section 3.3(2) of this Agreement.

“Additional Collateral” means Collateral delivered to Fannie Mae or its collateral agent pursuant to the terms of Section 6.5

“Additional Collateral Due Diligence Fees” has the meaning given that term in Section 3.3(8)(b) of this Agreement.

“Additional Mortgaged Property” means each Multifamily Residential Property owned by any Borrower (either in fee simple or as tenant under a ground lease meeting all of the requirements of the DUS Guide) that is added to the Collateral Pool pursuant to Section 5.3 after the Initial Closing Date.

“Additional Mortgaged Property Confirmation” shall be an amendment to this Agreement substantially in the form of Exhibit A attached hereto.

“Adjustment Date” means any date on which the interest rate on an issue of Bonds is adjusted to a different Mode or to a different Reset Rate. An Adjustment Date may only occur on an Interest Payment Date or, if such date is not a Business Day, the following Business Day. Any Reset Date and the Fixed Rate Adjustment Date are Adjustment Dates.

“Advance” means the advance of funds by Fannie Mae to any Trustee pursuant to a Credit Enhancement Instrument or funds by Fannie Mae to any Counterparty pursuant to a Swap Collateral Agreement.

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, partnership interests or by contract or otherwise.

“Aggregate Debt Service” means, at any time, the aggregate scheduled debt service due on all the Loans for the applicable period, assuming that the scheduled debt service due on each Loan is equal to interest at the Underwriting Rate plus principal payments and all payments required to be made to each of the principal reserve funds relating to each Loan; provided, however, if the interest rate on any Note has been

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converted to a Fixed Rate, then the assumed scheduled debt service for such Loan shall be equal to interest at such actual Fixed Rate with respect to such Loan plus the Fee Component plus principal payments and all payments required to be made to each of the principal reserve funds relating to such Loan.

“Aggregate Debt Service Coverage Ratio” means the ratio of the Aggregate Net Operating Income for the applicable period to Aggregate Debt Service.

“Aggregate Loan to Value Ratio” means, for any specified date, the ratio of (expressed as a percentage) (a) the Facility Amount on the specified date to (b) the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties.

“Aggregate Net Operating Income” means, at any time, the aggregate Net Operating Income for all of the Mortgaged Properties.

“Agreement” means this Master Reimbursement Agreement, as it may be amended, modified, supplemented or restated from time to time including all Recitals and Exhibits to this Agreement, each of which is incorporated into this Agreement by this reference.

“Allocable Facility Amount” means (i) during any period in which there is no Additional Collateral, in relation to each Mortgaged Property, an amount which equals the aggregate Outstanding principal amount of Bonds issued to finance such Mortgaged Property minus the amount on deposit in the Principal Reserve Fund (without regard to earnings) relating to such Mortgaged Property or (ii) during any period in which Additional Collateral exists, in relation to each Mortgaged Property, an amount determined by Fannie Mae in its discretion.

“Alterations” has the meaning given that term in Section 2.2(13) of this Agreement.

“Alternate Credit Facility” shall have the meaning given that term in each Indenture.

“Ancillary Collateral Documents” shall have the meaning set forth in each Mortgage.

“Annual Determination Date” shall mean each July 1st, of each year during the term of this Agreement commencing with July 1, 2001.

“Applicable Laws” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all Governmental Authorities, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of each Mortgaged Property, including, without limitation, the Americans with Disabilities Act (if applicable), and any Hazardous

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Materials Law, (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting or concerning each Mortgaged Property, including, without limitation, planned development permits, condominium declarations, reciprocal easement agreements and regulatory agreements with any Governmental Authority, (d) all laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from units in each Mortgaged Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of each Mortgaged Property or the transactions to be effected by this Agreement or the Borrower Documents.

“Appraisal” means an appraisal of a Multifamily Residential Property or Multifamily Residential Properties conforming to the requirements of Chapter 5 of Part III of the DUS Guide, and accepted by the Lender.

“Appraised Value” means the value set forth in an Appraisal.

“Assigned Documents” has the meaning given to that term in Section 2.1 of each Assignment.

“Assigned Rights” shall have the meaning given that term in each Assignment.

“Assignment” means each Assignment and Intercreditor Agreement, by each Issuer for the benefit of Fannie Mae and each Trustee, as their interests may appear, as the same may be amended, modified, supplemented or restated from time to time.

“Assignment of Management Agreement” means each Assignment of Management Agreement with respect to a Mortgaged Property by and between a Borrower and a Manager for the benefit of Fannie Mae as the same may be amended, modified, supplemented or restated from time to time.

“Assumption Agreement” means the Assumption Agreement set forth in Exhibit P.

“Assumption, Consent and Release Agreement” means the Assumption, Consent and Release Agreement set forth in Exhibit Q.

“Authorized Representative” means those persons acceptable to Loan Servicer and duly appointed and identified as such by the Borrower Agent, in a writing delivered to Loan Servicer which Authorized Representative shall initially be those persons listed on Schedule 1 attached hereto, each with the authority to act alone or with one or more persons as may be specified in such Schedule 1.

“Available Monies” means with respect to any date of determination (a) remarketing proceeds received from a Remarketing Agent or purchaser (other than funds provided by a Borrower, any partner of a Borrower or an Issuer), (b) proceeds from the investment or reinvestment of monies described in clause (a) above, and/or (c) any other amounts, including the proceeds of refunding bonds, for which, in each case, Fannie Mae

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has received an opinion of counsel experienced in bankruptcy matters to the effect that the use of such amounts to make payments on the Bonds would not violate Section 362(a) of the Bankruptcy Code (or that relief from the automatic stay provisions of such Section 362(a) would be available from the bankruptcy court) or be avoidable as preferential payments under Section 544, 547 or 550 of the Bankruptcy Code should an Issuer, a Borrower, any joint venturer in or general partner of a Borrower, or any general partner in any joint venturer in or general partner of a Borrower, become a debtor in proceedings commenced thereunder.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Bond Counsel” means any attorney at law or firm of attorneys of nationally recognized standing in matters pertaining to the exclusion from gross income of interest on bonds for federal income tax purposes issued by states and political subdivisions and which is acceptable to Fannie Mae.

“Bond Documents” means with respect to each issue of Bonds, the Bonds, the Indenture, the Financing Agreement, the Regulatory Agreement (and any other agreement relating to rental restrictions on applicable Mortgaged Property), the Credit Enhancement Instrument, the Pledge Agreement, the Tax Certificate, the Remarketing Agreement, the Bond Purchase Agreement, any Tender Agent Agreement, in each instance relating to such Bonds, this Agreement and all other documents, instruments and agreements executed and delivered in connection with the issuance, sale, delivery and/or remarketing of such Bonds, as each such agreement or instrument may be amended, modified, supplemented or restated from time to time.

“Bond Market Association Municipal Swap Index” has the meaning given that term in Section 7.2(1) of this Agreement.

“Bond Mortgage” means the first priority Security Instrument (including all riders thereto) executed by a Borrower on each Mortgaged Property granted to an Issuer securing the obligations of the Borrower under and with respect to the related Note, as the same may be amended, modified, supplemented or restated from time to time, or any Security Instrument executed in substitution therefore, as such substitute Security Instrument may be amended, modified, supplemented or restated from time to time.

“Bond Mortgaged Property Loan Documents” means with respect to each Loan, the Note, the Bond Mortgage, the title policy, the Assignment, the UCC Fixture Filings and Financing Statements (in each case relating to such Loan), as each such document, agreement or instrument may be amended, supplemented, otherwise modified or amended and restated from time to time in accordance with its respective terms.

“Bond Purchase Agreement” means each Bond Purchase Agreement, between each Issuer, the Borrower and the Underwriter.

“Bondholder” shall have the meaning given that term in each Indenture.

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“Bonds” means the issues of bonds identified on Schedule 2 attached hereto as the same may be amended, supplemented or modified pursuant to the terms of this Agreement.

“Borrower Account” means the Borrower Account as identified in the Cash Management Agreement.

“Borrower Agent” means Mid-America Apartments, L.P., a Tennessee limited partnership, and its permitted successors and assigns.

“Borrower Documents” means, collectively, the Bond Documents, the Mortgage Loan Documents and all other agreements, instruments or documents in connection with the Bonds, the Loans, the Mortgages, this Agreement or the transactions contemplated thereby or hereby.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) any day on which banking institutions located in the city in which the principal corporate trust office of the applicable Trustee is located, or in the City of New York, New York are required or authorized by law or executive order to close, (iii) any day on which banking institutions located in the city or cities in which the Designated Office of the Trustee, the Remarketing Agent or the Loan Servicer is located are required or authorized by law or executive order to close, (iv) prior to the Fixed Rate Adjustment Date, a day on which the New York Stock Exchange is closed or (v) so long as this Agreement is in effect, any day on which Fannie Mae or the Loan Servicer is closed.

“Calendar Quarter” means, with respect to any year, any of the following three month periods: (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.

“Cap” means an interest rate cap, and includes an interest rate cap which has its first “calculation period” commencing on the last day of a Reset Period which commences on or after the date such cap was obtained (i.e., a “future” cap).

“Cap Rate” means, for each Mortgaged Property, a capitalization rate reasonably selected by the Loan Servicer for use in determining the Valuations, as disclosed to the Borrower from time to time, which rate shall not reflect the value of the tax-exempt financing.

“Cash Collateral” shall have the meaning given to the term “Collateral” in the Cash Management Agreement.

“Cash Collateral Account” has the meaning set forth in the Cash Collateral Agreement.

“Cash Collateral Agreement” means the Cash Collateral, Security and Custody Agreement in the form attached hereto as Exhibit B, by and among Fannie Mae, the Borrower and the Custodian, as the same may be amended, modified or supplemented from time to time.

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“Cash Management Agreement” means, with respect to all the Mortgaged Properties, that certain Cash Management, Security, Pledge and Assignment Agreement dated the date hereof among the Borrower, Fannie Mae and Loan Servicer, as such agreement may be amended, supplemented, modified or restated from time to time in accordance with its terms.

“Casualty”, with respect to any Mortgaged Property, means any damage to, or destruction or loss of, all or any portion of such Mortgaged Property, whether by fire or other cause.

“Central Account” means the Central Account as identified in the Cash Management Agreement.

“Change Date” means the effective date of any adjustment in the Monthly Deposit Amount to be made by a Borrower pursuant to Section 7.3.

“Change of Control” means the earliest to occur of: (a) the date on which the Key Principal ceases for any reason whatsoever to be either: (i) the sole general partner or managing member of any Borrower, or (ii) to own, directly or indirectly 100% of the sole general partner or managing member of Borrower, or (b) the date on which the Key Principal or OP shall cease for any reason to be the holder of at least 75% of the voting interest of the Borrower or to own at least 40% of the equity, profits or other limited partnership interests in, or Voting Equity Capital (or any other Securities or ownership interests) of the Borrower, or (c) the date on which an Acquiring Person becomes (by acquisition, consolidation, merger or otherwise), directly or indirectly, the legal or beneficial owner of more than 25% of the total Voting Equity Capital (or of any other Securities or ownership interest) of any Borrower then outstanding, or (d) the replacement (other than solely by reason of retirement at age sixty-five or older, death or disability) of more than 50% (or such lesser percentage as is required for decision-making by the board of directors or an equivalent governing body) of the members of the board of directors or an equivalent governing body) of the Key Principal or OP over a one-year period from the directors who constituted such board of directors at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Key Principal or OP then still in office who either were members of such board of directors at the beginning of such one-year period or whose election as members of the board of directors was previously so approved (it being understood and agreed that in the case of any entity governed by a trustee, board of managers, or other similar governing body, the foregoing clause (d) shall apply thereto by substituting such governing body and the members thereof for the board of directors and members thereof, respectively).

“Closing Date” shall mean with respect to an issue of Bonds, the date upon which such Bonds are issued and delivered or, with respect to a Request, the date upon which the transaction requested in the Request takes place.

“Code” shall have the meaning given that term in each Indenture.

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“Collateral” means all cash, assets and property, real and personal (including without limitation the Mortgaged Properties, and other collateral from time to time or at any time encumbered by the Mortgages, all Additional Mortgaged Properties, the Property Accounts, the Cash Collateral Account, the Replacement Reserve Accounts, the Pledged Bond Collateral, the Cash Collateral and all funds contained in such accounts, the Hedge Documents, and cash and any investments held under each Indenture), pledged by the Borrower, any Letter of Credit and the Proceeds of all of the above or any other property securing the Obligations.

“Collateral Addition Description Package” has the meaning given that term in Section 5.2(a) of this Agreement.

“Collateral Addition Fee” means, with respect to a Multifamily Residential Property added to the Collateral Pool in accordance with Article V:

(a) 75 basis points, multiplied by

(b) Allocable Facility Amount of the Multifamily Residential Property, as determined by the Loan Servicer.

“Collateral Addition Request” has the meaning given that term in Section 5.2(a) of this Agreement.

“Collateral Pool” means the aggregate total of the Collateral.

“Collateral Release Documents” has the meaning given that term in Section 6.2(b) of this Agreement.

“Collateral Release Property” has the meaning given that term in Section 6.2(a) of this Agreement.

“Collateral Release Request” has the meaning given that term in Section 6.2(a) of this Agreement.

“Collateral Substitution Description Package” has the meaning given that term in Section 6.4(b) of this Agreement.

“Collateral Substitution Fee” means, with respect to any substitution effected in accordance with Section 6.4, a fee equal to 65 basis points multiplied by the Allocable Facility Amount of the Substituted Mortgage Property added to the Collateral Pool.

“Collateral Substitution Request” has the meaning given that term in Section 6.4(b) of this Agreement.

“Commitment” means sixty (60) million dollars.

“Compliance Certificate” means a certificate of the Borrower in the form attached as Exhibit C to this Agreement.

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“Condemnation” with respect to each Mortgaged Property, means (a) any action or proceeding for the taking of such Mortgaged Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other similar manner or (b) the conveyancing of the Mortgaged Property under the threat or contemplation of any action or proceeding described in clause (a).

“Condemnation Proceeds” means the proceeds of any Condemnation.

“Contractual Obligation” means, as to any Person, any provision of any Security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which any of its property is bound.

“Control Person” shall have the meaning set forth in Section 3.6(2) of this Agreement.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Counterparty” shall have the meaning given that term in Section 7.1(1) of this Agreement.

“Coverage and LTV Tests” mean, for any specified date, each of the following financial tests:

(a) The Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period is not less than 145%.

(b) The Aggregate Loan to Value Ratio does not exceed 70%.

“Credit Enhancement Instrument” means the Irrevocable Transferable Credit Enhancement Instrument issued and delivered by Fannie Mae to any Trustee for credit enhancement and liquidity support with respect to an issue of Bonds, as each may be amended, modified or supplemented from time to time.

“Credit Enhancement Rate” means the number of basis points, as an annual rate, set out in Schedule 3 as the Credit Enhancement Rate, as the same may be amended, modified, supplemented or restated from time to time.

“Debt Service Amounts” has the meaning given that term in Section 3.13(3) of this Agreement.

“Default” means any event that has occurred which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

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“Document Taxes” has the meaning given that term in Section 2.2(15) of this Agreement.

“DUS Guide” means the Fannie Mae Delegated Underwriting and Servicing Guide in its present form and as amended, modified, supplemented or reissued from time to time by Fannie Mae, including any DUS Lender Memos, announcements or guide updates (all references to Parts, Chapters, Sections and other subdivisions of the DUS Guide shall be deemed references to (a) the Parts, Chapters, Sections and other subdivisions in effect on each Closing Date and (b) any successor provisions to such Parts, Chapters, Sections and other subdivisions).

“DUS Underwriting Requirements” means the overall underwriting requirements for Multifamily Residential Properties as set forth in the DUS Guide.

“Effective Interest Rate” shall have the meaning set forth in Section 7.1(2) of this Agreement.

“Environmental Claim” means any notice of a violation, claim, demand, abatement, order or other order or direction (conditional or otherwise) by any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, damage to the environment, pollution, contamination or other adverse effects on the environment, removal, cleanup or remedial action or for fines, penalties or restrictions, resulting from or based upon (a) the existence or occurrence, or the alleged existence or occurrence, of a Hazardous Substance Activity or (b) the violation, or alleged violation, of any Hazardous Materials Law in connection with any Mortgaged Property.

“Environmental Reports” means a Phase I environmental report, and any additional environmental report delivered to the Loan Servicer or Fannie Mae with respect to each Mortgaged Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means any Event of Default described in Section 8.1 of this Agreement.

“Exception Period” has the meaning given that term in Section 5.3(c) of this Agreement.

“Expansion Origination Fee” has the meaning given that term in Section 3.3(7)(b) of this Agreement.

“Expiration Date” shall have the meaning given that term in each Credit Enhancement Instrument.

“Facility Amount” means an amount which equals the aggregate outstanding principal amount of the Bonds.

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“Facility Fee” shall have the meaning given that term in Section 3.3(1) of this Agreement.

“Fannie Mae Charter Act” means the Federal National Mortgage Association Charter Act, 12 U.S.C. § 1716 et seq., as amended from time to time.

“Fee Component” means with respect to a Loan, the applicable Facility Fee, expressed on an annual basis, plus the regular, ongoing fees due from time to time to the applicable Issuer, the applicable Trustee, the Remarketing Agent, the applicable Tender Agent and the Rebate Analyst, in each instance relating to such Loan, expressed in terms of a percentage of the outstanding issue of Bonds on an annual basis. Such regular ongoing fees and the Fee Component as of the Initial Closing Date are set forth on Schedule 3 attached hereto, as the same may be amended, modified, supplemented or restated on or prior to each subsequent Closing Date and thereafter.

“Financing Agreement” means with respect to each Loan, the Financing Agreement by and among a Borrower, a Trustee and an Issuer, as the same may be amended, modified, supplemented or restated from time to time.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet.

“Five Year Hedge” has the meaning given that term in Section 7.3 of this Agreement.

“Fixed Rate” shall have the meaning given that term in each Indenture.

“Fixed Rate Adjustment Date” means the date upon which an issue of Bonds is converted to a fixed rate of interest.

“Fixed Rate Period” shall have the meaning given that term in each Indenture.

“Fraudulent Transfer Laws” has the meaning given that term in Section 4.10 of this Agreement.

“Fund” shall have the meaning set forth in each Indenture.

“Funds from Operations” has the meaning given that term in Section 2.4(13) of this Agreement.

“Furnished Materials” has the meaning given that term in Section 2.1(12) of this Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

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“General Partner” means any general partner of any Borrower.

“Geographical Diversification Requirements” prior to the addition of any Additional Mortgaged Property, means a requirement that the Collateral Pool consist of at least three (3) Mortgaged Properties located in at least three (3) states and, upon the addition of any Additional Mortgaged Property, means such requirements as to the geographical diversity of the Collateral Pool as Fannie Mae may determine and notify the Borrower of at the time of such addition.

“Governmental Action” means any pending or, to the actual knowledge of the Borrower, threatened suit, action, proceeding, order, or governmental inquiry, notice, citation or opinion involving any Mortgaged Property at law or in equity that alleges the violation of any Hazardous Materials Law.

“Governmental Approval” means an authorization, permit, consent, approval, license or exemption from registration or filing with, or reporting to, any Governmental Authority.

“Governmental Authority” means any governmental unit, department, board, agency, commission, administrative body, office, authority or court, of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenues” means, for any specified period, with respect to any Multifamily Residential Property, all income in respect of such Multifamily Residential Property as reflected on the certified operating statement for such specified period as adjusted to exclude unusual income (e.g., temporary or nonrecurring income), income not allowed under DUS guidelines as shown in Section 403.02 of Part III of the DUS Guide (e.g., interest income, furniture income, etc.), and the value of any unreflected concessions.

“Hazardous Materials” shall have the meaning set forth in each Mortgage.

“Hazardous Materials Law” shall have the meaning set forth in each Mortgage.

“Hazardous Substance Activity” means any storage, holding, existence, release, spill, leaking, pumping, pouring, injection, escaping, deposit, disposal, dispersal, leaching, migration, use, treatment, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Materials from, under, into or on any Mortgaged Property in violation of Hazardous Materials Laws, including, without limitation, the discharge of any Hazardous Materials emanating from any Mortgaged Property in violation of Hazardous Materials Laws through the air, soil, surface water, groundwater or property and also including, without limitation, the abandonment or disposal of any barrels, containers and other receptacles containing any Hazardous Materials from or on any Mortgaged Property in violation of Hazardous Materials Laws, in each case whether sudden or not sudden, accidental or not accidental.

“Hedge” means a Cap or a Swap.

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“Hedge Assignment” means (a) each Interest Rate Hedge Assignment and Security Agreement, between the Borrower and Fannie Mae, and (b) each assignment by the Borrower of any Subsequent Hedge to Fannie Mae substantially in the form of the Hedge Assignment identified in (a) above, in each case as such agreement may be amended, modified, supplemented or restated from time to time.

“Hedge Documents” shall have the meaning given that term in Section 7.1 of this Agreement and shall include any guaranty provided in relation to any Hedge.

“Hedge Rate” for each Initial Mortgaged Property means 6.86% and for any Additional Mortgaged Property means such percentage as determined at the time by the Loan Servicer pursuant to the requirements of the DUS Guide.

“Hedge Reserve Escrow Account” means each Hedge Reserve Escrow Account established and maintained pursuant to the applicable Hedge Reserve Escrow Account Security Agreement.

“Hedge Reserve Escrow Account Security Agreement” means a Hedge Reserve Escrow Account Security Agreement, by and among the Borrower, the Loan Servicer and Fannie Mae in the form of Exhibit O attached thereto, as such agreement may be amended, supplemented or restated from time to time.

“Impositions” means, with respect to any Mortgaged Property, all (1) water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property, (2) premiums for fire and other hazard insurance, rent loss insurance and such other insurance as Loan Servicer may require under any Security Instrument, (3) Taxes, and (4) amounts for other charges and expenses which Loan Servicer at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Loan Servicer’s interests.

“Indebtedness” means, with respect to any Person, as of any specified date, without duplication, all:

(a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and (ii) for construction of improvements to property, if such person has a non-contingent contract to purchase such property);

(b) other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument;

(c) obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;

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(d) obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;

(e) liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and

(f) as to any Person (“guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation (“primary obligations”) of any third person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (1) purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (4) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Owner in good faith.

“Indenture” means an Indenture of Trust between an Issuer and a Trustee pursuant to which an issue of Bonds is issued, as amended, supplemented, modified or restated from time to time in accordance with its terms.

“Initial Bonds” has the meaning given that term in Section 5.3(c) of this Agreement.

“Initial Bond Maturity Date” has the meaning given that term in Section 5.3(c) of this Agreement.

“Initial Closing Date” shall mean June 15, 2001.

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“Initial Due Diligence Fees” has the meaning given that term in Section 3.3(8)(a) of this Agreement.

“Initial Hedge Period” shall have the meaning set forth in Section 7.1(1) hereof.

“Initial Mortgaged Properties” means the Multifamily Residential Properties described on Schedule 4 to this Agreement and which represent the Multifamily Residential Properties, which are made part of the Collateral Pool on the Initial Closing Date.

“Initial Origination Fee” has the meaning given that term in Section 3.3(7)(a) of this Agreement.

“Insurance Policy” means, with respect to each Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering such Mortgaged Property.

“Insurance Proceeds” means all insurance proceeds, damages, claims and rights of action and the right thereto under any insurance policies with respect to a Casualty or otherwise insuring and relating to any portion of any Mortgaged Property.

“Interest Advance” shall have the meaning given that term in the applicable Credit Enhancement Instrument.

“Interest Payment Date” shall have the meaning set forth in each Indenture.

“Investment Securities” shall have the meaning given that term in each Indenture.

“Issuer” means the issuer of the applicable Bonds each as identified on Schedule 2 attached hereto or any other issuer consented to in writing by Fannie Mae.

“Issuer’s Fee Advance” shall have the meaning given that term in the applicable Credit Enhancement Instrument.

“Key Principal” shall mean the REIT.

“Lease” means any lease, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

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“Letter of Credit” means a letter of credit issued by an LOC Bank satisfactory to Fannie Mae, naming Fannie Mae as beneficiary in form and substance as attached hereto as Exhibit D.

“Liabilities” shall have the meaning set forth in Section 3.6(2) of this Agreement.

“Lien” means any mortgage, deed of trust, deed to secure debt, charge (whether fixed or floating), pledge, lien, encumbrance, assignment, hypothecation, security interest, conditional sale, capital lease or other title retention, preferential right, trust arrangement or any other encumbrance, security agreement or arrangement securing any obligation of any Person.

“Liquidity Rate” means the number of basis points, as an annual rate, set out in Schedule 3 as the Liquidity Rate, as the same may be amended, modified, supplemented, or restated from time to time.

“Loan” shall have the meaning given that term in each Indenture.

“Loan Servicer” means a multifamily seller and servicer approved by Fannie Mae, which initially shall Prudential Multifamily Mortgage, Inc., a Delaware corporation, and any permitted successor or assign under the Servicing Agreement or any other Person designated by Fannie Mae to service the Loan.

“Loan to Value Ratio” means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of (a) the Allocable Facility Amount of the subject Mortgaged Property on the specified date to (b) the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.

“Loan Year” shall have the meaning given to that term in the attached Schedule 5.

“LOC Bank” means any financial institution issuing the Letter of Credit and meeting the requirements set forth in Section 6.5(2) of this Agreement.

“Manager” means Mid-America Apartment Communities, Inc., a Tennessee corporation or any successor entity or entities hired to manage any Mortgaged Property and approved by Fannie Mae.

“Managing Member” means the managing member of any Borrower.

“Material Adverse Effect” means any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, that could reasonably be expected to have a material adverse change in or a materially adverse effect upon any of (a) the validity, priority, perfection or enforceability of the Borrower’s obligations under this Agreement or any other Borrower Document or the rights or remedies of Fannie Mae hereunder or

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thereunder, (b) the present or future ability of the Borrower to observe or perform the Borrower’s obligations under this Agreement or any other Borrower Document (c) the value of, or Fannie Mae’s ability to have recourse against, any Mortgaged Property, or (d) the condition (financial or otherwise), property, business, or operations of the Borrower.

“Maximum Rate” shall have the meaning given that term in each Indenture.

“Mode” means any of the Weekly Variable Rate, the Reset Rate and the Fixed Rate.

“Monthly Deposit” shall have the meaning set forth in Section 7.3 hereof.

“Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Mortgage” means each Bond Mortgage and each Reimbursement Mortgage with respect to each Mortgaged Property.

“Mortgage Interest Period” means, with respect to each Loan, the period from, and including, the Closing Date, or as the case may be, a Note Interest Payment Date to, but excluding, the next Note Interest Payment Date, or, as the case may be, the maturity date of such Note.

“Mortgage Loan Documents” means, collectively, the Bond Mortgaged Property Loan Documents and the Reimbursement Security Documents relating to all of the Properties.

“Mortgaged Property” means a Multifamily Residential Property (consisting of real property, together with the multifamily rental housing development and related improvements, fixtures and personal property thereon) listed on Schedule 4 attached hereto, as the same may be amended, modified, supplemented or amended and restated pursuant to the terms of this Agreement, and specifically described in each Mortgage and shall include any Additional Mortgaged Property and any Substituted Mortgaged Property and exclude any Released Mortgaged Property; collectively, the “Mortgaged Properties”.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Multifamily Residential Property” means a residential property containing five or more dwelling units which satisfies the requirements of the DUS Guide in order to qualify the Mortgaged Property as a Multifamily Residential Mortgaged Property except as otherwise agreed to by Fannie Mae.

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“Net Operating Income” means, for any specified period, with respect to any Multifamily Residential Property, the aggregate net income during such period equal to Gross Revenues during such period less the aggregate Operating Expenses during such period. If a Mortgaged Property is not owned by a Borrower or an Affiliate of a Borrower for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was owned by a Borrower or an Affiliate of a Borrower shall be the Mortgaged Property’s pro forma net operating income determined by the Loan Servicer in accordance with the underwriting procedures set forth in Chapter 4 of Part III of the DUS Guide (Determination of Loan Amount).

“Next Change Date” has the meaning given that term in Section 7.3(c) of this Agreement.

“Note” means with respect to any Loan, the Multifamily Note (together with all addenda thereto) executed by any Borrower in favor of an Issuer and secured by the applicable Bond Mortgage, as each such note may be amended, supplemented, modified or restated from time to time in accordance with its terms.

“Note Interest Payment Date” has the meaning given to that term in each Note.

“Obligations” means the obligations of each Borrower (a) to pay principal and interest and any other amounts on each Loan relating to the Mortgaged Property owned by such Borrower when due and payable pursuant to the Mortgage Loan Documents; (b) to pay all amounts and make all deposits, including fees, costs, charges and expenses payable under this Agreement and the other Borrower Documents to which such Borrower is a party; (c) to make all required deposits to any and all loan funds, escrow funds, revenue funds, debt service funds, reserve funds, redemption funds or other funds or accounts required to be maintained under the Borrower Documents to which such Borrower is a party; (d) to reimburse Fannie Mae for all Advances, all other sums advanced, costs and expenses incurred and other amounts owing to Fannie Mae in accordance with the terms of this Agreement and any other Borrower Document to which such Borrower is a party; and (e) to observe and perform each of the terms, conditions and provisions of the Borrower Documents to which such Borrower is a party.

“Official Statement” means each Official Statement, or any reoffering or remarketing circular approved by the Borrower and issued in connection which the issuance or remarketing of the Bonds.

“OP” means Mid-America Apartments, L.P., a Tennessee limited partnership.

“Operating Expenses” means, for any period, with respect to any Multifamily Residential Property, all expenses in respect of the Multifamily Residential Property, as determined by the Loan Servicer based on the certified operating statement for such specified period as adjusted to provide for the following: (i) all appropriate types of expenses, including a management fee and deposits to any Replacement Reserve Account (whether funded or not), are included in the total operating expense figure; (ii) upward

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adjustments to individual line item expenses to reflect market norms or actual costs and correct any unusually low expense items, which could not be replicated by a different owner or manager (e.g., a market rate management fee will be included regardless of whether or not a management fee is charged, market rate payroll will be included regardless of whether shared payroll provides for economies, etc.); and (iii) downward adjustments to individual line item expenses to reflect unique or aberrant costs (e.g., non-recurring capital costs, non-operating borrower expenses, etc.).

“Organizational Certificate” means a certificate of the Borrower Agent in the form attached as Exhibit E to this Agreement.

“Organizational Documents” means all certificates, instruments and other documents pursuant to which an organization is organized or operates, including but not limited to, (i) with respect to a corporation, its articles of incorporation and bylaws, (ii) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (iii) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (iv) with respect to a limited liability company, its articles of organization and operating agreement.

“Outstanding” has the meaning given to that term in each Indenture.

“Ownership Interests” means, with respect to any entity, any ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permits” means all permits or similar licenses or approvals issued and/or required by any applicable Governmental Authority in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or any Borrower’s business.

“Permitted Investments” shall have the meaning given that term in each Indenture.

“Permitted Liens” shall mean the exceptions to title approved by Fannie Mae set forth in Schedule B of each title insurance policy issued in connection with each Loan and any other Liens approved by Fannie Mae.

“Person” means a natural person, an estate, a trust, a corporation, a partnership, a limited liability company, association, public body or any other organization or entity (whether governmental or private).

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective

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bargaining agreement or any other agreement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Pledge Agreement” means each Pledged Bonds Custody and Security Agreement by and among a Borrower, a Trustee, as collateral agent for Fannie Mae, and Fannie Mae, as amended, modified, supplemented or restated from time to time.

“Pledged Bond” shall have the meaning given that term in each Indenture.

“Pledged Bond Collateral” means all of the “Collateral” pledged by the Borrower to Fannie Mae under the Pledge Agreement.

“Pledged Bonds Advance” shall have the meaning given that term in the applicable Credit Enhancement Instrument.

“Preliminary Official Statement” means each Preliminary Official Statement of an Issuer relating to the initial offering and sale of an issue of Bonds, together with the documents incorporated therein by reference.

“PRF Test” shall have the meaning given such term in Section 3.4(5) of this Agreement.

“PRF Triggering Event” shall have the meaning given such term in Section 3.4(5) of this Agreement.

“PRF Triggering Notice” has the meaning given that term in Section 3.4(5) of this Agreement.

“Principal Advance” shall have the meaning given that term in the applicable Credit Enhancement Instrument.

“Principal Reserve Fund” shall have the meaning given to that term in each Indenture.

“Principal Reserve Fund Rate” means the number of basis points, as an annual rate, set forth in Schedule 3 as the Principal Reserve Fund Rate, as the same may be amended, modified, supplemented or restated from time to time.

“Prior Bonds”, with respect to any Mortgaged Property, means the tax-exempt multifamily revenue bonds issued prior to the applicable Closing Date secured by a mortgage loan encumbering the respective Mortgaged Property and refunded with the proceeds of an issue of Bonds or with respect to an Additional Mortgaged Property, the tax-exempt multifamily revenue bonds issued prior to the date of execution of an Additional Mortgaged Property Confirmation, secured by a mortgage loan encumbering the Additional Mortgaged Property and refunded with the proceeds of an issue of Bonds.

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“Proceeds” mean all “proceeds” as such term is defined in Section 9-306(1) of the Uniform Commercial Code of the state in which the Collateral is held and, in any event, shall include without limitation, all interest, dividends or other earnings, income or distributions from or in respect of, or from or in respect of investments or reinvestments of, the Cash Collateral, the Mortgaged Property Accounts, each Replacement Reserve Account, the Pledged Bond Collateral, or the Cash Collateral Account, all collections and distributions with respect to each Loan and all other proceeds of Collateral.

“Prohibited Activities or Conditions” shall have the meaning given that term in each Mortgage.

“Property Account” means each Property Account as identified in the Cash Management Agreement.

“Rating Agencies” means S&P and Moody’s Investors Services or any other nationally recognized rating agency acceptable to Fannie Mae.

“Rebate Analyst” means any firm which is selected by any Borrower which is qualified and experienced in the calculation of relatable arbitrage under Section 148 of the Code and compliance with the regulations promulgated under the Code.

“Regulatory Agreement” shall have the meaning given that term in each Indenture.

“Reimbursement Mortgages” means each second priority Security Instrument (including all riders thereto) executed by a Borrower in favor of Fannie Mae on each of the Mortgaged Properties securing the obligations of the Borrower under this Agreement including, without limitation, the obligations under Article IV.

“Reimbursement Security Documents” means, collectively, this Agreement, the Reimbursement Mortgages, the Hedge Documents, the Hedge Assignments, the Cash Management Agreement, the Ancillary Collateral Agreements, the Assignment of Management Agreement, the Pledge Agreements, the Cash Collateral Agreement, the Letter of Credit, title policies, UCC Fixture Filings and Financing Statements, as each such document, agreement or instrument may be amended, supplemented, modified or restated from time to time in accordance with its respective terms.

“REIT” shall mean Mid-America Apartment Communities, Inc., a Tennessee corporation.

“Release Fee” means, with respect to each Mortgaged Property released from the Collateral Pool pursuant to Article VI, a fee equal to $15,000.

“Release Price” has the meaning given that term in Section 6.2(c) of this Agreement.

“Remaining Mortgaged Properties” has the meaning given that term in Section 6.3(f) of this Agreement.

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“Remarketing Agent” means William R. Hough & Company and any permitted successors under the Remarketing Agreement.

“Remarketing Agreement” means each Remarketing Agreement, between any Borrower and the Remarketing Agent and, as applicable, an Issuer, as it may be amended, modified, supplemented or restated from time to time.

“Rent Roll” means, with respect to any Multifamily Residential Property, a rent roll prepared and certified by the owner of the Multifamily Residential Property, on Fannie Mae Form 4243, as set forth in Exhibit III-3 of the DUS Guide, or on another form approved by the Lender and containing substantially the same information as Form 4243 requires.

“Rents and Profits” has the meaning given that term in Section 3.13(3) of this Agreement.

“Replacement Reserve Account” means each replacement reserve account established pursuant to each Replacement Reserve Agreement.

“Replacement Reserve Agreement” means each Replacement Reserve and Security Agreement between any Borrower and Fannie Mae relating to a Mortgage as the same may be amended, modified, supplemented or restated from time to time.

“Request” means either a Collateral Addition Request or a Collateral Release Request.

“Rescinded Payment” has the meaning given that term in Section 4.9 of this Agreement.

“Reset Rate” shall have the meaning given to that term in the Indenture.

“Reset Rate Period” shall have the meaning given to that term in each Indenture.

“S&P” shall mean Standard & Poor’s Credit Markets Services, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Security” has the meaning ascribed in the Securities Act of 1933, as amended.

“Security Instrument” means a written instrument creating a valid lien on a Mortgaged Property, as such instrument may be amended, supplemented, modified or restated from time to time in accordance with its terms. A Security Instrument may be in the form of a mortgage, deed of trust, deed to secure debt or security deed.

“Senior Management” means (i) the Chief Executive Officer, Chairman of the Board, President, Chief Financial Officer and Chief Operating Officer of the Key

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Principal or OP and (ii) any other individuals with responsibility for any of the functions typically performed in a corporation by the officers described in clause (i).

“Servicing Agreement” means any agreement with respect to the servicing of the Loans between Fannie Mae and the entity designated from time to time by Fannie Mae as the Loan Servicer of the Loans, as each such agreement may be amended, restated, supplemented or modified from time to time; provided that the Servicing Agreement may be a Fannie Mae Guide made applicable to the Loans by agreement between Fannie Mae and the Loan Servicer.

“Servicing Payment Date” means the date which is two Business Days prior to the date any payment is due under any Note or any Financing Agreement.

“Seven Year Hedge” has the meaning given that term in 7.3(d) of this Agreement.

“Single-Purpose” means, with respect to a Person which is any form of partnership or corporation or limited liability company, that such Person at all times since its formation:

(a) has been a duly formed and existing partnership, corporation or limited liability company, as the case may be;

(b) has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business;

(c) has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all respects;

(d) has observed all customary formalities regarding its partnership or corporate existence, as the case may be;

(e) has accurately maintained its financial statements, accounting records and other partnership or corporate documents separate from those of any other Person;

(f) has not commingled its assets or funds with those of any other Person;

(g) has accurately maintained its own bank accounts and books and accounts separate from those of any other Person;

(h) has paid its own liabilities from its own separate assets;

(i) has identified itself in all dealings with creditors (other than trade creditors in the ordinary course of business and creditors for the construction of improvements to property on which such Person has a non-contingent contract to purchase such property) under its own name and as a separate and distinct entity;

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(j) has not identified itself as being a division or a part of any other Person;

(k) has not identified any other Person as being a division or a part of such Person;

(l) has been adequately capitalized in light of its contemplated business operations;

(m) has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with this Agreement or the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person;

(n) has not acquired obligations or securities of any other Person;

(o) in relation to a Borrower, except for loans made in the ordinary course of business to Affiliates, has not made loans or advances to any other Person;

(p) has not entered into and was not a party to any transaction with any Affiliate of such Person, except in the ordinary course of business and on terms which are no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(q) has conducted its own business in its own name;

(r) has paid the salaries of its own employees, if any, and maintained a sufficient number of employees in light of its contemplated business operations;

(s) has allocated fairly and reasonably any overhead for shared office space;

(t) has not pledged its assets for the benefit of any other entity or made any loans or advances to any person or entity;

(u) has not engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code;

(v) has not acquired obligations or securities of its partners or Affiliates; and

(w) has corrected any known misunderstanding regarding its separate identity.

“Standby Fee” means, for any month, an amount equal to the product obtained by multiplying: (i) 1/12 by (ii) 24 basis points by (iii) the Unused Capacity for such month.

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“Strategic Plan” has the meaning given that term in Section 2.2(4)(k) of this Agreement.

“Strike Rate” for each Initial Mortgaged Property means 5.86% (the Bond Market Municipal Swap Index used by the Loan Servicer in Underwriting the Loans plus 200 basis points) and for any Additional Mortgaged Property means such percentage as determined at the time by the Loan Servicer pursuant to the requirements of the DUS Guide.

“Subordinated Obligations” has the meaning given that term in Section 4.7(a) of this Agreement.

“Subsequent Hedge” shall have the meaning set forth in Section 7.1(1) hereof.

“Subsequent Hedge Period” shall have the meaning set forth in Section 7.1(1) hereof.

“Subsidiary” means, when used with reference to a specified Person, (i) any Person that, directly or indirectly, through one or more intermediaries, is controlled by the specified Person, (ii) any Person of which the specified Person is, directly or indirectly, the owner of more than 50% of any voting class of Ownership Interests or (iii) any Person (A) which is a partnership and (B) of which the specified Person is a general partner and owns more than 50% of the partnership interests.

“Substituted Cash Collateral” has the meaning given such term in Section 6.2(d) of this Agreement.

“Substituted Mortgaged Property” means each Multifamily Residential Property owned by a Borrower (either in fee simple or as tenant under a ground lease meeting all of the requirements of the DUS Guide) and added to the credit facility evidenced by this Agreement after the Initial Closing Date in connection with the substitution of Collateral as permitted by Section 6.4 of this Agreement.

“Survey” means each as-built surveys of each Mortgaged Property prepared in accordance with the requirements of Section 113, Part III of the DUS Guide, or otherwise approved by the Loan Servicer.

“Swap” means an interest rate swap, and includes an interest rate swap which has its first “calculation period” commencing on the last day of a Reset Rate Period which commences on or after the date such swap was obtained (i.e., a “future” swap).

“Swap Collateral Agreement” means a Credit Support Annex to the schedule to the Swap, if and when executed between Fannie Mae and the Counterparty relating to credit enhancement for swap payments, as it may be amended, modified, supplemented or restated from time to time.

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“Swap Credit Enhancement Rate” means the number of basis points, as an annual rate, set out in Schedule 3 as the Swap Credit Enhancement Rate, as the same may be amended, modified, supplemented or restated from time to time.

“Tax Certificate” shall have the meaning given the term in each Indenture.

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.

“Tender Agent” shall have the meaning given that term in each Indenture.

“Tender Agent Agreement” means any Tender Agent Agreement entered into by and among any Tender Agent, any Issuer and any Borrower, as it may be amended, modified, or supplemented or restated from time to time.

“Tendered Bonds” means Bonds tendered pursuant to the provisions of each Indenture.

“Term” shall have the meaning given that term in Section 9.7 of this Agreement.

“Termination Date” shall have the meaning given that term in each Credit Enhancement Instrument.

“Termination Fee” has the meaning given that term in Section 3.3(4) of this Agreement.

“Tie-In Endorsement” means an endorsement to a Title Insurance Policy which contains substantially the same coverages, and is subject to substantially the same or fewer exceptions (or such other exceptions as the Lender may approve), as the form attached as Exhibit F to this Agreement.

“Title Company” means Fidelity National Title Insurance Company of New York.

“Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to the requirements of Section 111, Part III of the DUS Guide, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Fannie Mae may, from time to time, consider necessary or appropriate, whether or not required by the DUS Guide, including Tie-In Endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in Sections 7(a)(i) and 9(a) of the Stipulations and Conditions of the policy) equal to, in the case of each Bond Mortgage, the aggregate principal amount of the applicable Loan, and, in the case of each Reimbursement Mortgage, the aggregate principal amount of all of the Loans.

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“Trailing 12 Month Period” means, for any specified date, the 12 month period ending with the last day of the most recent Calendar Quarter for which financial statements have been delivered by the Borrower to the Loan Servicer pursuant to Sections 2.2(4)(c) and (d).

“Transfer” means (i) a sale, assignment, lease, pledge, transfer or other disposition (whether voluntary or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, any estate, rights, title or interest in any Mortgaged Property, or any portion thereof, or (ii) a sale, assignment, pledge, transfer or other disposition of any interest in any Borrower other than to another Borrower, or (iii) the issuance or other creation of new ownership interests in any Borrower other than (a) sales of the stock of the Key Principal on the New York Stock Exchange or (b) private placements of ownership interests in any Borrower that do not result in a Change of Control or any other partnership, corporation, real estate investment trust or other entity that has a direct or indirect ownership interest in any Borrower, or (iv) a merger or consolidation of any Borrower into another entity or of another entity into any Borrower other than into another Borrower, or (v) the reconstitution of any Borrower from one type of entity to another type of entity, or (vi) the amendment, modification or any other change in the governing instrument or instruments of any Borrower or the Key Principal which has the effect of changing the relative powers, rights, privileges, voting rights or economic interests of the ownership interests in such Person. “Transfer” does not include (i) a conveyance of any Mortgaged Property at a judicial or non-judicial foreclosure sale under any Security Instrument or (ii) any Mortgaged Property becoming part of a bankruptcy estate by operation of law under the United States Bankruptcy Code.

“Trial Hedge Cost” has the meaning given that term in Section 7.3(c) of this Agreement.

“Trustee” means an entity designated as the “Trustee” under each Indenture.

“UCC” has the meaning given that term in each Indenture.

“Underwriter” means William R. Hough & Company as underwriter of each issue of Bonds, any successors and assigns thereof, and any other underwriter of an issue of Bonds.

“Underwriting Rate” means 7.11% for the Mortgaged Property known as Fairways Apartments, 6.89% for the Mortgaged Property known as Post House North Apartments, and 6.87% for the Mortgaged Property known as Reflection Pointe Apartments.

“Unimproved Real Property” has the meaning given that term in Section 2.4(12)(a) of this Agreement.

“Unused Capacity” means, for any month, (i) the Commitment minus (ii) the aggregate original principal amount of Bonds.

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“Valuation” means, for any specified date, with respect to a Multifamily Residential Property, (a) if an Appraisal of the Multifamily Residential Property was more recently obtained than a Cap Rate for the Multifamily Residential Property, the Appraised Value of such Multifamily Residential Property, or (b) if a Cap Rate for the Multifamily Residential Property was more recently obtained than an Appraisal of the Multifamily Residential Property, the value derived by dividing—

(a) the Net Operating Income of such Multifamily Residential Property for the Trailing 12 Month Period, by

(b) the most recent Cap Rate determined by the Loan Servicer.

Notwithstanding the foregoing, any Valuation for a Multifamily Residential Property calculated for a date occurring before the first anniversary of the date on which the Multifamily Residential Property becomes an Additional Mortgaged Property shall equal the Appraised Value of such Multifamily Residential Property, unless Fannie Mae determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence.

“Voting Equity Capital” means Securities or partnership interests of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors (or Persons performing similar functions).

“Weekly Variable Rate” shall have the meaning given that term in each Indenture.

“Weekly Variable Rate Period” shall have the meaning given that term in each Indenture.

“Withdrawal” means the withdrawal of funds from any Principal Reserve Fund pursuant to the terms of any Indenture.

1.3 Interpretation. The parties to this Agreement acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the other Borrower Documents. Accordingly, the parties agree that any rule of construction which disfavors the drafting party shall not apply in the interpretation of this Agreement and the other Borrower Documents or any statement or supplement or exhibit to this Agreement or to the other Borrower Documents.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1 Representations and Warranties of The Borrower. To induce Fannie Mae to enter into this Agreement and to execute and deliver each Credit Enhancement Instrument, the Borrower hereby makes the representations and warranties set forth in this Section 2.1 to Fannie Mae.

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It is understood and agreed that the representations and warranties set forth in this Section 2.1 shall be made as of the Initial Closing Date and each Closing Date and shall inure to the benefit of Fannie Mae and the Loan Servicer.

2.1(1) Due Organization and Qualification. (i) The REIT is a Tennessee corporation and qualified to transact business and is in good standing in the State of Tennessee. The Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified to do business, and is in good standing, in each state in which it owns a Mortgaged Property is located and in each other jurisdiction in which such qualification and/or standing is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability of the Borrower to perform its obligations under, this Agreement and the other Borrower Documents. Each General Partner is a duly organized and validly existing corporation duly qualified to do business in and in good standing under the laws of the State of Tennessee and in each other jurisdiction in which such qualification and/or standing is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity, the enforceability, or the ability of any Borrower to perform its obligations under this Agreement and the other Borrower Documents. The partners or members of the Borrower and the percentage of their ownership interests and/or capital accounts of such partners are as set forth in Schedule 7 attached hereto. (ii) The Borrower’s principal place of business, principal office and office where they keep their books and records as to the Collateral is located at the address set out in Section 9.5.

2.1(2) Power and Authority. The Borrower has the requisite power and authority (i) to own its property and to carry on their business as now conducted and as contemplated to be conducted in connection with the performance of the Obligations hereunder and under the other Borrower Documents and (ii) to execute and deliver this Agreement and the other Borrower Documents and to carry out the transactions contemplated by this Agreement and the other Borrower Documents.

2.1(3) Due Authorization. The execution, delivery and performance of this Agreement and the other Borrower Documents have been duly authorized by all necessary action and proceedings by or on behalf of the Borrower, and no further approvals or filings of any kind, including any approval of or filing with any Governmental Authority, are required by or on behalf of the Borrower as a condition to the valid execution, delivery and performance by the Borrower of this Agreement or any of the other Borrower Documents, except for such approvals and filings by or with each Issuer in connection with the transactions to be effected by the Borrower Documents which have been obtained or made and which are in full force and effect as of the date hereof.

2.1(4) Valid and Binding Obligations. This Agreement and the other Borrower Documents to which the Borrower is a party have been duly authorized, executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the enforcement of creditors’ rights generally or by equitable principles or by the exercise of discretion by any court.

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2.1(5) Non-contravention; No Liens. Neither the execution and delivery of this Agreement and the other Borrower Documents, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the other Borrower Documents nor the performance of the Obligations:

(a) does or will conflict with or result in any breach or violation of any Applicable Law enacted or issued by any Governmental Authority or other agency having jurisdiction over the Borrower, any of the Mortgaged Properties or any other portion of the Collateral or other assets of the Borrower, or any judgment or order applicable to the Borrower or to which the Borrower, any of the Mortgaged Properties or other assets of the Borrower are subject;

(b) does or will conflict with or result in any material breach or violation of, or constitute a default under, any of the terms, conditions or provisions of the Borrower’s Organizational Documents, any indenture, existing agreement or other instrument to which the Borrower is a party or to which the Borrower, any of the Mortgaged Properties or any other portion of the Collateral or other assets of the Borrower are subject;

(c) does or will result in or require the creation of any Lien on all or any portion of the Collateral or any of the Mortgaged Properties, except for the Permitted Liens; or

(d) does or will require the consent or approval of any creditor of the Borrower, any Governmental Authority or any other Person except such consents or approvals which have already been.

2.1(6) Pending Litigation or Other Proceedings. There is no pending or, to the best knowledge of the Borrower, threatened action, suit, proceeding or investigation, at law or in equity, before any court, board, body or official of any Governmental Authority or arbitrator against or affecting any Borrower, Mortgaged Property or any other portion of the Collateral or other assets of the Borrower, which, if decided adversely to the Borrower, would have, or may reasonably be expected to have, a Material Adverse Effect or would adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes. The Borrower is not in default with respect to any order of any Governmental Authority.

2.1(7) Solvency. The Borrower is not insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement or the other Borrower Documents and after giving effect to such transactions, the Borrower will not be left with an unreasonably small amount of capital with which to engage in its business or undertakings, nor will the Borrower have incurred, have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Borrower did not receive less than a reasonably equivalent value in exchange for incurrence of the Obligations. There (i) is no contemplated, pending or, to the best of the Borrower’s knowledge, threatened bankruptcy, reorganization, receivership, insolvency or like proceeding, whether voluntary or involuntary, affecting the Borrower, any General Partner, any Key Principal or any of the Mortgaged

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Properties and (ii) has been no assertion or exercise of jurisdiction over the Borrower or any of the Mortgaged Properties by any court empowered to exercise bankruptcy powers.

2.1(8) No Contractual Defaults. There are no defaults by the Borrower or, to the knowledge of the Borrower, by any other Person under any contract to which the Borrower is a party relating to any Mortgaged Property, including any management, rental, service, supply, security, maintenance or similar contract, other than defaults which do not permit the non-defaulting party to terminate the contract and which do not have, and are not reasonably be expected to have, a Material Adverse Effect. Neither the Borrower nor, to the knowledge of the Borrower, any other Person, has received notice or has any knowledge of any existing circumstances in respect of which it could receive any notice of default or breach in respect of any contracts affecting or concerning any Mortgaged Property.

2.1(9) Compliance with the Borrower Documents. The Borrower is in compliance with all provisions of the Borrower Documents to which it is a party or by which it is bound. The representations and warranties made by the Borrower in the Borrower Documents are true, complete and correct as of the Closing Date and do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no Defaults or Events of Default.

2.1(10) ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA and has not incurred any liability to the PBGC on a Plan under Title IV of ERISA. Neither the Borrower nor any mentor of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan. The assets of the Borrower constitute plan assets (within the meaning of Department of Labor Regulation § 2510.3-101) of any employee benefit plan subject to Title I of ERISA.

2.1(11) Financial Information. The financial projections relating to the Borrower and delivered to the Loan Servicer, on behalf of Fannie Mae, on or prior to each Closing Date, if any, were prepared on the basis of assumptions believed by the Borrower, in good faith at the time of preparation, to be reasonable and the Borrower is not aware of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect; provided, however, that no representation or warranty is made that any result set forth in such financial projections shall be achieved. The financial statements of the Borrower which have been furnished to the Loan Servicer, on behalf of Fannie Mae, are complete and accurate in all material respects and present fairly the financial condition of the Borrower, as of their respective dates in accordance with GAAP, applied on a consistent basis, and since the date of the most recent of such financial statements no event has occurred which would have, or may reasonably be expected to have a Material Adverse Effect, and there has not been any material transaction entered into by the Borrower other than transactions in the ordinary course of business. The Borrower has no material contingent obligations which are not otherwise disclosed in its most recent financial statements.

2.1(12) Accuracy and Completeness of Information. No information, statement or report furnished in writing to the Loan Servicer or Fannie Mae by the Borrower in connection with this Agreement or any other Borrower Document or in connection

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with the consummation of the transactions contemplated hereby and thereby (the “Furnished Materials”) contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and the representations and warranties of the Borrower and the statements, information and descriptions contained in the Furnished Materials, as of the Closing Date, are true, correct and complete in all material respects, do not contain any untrue statement or misleading statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary to make the certifications, representations, warranties, statements, information and descriptions contained therein, in light of the circumstances under which they were made, not misleading; and the estimates and the assumptions contained in the Furnished Materials and in any certificate of the Borrower delivered as of the Closing Date are reasonable and based on the best information available to the Borrower.

2.1(13) No Conflicts of Interest. To the best knowledge of the Borrower, no member, officer, agent or employee of the Loan Servicer has been or is in any manner interested, directly or indirectly, in that Person’s own name, or in the name of any other Person, in the Borrower Documents, the Borrower or any Mortgaged Property, in any contract for Mortgaged Property or materials to be furnished or used in connection with such Mortgaged Property or in any aspect of the transactions contemplated by the Borrower Documents.

2.1(14) Governmental Approvals. No Governmental Approval not already obtained or made is required for the execution and delivery of this Agreement or any other Borrower Document or the performance of the terms and provisions hereof or thereof by the Borrower.

2.1(15) Governmental Orders. The Borrower is not presently under any cease or desist order or other orders of a similar nature, temporary or permanent, of any Governmental Authority which would have the effect of preventing or hindering performance of its duties hereunder, nor are there any proceedings presently in progress or to its knowledge contemplated which would, if successful, lead to the issuance of any such order.

2.1(16) No Reliance. The Borrower acknowledges, represents and warrants that it understands the nature and structure of the transactions contemplated by this Agreement and the other Borrower Documents (including, without limitation, the cross-collateralization and cross-default of the Obligations), that it is familiar with the provisions of all of the documents and instruments relating to such transactions; that it understands the risks inherent in such transactions, including the risk of loss of all or any of the Mortgaged Properties; and that it has not relied on any Issuer, the Loan Servicer or Fannie Mae for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Agreement or any other Borrower Document or otherwise relied on any Issuer, the Loan Servicer or Fannie Mae in any manner in connection with interpreting, entering into or otherwise in connection with this Agreement, any other Borrower Document or any of the matters contemplated hereby or thereby.

2.1(17) Compliance with Applicable Laws. The Borrower is in compliance with Applicable Law, including all Governmental Approvals, if any, except for such items of noncompliance that, singly or in the aggregate, have not had and are not reasonably

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expected to cause, a Material Adverse Effect. Other than those laws referenced in the Regulatory Agreement, there are no state or local Applicable Laws regarding rents, occupancy or resale restrictions which adversely affect any Mortgaged Property.

2.1(18) Affiliate Contracts. Except as otherwise approved in writing by the Loan Servicer, the Borrower has not entered into and is not a party to any contract, lease or other agreement with any Affiliate of the Borrower for the provision of any service, materials or supplies to any Mortgaged Property (including any contract, lease or agreement for the provision of Mortgaged Property management services, cable television services or equipment, gas, electric or other utilities, security services or equipment, laundry services or equipment or telephone services or equipment).

Fannie Mae hereby approves the Property Management Agreement between the Borrower and Manager delivered to the Loan Servicer on or prior to the Closing Date.

2.1(19) Lines of Business. The Borrower is not engaged in any businesses other than the acquisition, ownership, development, construction, leasing, financing or management of Multifamily Residential Properties, and the conduct of these businesses does not violate the Organizational Documents pursuant to which it is formed.

2.1(20) Status as a Real Estate Investment Trust. The REIT is qualified, and is taxed as, a real estate investment trust under Subchapter M of the Code, and is not engaged in any activities which would jeopardize such qualification and tax treatment.

2.1(21) Title. The Borrower has good, valid, marketable and indefeasible title in fee to the applicable Mortgaged Property, free and clear of all Liens whatsoever except the Permitted Liens. Each Bond Mortgage, if and when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create a valid, perfected first lien on each respective Mortgaged Property (including the Leases, the rents and all rights to collect rents thereunder), subject only to Permitted Liens. Each Reimbursement Mortgage, if and when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create a valid, perfected second lien on each respective Mortgaged Property (including the Leases, the rents and all rights to collect rents thereunder), subject only to the Bond Mortgage and Permitted Liens. Except for any Permitted Liens, there are no Liens or claims for work, labor or materials affecting any Mortgaged Property which are or may be prior to, subordinate to, or of equal priority with, the Liens created by the Mortgage Loan Documents. The Borrower represents and warrants that, with the exception of each Regulatory Agreement, the Permitted Liens do not have, and may not reasonably be expected to have, a Material Adverse Effect.

2.1(22) Impositions. The Borrower has filed all property and similar tax returns required to has been filed by it with respect to each Mortgaged Property and has paid and discharged, or caused to be paid and discharged, all installments for the payment of all Taxes due to date, and all other material Impositions imposed against, affecting or relating to each Mortgaged Property other than those which have not become due, together with any fine,

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penalty, interest or cost for nonpayment pursuant to such returns or pursuant to any assessment received by it, provided, however, that if the Borrower contest in good faith and by appropriate proceeding the validity or applicability of any Imposition, provides to the Loan Servicer security in such amount and in such form as the Loan Servicer may reasonably require, then compliance with the Imposition in question shall be suspended during the pendency of such contest. The Borrower has no knowledge of any new proposed Tax, levy or other governmental or private assessment or charge in respect of any Mortgaged Property which has not been disclosed in writing to the Loan Servicer.

2.1(23) Zoning. Each Mortgaged Property complies in all material respects with all Applicable Laws affecting such Mortgaged Property. Without limiting the foregoing, all material Permits, including certificates of occupancy, to the extent issued by the applicable jurisdiction, have been issued and are in full force and effect. Neither the Borrower nor, to the knowledge of the Borrower, any former owner of any Mortgaged Property, has received any written notification or threat of any actions or proceedings regarding the noncompliance or nonconformity of any Mortgaged Property with any Applicable Laws or Permits, nor is the Borrower otherwise aware of any such pending actions or proceedings.

2.1(24) Leases. The Borrower has delivered to the Loan Servicer a true and correct copy of its form apartment lease for each applicable Mortgaged Property (and, with respect to leases executed prior to the date on which the Borrower first owned the Mortgaged Property, the form apartment lease used for such leases), and each Lease with respect to such Mortgaged Property is in the form thereof, with no material modifications thereto, except as previously disclosed in writing to the Loan Servicer. Except as set forth in a Rent Roll, no Lease for any unit in any Mortgaged Property (i) is for a term in excess of one year, including any renewal or extension period unless such renewal or extension period is subject to termination by the Borrower upon not more than 30 days’ written notice, (ii) provides for prepayment of more than one month’s rent, or (iii) was entered into in other than the ordinary course of business.

2.1(25) Rent Roll. The Borrower has executed and delivered to the Loan Servicer a Rent Roll for each applicable Mortgaged Property, each dated as of and delivered within 30 days prior to the Closing Date. Each Rent Roll sets forth each and every unit subject to a Lease which is in full force and effect as of the date of such Rent Roll. The information set forth on each Rent Roll is true, correct and complete in all material respects as of its date and there has occurred no material adverse change in the information shown on any Rent Roll from the date of each such Rent Roll to the Closing Date. Except as disclosed in the Rent Roll with respect to each Mortgaged Property or otherwise previously disclosed in writing to the Loan Servicer, no Lease is in effect as of the date of the Rent Roll with respect to such Mortgaged Property.

2.1(26) Status of Landlord under Leases. Except for any assignment of leases and rents which is a Permitted Lien or which is to be released in connection with the consummation of the transactions contemplated by this Agreement, the Borrower is the owner and holder of the landlord’s interest under each of the Leases of units in each applicable Mortgaged Property and there are no prior outstanding assignments of any such Lease, or any

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portion of the rents, additional rents, charges, issues or profits due and payable or to become due and payable thereunder.

2.1(27) Enforceability of Leases. Each Lease constitutes the legal, valid and binding obligation of the Borrower and, to the knowledge of the Borrower, of each of the other parties thereto, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization or other similar laws relating to creditors’ rights generally, and equitable principles, and except as disclosed in writing to the Loan Servicer, no notice of any default by the Borrower which remains uncured has been sent by any tenant under any such Lease, other than defaults which do not have, and are not reasonably expected to have, a Material Adverse Effect on the Mortgaged Property subject to the Lease.

2.1(28) No Lease Options. No Lease contains any option to purchase, right of first refusal or any other similar provision other than a right of first refusal relating to a condominium board or similar organization’s rights with respect to any condominium unit in any Property. No option to purchase, right of first refusal or similar right exists with respect to any Property.

2.1(29) Insurance. The Borrower has delivered to the Loan Servicer true and correct certified copies of all Insurance Policies currently in effect as of the date of this Agreement with respect to the Mortgaged Property which it owns. Each such Insurance Policy complies in all material respects with the requirements set forth in the Borrower Documents.

2.1(30) Tax Parcels. Each Mortgaged Property is on one or more separate tax parcels, and each such parcel (or parcels) is (or are) separate and apart from any other Mortgaged Property.

2.1(31) Encroachments. Except as disclosed on the Survey with respect to each Mortgaged Property, none of the improvements located on any Mortgaged Property encroaches upon the property of any other Person or upon any easement encumbering the Mortgaged Property, nor lies outside of the boundaries and building restriction lines of such Mortgaged Property and no improvement located on property adjoining such Mortgaged Property lies within the boundaries of or in any way encroaches upon such Mortgaged Property.

2.1(32) Independent Unit. Except for Permitted Liens and as disclosed on Schedule 6 to this Agreement, or as disclosed in a Title Insurance Policy or Survey for the Mortgaged Property, each Mortgaged Property is an independent unit which does not rely on any drainage, sewer, access, parking, structural or other facilities located on any Property not included either in such Mortgaged Property or on public or utility easements for the (i) fulfillment of any zoning, building code or other requirement of any Governmental Authority that has jurisdiction over such Mortgaged Property, (ii) structural support, or (iii) the fulfillment of the requirements of any Lease or other agreement affecting such Mortgaged Property. The Borrower, directly or indirectly, has the right to use all amenities, easements, public or private utilities, parking, access routes or other items necessary or currently used for the operation of each Mortgaged Property. All public utilities are installed and operating at each Mortgaged Property and all billed installation and connection charges have been paid in full. Each Mortgaged Property is either (x) contiguous to or (y) benefits from an irrevocable

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unsubordinated easement permitting access from such Mortgaged Property to a physically open, dedicated public street, and has all necessary permits for ingress and egress and is adequately serviced by public water, sewer systems and utilities. No building or other improvement not located on a Mortgaged Property relies on any part of the Mortgaged Property to fulfill any zoning requirements, building code or other requirement of any Governmental Authority that has jurisdiction over the Mortgaged Property, for structural support or to furnish to such building or improvement any essential building systems or utilities.

2.1(33) Condition of Mortgaged Property. Except as disclosed in any third party report delivered to the Loan Servicer prior to the applicable Closing Date, or otherwise disclosed in writing by the applicable Borrower to the Loan Servicer prior to such Closing Date, each Mortgaged Property is in good condition, order and repair, there exist no structural or other material defects in such Mortgaged Property (whether patent or, to the best knowledge of the Borrower, latent or otherwise) and the Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in such Mortgaged Property, or any part of it, which would adversely affect the insurability of such Mortgaged Property or cause the imposition of extraordinary premiums or charges for insurance or of any termination or threatened termination of any policy of insurance or bond. No claims have been made against any contractor, architect or other party with respect to the condition of any Mortgaged Property or the existence of any structural or other material defect therein. No Mortgaged Property has been materially damaged by casualty which has not been fully repaired or for which insurance proceeds have not been received or are not expected to be received except as previously disclosed in writing to the Loan Servicer. There are no proceedings pending for partial or total condemnation of any Mortgaged Property except as disclosed in writing to the Loan Servicer. No Mortgaged Property is under construction or substantial rehabilitation.

2.1(34) No Defaults Relating to Prior Bonds. The Borrower does not have any knowledge of any event or condition that remains uncured that would constitute an event of default or which, with the lapse of time, if not cured, or with the giving of notice or both, would become an event of default under the regulatory agreement, the mortgage loan documents, the reimbursement agreement with the existing credit facility provider or any other document executed in connection with the Prior Bonds. The Borrower has complied in all material respects with the requirements of each loan agreement executed in connection with the Prior Bonds.

2.1(35) Compliance with Tax Certificate. The Borrower has not taken any action, or permitted to be taken any action that is within the control of the Borrower, that would impair the exclusion from gross income for federal income tax purposes of the interest payable on any of the Prior Bonds. The Borrower is in compliance with all material requirements of the Tax Certificate relating to the Prior Bonds.

2.1(36) Official Statement. The statements and information set forth in each Official Statement (other than the information under the subheadings “the Issuer”, “Fannie Mae” and “Tax Matters”) are each true, complete and correct as of its date and, as of the applicable Closing Date relating to the Bonds to which such Official Statement pertains, do not contain any untrue statement of material fact or omit to state a material fact required to be stated

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therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

2.1(37) Single Purpose Entity. From and after the date upon which the effectiveness of Section 3.13(1) has terminated pursuant to Section 3.13(2), the Borrower is a Single Purpose entity and its only assets are the Mortgaged Properties.

2.1(38) Commercial Leases. Except as disclosed on Schedule 8 attached hereto, there are no commercial leases affecting any Mortgaged Property.

2.1(39) Absence of Default in Payment of Indebtedness. The Borrower is not in default in the payment of the principal of or interest on any of its Indebtedness for borrowed money and no event of default under any instrument under and subject to which any Indebtedness has been incurred, has occurred and is continuing, and no event has occurred and is continuing under the provisions of any such instrument which with the lapse of time or the giving of notice, or both, would constitute an event of default under any such instrument.

2.2 Affirmative Covenants of the Borrower. Each Borrower enters into the covenants and agreements with Fannie Mae set forth in this Section 2.2. Each Borrower covenants and agrees that continuously during the Term of this Agreement:

2.2(1) Compliance with the Borrower Documents. The Borrower shall comply with all the terms and conditions of the Borrower Document to which it is a party or by which it is bound; provided, however, that the Borrower’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Borrower Document and shall use its best efforts to cause the Trustee at all times to comply with the terms of the Bond Documents to which it is a party.

2.2(2) Maintenance of Existence. The Borrower shall maintain its existence and continue to be a limited partnership or corporation, as the case may be, organized under the laws of the state of its organization. The Borrower shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Borrower Document.

2.2(3) Maintenance of REIT Status; Ownership Structure. During the Term of this Agreement, the REIT shall qualify, and be taxed as, a real estate investment trust under Subchapter M of the Internal Revenue Code and will not be engaged in any activities which would jeopardize such qualification and tax treatment.

2.2(4) Financial Statements; Accountants’ Reports; Other Information. The Borrower shall keep and maintain at all times complete and accurate books of accounts and records in sufficient detail to correctly reflect (x) all of the Borrower’s financial transactions and assets and (y) the results of the operation of each Mortgaged Property and copies of all written contracts, Leases and other instruments which affect each Mortgaged Property (including all bills, invoices and contracts for electrical service, gas service, water and

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sewer service, waste management service, telephone service and management services). In addition, the Borrower shall furnish, or cause to be furnished, to Loan Servicer, and upon Fannie Mae’s request, to Fannie Mae:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of its fiscal year during the Term of this Agreement, the audited balance sheet of the REIT and its Subsidiaries as of the end of such fiscal year, the audited statement of income, equity and retained earnings of the Key Principal and its Subsidiaries for such fiscal year and the audited statement of cash flows of the Key Principal and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, prepared in accordance with GAAP, consistently applied, and accompanied by a certificate of the Key Principal’s independent certified public accountants to the effect that such financial statements have been prepared in accordance with GAAP, consistently applied, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated, with such certification to be free of exceptions and qualifications as to the scope of the audit or as to the going concern nature of the business.

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after each of the first three fiscal quarters of each fiscal year during the Term of this Agreement, the unaudited balance sheet of the Key Principal and its Subsidiaries as of the end of such fiscal quarter, the unaudited statement of income and retained earnings of the Key Principal and its Subsidiaries and the unaudited statement of cash flows of the Key Principal and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, accompanied by a certificate of the Chief Financial Officer of the Key Principal to the effect that such financial statements have been prepared in accordance with GAAP, consistently applied, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated subject to year end adjustments in accordance with GAAP.

(c) Quarterly Property Statements. As soon as available, and in any event within 45 days after each Calendar Quarter, a statement of income and expenses of each Mortgaged Property accompanied by a certificate of the Chief Financial Officer of the Key Principal to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated.

(d) Annual Property Statements. On an annual basis within forty-five (45) days of the end of its fiscal year, an annual statement of income and expenses of each Mortgaged Property accompanied by a certificate of the Chief Financial Officer of the Key Principal to the effect that each such statement of

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income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated.

(e) Updated Rent Rolls. Upon the Loan Servicer’s or Fannie Mae’s request (but not more frequently than quarterly), a current Rent Roll for each Mortgaged Property, showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable, the rent paid and any other information requested by the Loan Servicer or Fannie Mae and accompanied by a certificate of the Chief Financial Officer of the Key Principal to the effect that each such Rent Roll fairly, accurately and completely presents the information required therein.

(f) Security Deposit Information. Upon the Loan Servicer’s request, an accounting of all security deposits held in connection with any Lease of any part of any Mortgaged Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name and telephone number of the person to contact at such financial institution, along with any authority or release necessary for the Loan Servicer to access information regarding such accounts.

(g) Security Law Reporting Information. So long as the Key Principal is a reporting company under the Securities and Exchange Act of 1934, promptly upon becoming available, (a) copies of all financial statements, reports and proxy statements sent or made available generally by the Key Principal, any Borrower, or any of their Affiliates, to their respective security holders, (b) all regular and periodic reports and all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or a similar form) and prospectuses, if any, filed by the Key Principal, any Borrower, or any of their Affiliates, with the Securities and Exchange Commission or other Governmental Authorities, and (c) all statements made available generally by the Key Principal, any Borrower, or any of their Affiliates, to the public concerning material developments in the business of the Key Principal or other party.

(h) Accountants’ Reports. Promptly upon receipt thereof, copies of any reports or management letters submitted to the Borrower by its independent certified public accountants in connection with the examination of its financial statements made by such accountants (except for reports otherwise provided pursuant to subsection (a) above); provided, however, that the Borrower shall only be required to deliver such reports and management letters to the extent that they relate to the Key Principal, any Borrower or any Mortgaged Property.

(i) Annual Budgets. Promptly, and in any event within 60 days after the start of its fiscal year, an annual budget for each Mortgaged Property for such fiscal year, setting forth an estimate of all of the costs and expenses, including capital expenses, of maintaining and operating each Mortgaged Property.

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(j) Key Principal Plans and Projections. If prepared by the Key Principal, within 90 days after the beginning of each fiscal year, copies of (1) the Key Principal’s business plan for the current and the succeeding two fiscal years, (2) the Key Principal’s annual budget (including capital expenditure budgets) and projections for each Mortgaged Property; and (3) the Key Principal’s financial projections for the current and the succeeding two fiscal years, as prepared by the Key Principal’s Chief Financial Officer and in a format and with such detail as the Loan Servicer may require.

(k) Strategic Plan. Within 90 days after the end of each fiscal year of the Key Principal, the Key Principal shall deliver to the Loan Servicer a written narrative discussing the Key Principal’s publicly disclosed short and long range plans, including its plans for operations, mergers, acquisitions and management, and accompanied by supporting financial projections and schedules, certified by a member of Senior Management as true, correct and complete (“Strategic Plan”) If the Key Principal’s or any other Borrower’s Strategic Plan materially changes, then such person shall deliver to the Loan Servicer the Strategic Plan as so changed.

(l) Annual Rental and Sales Comparable Analysis. Within 30 days after the Loan Servicer’s request, a rental and sales comparable analysis of the local real estate market in which each Mortgaged Property is located, in a form approved by the Loan Servicer.

(m) Federal Tax Returns. Upon request of Loan Servicer, the Federal Tax Returns of the Key Principal.

(n) Other Reports. Promptly upon receipt thereof, all schedules, financial statements or other similar reports delivered by the Borrower pursuant to the Borrower Documents or requested by the Loan Servicer with respect to the Borrower’s business affairs or condition (financial or otherwise) or any of the Mortgaged Properties.

(o) Certification. All certifications required to be delivered pursuant to this Section 2.2(4) shall run directly to and be for the benefit of Loan Servicer and Fannie Mae.

2.2(5) Certificate of Compliance. The Borrower shall deliver to the Loan Servicer concurrently with the delivery of the financial statements and/or reports required to be delivered pursuant to Section 2.2(4)(a) and (b) above a certificate signed by the Chief Financial Officer of the Key Principal stating that, to the best knowledge of such individual following reasonable inquiry, (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 2.6 on the date of such financial statements, and (ii) stating that, to the best knowledge of such individual following reasonable inquiry, no Event of Default or Default has occurred, or if an Event of Default or Default has occurred, specifying the nature thereof in reasonable detail and the action which the Borrower is taking or proposes to take with respect thereto. Any certificate required

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by this Section 2.2(5) shall run directly to and be for the benefit of Loan Servicer and Fannie Mae.

2.2(6) Maintain Licenses. The Borrower shall procure and maintain in full force and effect all licenses, Permits, charters and registrations which are material to the conduct of its business and shall abide by and satisfy all the material terms and conditions of all such licenses, Permits, charters and registrations.

2.2(7) Access to Records; Discussions With Officers and Accountants. To the extent permitted by law and in addition to the applicable requirements of the Security Instruments, the Borrower shall permit the Loan Servicer:

(a) to inspect, make copies and abstracts of, and has reviewed or audited, such of the Borrower’s books and records as may relate to the Obligations or any Mortgaged Property;

(b) to discuss the Borrower’s affairs, finances and accounts with any of the Borrower’s officers, partners and employees;

(c) to discuss the Mortgaged Properties’ conditions, operations or maintenance with the managers of such Mortgaged Properties and the officers and employees of the Borrower;

(d) to discuss the Borrower’s affairs, finances and accounts with its independent public accountants; and

(e) to receive any other information that the Loan Servicer deems reasonably necessary or relevant in connection with any Advance, any Borrower Document or the Obligations.

Notwithstanding the foregoing, prior to an Event of Default or Default and in the absence of an emergency, all inspections shall be conducted at reasonable times during normal business hours upon reasonable notice to the Borrower.

2.2(8) Inform Loan Servicer of Material Events. The Borrower shall promptly inform the Loan Servicer (and in the case of (a) or (d) below Fannie Mae) in writing of any of the following (and shall deliver to the Loan Servicer copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which the Borrower has actual knowledge:

(a) Defaults. The occurrence of any Event of Default or any Default under this Agreement or any other Borrower Document;

(b) Regulatory Proceedings. The commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or may reasonably be expected to have, a Material Adverse Effect or adversely affect the tax exempt status of the interest payable on the Bonds;

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(c) Legal Proceedings. The commencement or threat of, or amendment to, any proceedings by or against the Borrower in any Federal, state or local court or before any Governmental Authority, or before any arbitrator, which, if adversely determined, would have, or at the time of determination may reasonably be expected to have, a Material Adverse Effect or adversely affect the tax exempt status of the interest payable on the Bonds;

(d) Bankruptcy Proceedings. The commencement of any proceedings by or against the Key Principal, any Borrower or any General Partner under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for the Key Principal, any Borrower or any General Partner;

(e) Regulatory Supervision or Penalty. The receipt of notice from any Governmental Authority having jurisdiction over the Borrower that (A) the Borrower is being placed under regulatory supervision, (B) any license, Permit, charter, membership or registration material to the conduct of the Borrower’s business or the Mortgaged Properties is to be suspended or revoked or (C) the Borrower is to cease and desist any practice, procedure or policy employed by the Borrower, as the case may be, in the conduct of its business, and such cessation would have, or may reasonably be expected to have, a Material Adverse Effect or would adversely affect the tax exempt status of the interest payable on the Bonds;

(f) Environmental Claim. The receipt from any Governmental Authority or other Person of any notice of violation, claim, demand, abatement, order or other order or direction (conditional or otherwise) for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, pollution, contamination or other adverse effects on the environment, removal, cleanup or remedial action or for fines, penalties or restrictions, resulting from or based upon (a) the existence or occurrence, or the alleged existence or occurrence, of a Hazardous Substance Activity or (b) the violation, or alleged violation, of any Hazardous Materials Laws in connection with any Mortgaged Property or any of the other assets of a Borrower;

(g) Material Adverse Effects. The occurrence of any act, omission, change or event which has a Material Adverse Effect, subsequent to the date of the most recent audited financial statements of the Borrower delivered to the Loan Servicer pursuant to Section 2.2(4);

(h) Accounting Changes. Any material change in any Borrower’s accounting policies or financial reporting practices;

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(i) Legal and Regulatory Status. The occurrence of any act, omission, change or event, including any Governmental Approval, the result of which is to change or alter in any way the legal or regulatory status of any Borrower;

(j) Default on Indebtedness. The occurrence of any event that results in or could result in (i) any imminent default, default or waiver of default in respect of any Indebtedness having an unpaid principal balance of $1,000,000 or more, (ii) the failure of any Borrower to pay when due or within any applicable grace period any Indebtedness of any Borrower, or (iii) any Indebtedness of any Borrower becoming due and payable before its normal maturity by reason of a default or event of default, however described, or any other event of default shall occur and continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness;

(k) Counterparty Rating Downgrade. The receipt of notice from the Counterparty (as hereinafter defined) that the unsecured, unsubordinated long term obligations of the Counterparty are at any time rated below “AA minus” by S&P or below “Aa3” by Moody’s.

2.2(9) Inspection. The Borrower shall permit any Person designated by Fannie Mae (including the Loan Servicer): (i) to make entries upon and inspections of the Mortgaged Properties; and (ii) to otherwise verify, examine and inspect the amount, quantity, quality, value and/or condition of, or any other matter relating to, any Mortgaged Property; provided, however, that prior to an Event of Default or Default and in the absence of an emergency, all such entries, examinations and inspections shall be conducted at reasonable times during normal business hours upon reasonable notice to the Borrower.

2.2(10) Compliance with Applicable Laws. The Borrower shall comply in all material respects with all Applicable Laws now or hereafter affecting any Mortgaged Property or any part of any Mortgaged Property or requiring any alterations, repairs or improvements to any Mortgaged Property. The Borrower shall procure and continuously maintain in full force and effect, and shall abide by and satisfy all material terms and conditions of all Permits.

2.2(11) Warranty of Title. The Borrower shall warrant and defend (a) the title to each Mortgaged Property and every part of each Mortgaged Property, subject only to Permitted Liens, and (b) the validity and priority of the lien of the applicable Borrower Documents, subject only to Permitted Liens, in each case against the claims of all Persons whatsoever. The Borrower shall reimburse Fannie Mae for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Fannie Mae if an interest in any Mortgaged Property, other than with respect to a Permitted Lien, is claimed by others.

2.2(12) Defense of Actions. The Borrower shall appear in and defend any action or proceeding purporting to affect the security for this Agreement or the rights or powers of Fannie Mae or the Loan Servicer hereunder or under the Mortgage Loan Documents, and shall, pursuant to Section 3.3 of this Agreement, pay all costs and expenses, including the

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cost of evidence of title and reasonable attorneys’ fees, in any such action or proceeding in which Fannie Mae or the Loan Servicer may appear. If the Borrower fails to perform any of the covenants or agreements contained in this Agreement or any Mortgage Loan Document, or if any action or proceeding is commenced that is not diligently defended by the Borrower which affects in any material respect Fannie Mae’s or the Trustee’s interest in any Mortgaged Property or any part thereof, including eminent domain, code enforcement or proceedings of any nature whatsoever under any Applicable Law, whether now existing or hereafter enacted or amended, then Fannie Mae or the Loan Servicer may, but without obligation to do so and without notice to or demand upon the Borrower and without releasing the Borrower from any Obligation, make such appearances, disburse such sums and take such action as Fannie Mae or the Loan Servicer deems necessary or appropriate to protect Fannie Mae’s or the Trustee’s interest, including disbursement of attorney’s fees, entry upon such Mortgaged Property to make repairs or take other action to protect the security of said Mortgaged Property, and payment, purchase, contest or compromise of any encumbrance, charge or lien which in the judgment of Fannie Mae or the Loan Servicer appears to be prior or superior to the Mortgage Loan Documents. In the event (i) that any Mortgage is foreclosed in whole or in part or that any Mortgage Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, or (ii) of the foreclosure of any mortgage, deed to secure debt, deed of trust or other security instrument prior to or subsequent to any Mortgage or any Mortgage Loan Document in which proceeding Fannie Mae or the Loan Servicer is made a party or (iii) of the bankruptcy of the Borrower or the Key Principal an assignment by the Borrower for the benefit of their respective creditors, the Borrower or the Key Principal shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including actual attorneys’ fees in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

2.2(13) Alterations to the Mortgaged Properties. Except as otherwise provided in the Borrower Documents, the Borrower shall have the right to undertake any alteration, improvement, demolition, removal or construction (collectively, “Alterations”) to the Mortgaged Property which it owns without the prior consent of Fannie Mae; provided, however, that in any case, no such Alteration shall be made to any Mortgaged Property without the prior written consent of Fannie Mae if (i) such Alteration could reasonably be expected to adversely affect the value of such Mortgaged Property or its operation as a multifamily housing facility in substantially the same manner in which it is being operated on the date such property became Collateral, (ii) the construction of such Alteration could reasonably be expected to result in interference to the occupancy of tenants of such Mortgaged Property such that tenants in occupancy with respect to five percent (5%) or more of the Leases would be permitted to terminate their Leases or to abate the payment of all or any portion of their rent, or (iii) such Alteration will be completed in more than 12 months from the date of commencement or in the last year of the Term of this Agreement. Notwithstanding the foregoing, the Borrower must obtain the Loan Servicer’s prior written consent to construct Alterations with respect to the Mortgaged Property costing in excess of, with respect to any Mortgaged Property, the number of units in such Mortgaged Property multiplied by $2,000, but in any event, costs in excess of $350,000 and the Borrower must give prior written notice to the Loan Servicer of its intent to construct Alterations with respect to such Mortgaged Property costing in excess of $150,000; provided, however, that the preceding requirements shall not be applicable to Alterations made,

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conducted or undertaken by the Borrower as part of the Borrower’s routine maintenance and repair of the Mortgaged Properties as required by the Borrower Documents.

2.2(14) ERISA. The Borrower shall at all times remain in compliance in all material respects with all applicable provisions of ERISA and similar requirements of the PBGC.

2.2(15) Document Taxes. If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax) of Fannie Mae (or any transferee or assignee thereof, including a participation holder)) (“Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Borrower Documents or the obligations secured thereby, the interest of Fannie Mae in the Mortgaged Properties, or Fannie Mae by reason of or as holder of the Borrower Documents, the Borrower shall pay all such Document Taxes to, for, or on account of Fannie Mae (or provide funds to Fannie Mae for such payment, as the case may be) as they become due and payable and shall promptly furnish proof of such payment to Fannie Mae, as applicable. In the event of passage of any law or regulation permitting, authorizing or requiring such Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Fannie Mae may prohibit the Borrower from paying the Document Taxes to or for Fannie Mae, the Borrower shall enter into such further instruments as may be permitted by law to obligate the Borrower to pay such Document Taxes.

2.2(16) Further Assurances. The Borrower, at the request of Fannie Mae or the Loan Servicer, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Fannie Mae or the Loan Servicer from time to time may request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Borrower Documents or to subject the Collateral to the lien and security interests of the Borrower Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Borrower Documents or in order to exercise or enforce its rights under the Borrower Documents. In addition, the Borrower shall cooperate with S&P and/or Moody’s in connection with any review of the transactions described in the Borrower Documents which may be undertaken by S&P and/or Moody’s after the date hereof.

2.2(17) Monitoring Compliance. Upon the request of the Loan Servicer, from time to time, the Borrower shall promptly provide to the Loan Servicer such documents, certificates and other information as may reasonably be deemed necessary to enable the Loan Servicer to perform its functions under the Servicing Agreement.

2.2(18) Leases. Each unit in each Mortgaged Property will be leased pursuant to the form lease delivered to, and acceptable to, Fannie Mae, with no material modifications to such approved form lease, except as disclosed in writing to Fannie Mae.

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2.2(19) Change in Senior Management.

(a) The Borrower shall give Fannie Mae notice of any change in the identity of Senior Management.

(b) Within 30 Business Days after receipt of such Borrower’s notice, Fannie Mae shall have, pursuant to Section 8.1(p) of this Agreement, the right to declare a Default by giving notice of such declaration to the Borrower. In such event, subject to Section 2.2(19)(c), an Event of Default shall occur under this Agreement 180 days after the date on which the Borrower first receive Fannie Mae’s notice.

(c) If Fannie Mae exercises its right to declare a Default pursuant to subsection (b), the Borrower shall have a period of 120 days, commencing with the date on which the Borrower receives Fannie Mae’s notice, to request that Fannie Mae rescind its notice. The Borrower may include in their request any undertakings which they are willing to make in order to obtain such a rescission. Fannie Mae shall give the Borrower notice of its acceptance or rejection of the Borrower’s request within 30 Business Days after the Borrower makes the request. If Fannie Mae accepts the request, Fannie Mae shall give the Borrower a notice that rescinds the notice of a Default pursuant to Section 8.1(p) of this Agreement.

(d) Notwithstanding the foregoing, Fannie Mae acknowledges that George Cates, the current CEO of the REIT is planning to resign as CEO effective in September of 2001 and as Chairman of the Board of REIT in September of 2002, and that the provisions of this Section 2.2(19) shall not apply to the foregoing changes in Senior Management of the REIT except that the Borrower shall give Fannie Mae prompt notice of the identity of the new CEO and new Chairman of the Board.

2.2(20) Geographic Diversification. The Borrower shall maintain Mortgaged Properties in the Collateral Pool so that the Collateral Pool consists of at least three (3) Mortgaged Properties located in at least three (3) states, and provided, however, that, upon the occurrence of any addition of any Additional Mortgaged Property to the Collateral Pool, the Borrower shall at all times thereafter cause the Collateral Pool to satisfy such other Geographical Diversification Requirements as Fannie Mae may determine and notify Borrower of at the time of the addition of the Additional Mortgaged Property.

2.2(21) Ownership of Mortgaged Properties. A Borrower shall be the sole owner of each of the Mortgaged Properties free and clear of any Liens other than Permitted Liens.

2.2(22) Single-Purpose Entity. From and after the date upon which the effectiveness of Section 3.13(1) has terminated pursuant to Section 3.13(2), the Borrower shall at all times maintain and conduct itself as a Single Purpose entity.

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2.2(23) Affiliate Contracts. Except for the management agreement with the Manager, the Borrower shall not enter into any Contractual Obligation, lease or other agreement with any person that directly or indirectly controls, is controlled by, or is under common control with, the Borrower for the provision of any service, materials or supplies to any Mortgaged Property (including, without limitation, any contract, lease or agreement for the provision of property management services, cable television services or equipment, gas, electric or other utilities, security services or equipment, parking services, laundry services or equipment or telephone services or equipment) unless such Contractual Obligation, lease or other agreement is the result of an arm’s length transaction containing market rates, terms and conditions.

2.2(24) Post-Closing Opinions. Borrower will cause its legal counsel in South Carolina to deliver a legal opinion by August 1, 2001, which opinion shall provide the necessary legal actions Fannie Mae should take to perfect its security interests in the Collateral under the new Article 8 and Article 9 Uniform Commercial Code provisions which become effective on July 1, 2001.

2.3 Bond Related Covenants. The Borrower enters into the covenants and agreements with Fannie Mae set forth in this Section 2.3. The Borrower covenants and agrees that continuously during the Term of this Agreement:

2.3(1) Assignment of Rights to Fannie Mae and the Trustee. The Borrower acknowledges and agrees that (a) each Trustee and Fannie Mae are the assignees of each Issuer’s right, title and interest in and to the Bond Mortgaged Property Loan Documents and certain rights as and to the extent provided in each Assignment, and (b) as and to the extent provided in each Assignment, Fannie Mae has the sole right to exercise the Assigned Rights and shall be entitled to exercise certain rights and receive certain benefits under the Bond Mortgaged Property Loan Documents. The Borrower further acknowledges and agrees that Fannie Mae has delegated or may delegate certain matters and functions related to or arising under the Mortgage Loan Documents and this Agreement to the Loan Servicer, as an independent contractor, pursuant to the Servicing Agreement.

2.3(2) Prepayment. Notwithstanding anything to the contrary contained in the Borrower Documents, the Borrower shall not make a voluntary prepayment of any Loan that would result in a redemption or a defeasance pursuant to any Indenture of all or any part of the Bonds pursuant to any Indenture or any Financing Agreement unless (a) the Borrower has deposited with the applicable Trustee prior to the date on which such Trustee will redeem or defease such Bonds, all amounts required for such redemption or defeasance, and (b) the Borrower has received the prior written consent of Fannie Mae.

2.3(3) Monitoring Tax Compliance. Upon the request of Fannie Mae or the Loan Servicer, from time to time, and at any time certification of the matters set forth below is provided to any Issuer, any Trustee or any other Governmental Authority, the Borrower shall promptly provide to Loan Servicer the following:

(a) The Borrower’s certification confirming a Mortgaged Property’s compliance with the Regulatory Agreement; and

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(b) If any Mortgaged Property has received or receives a tax credit allocation, the Borrower’s certification of such Mortgaged Property’s compliance with the requirements of Section 42 of the Code and the regulations issued under such Section 42 and if the tax credits have not yet been syndicated, the Borrower’s report regarding progress in syndicating the tax credit allocation until the syndication is completed; and

2.3(4) Removal of Remarketing Agent. The Borrower agrees that (a) after the occurrence of any Event of Default or (b) if, at any time, Fannie Mae determines that there is a basis in fact for the removal of the then existing Remarketing Agent and the designation of a new Remarketing Agent, if Fannie Mae so directs, the Borrower shall immediately take such action as is required under any Remarketing Agreement to remove the existing Remarketing Agent and replace such Remarketing Agent, without interruption of service, with a Remarketing Agent acceptable to Fannie Mae in its discretion. The Borrower agrees that the failure of the Remarketing Agent to fulfill its duties and obligations, including without limitation failure to give any notice, under any Indenture or any Remarketing Agreement shall constitute a factual basis for such termination of Remarketing Agent.

2.3(5) Changes in Remarketing Agent. The Borrower agrees that it will not remove the Remarketing Agent, or appoint or engage any Person as Remarketing Agent or change the fees payable to any Remarketing Agent, without Fannie Mae’s prior written consent.

2.3(6) Continuing Disclosure. The Borrower covenants and agrees to cooperate with the Remarketing Agent in complying with any of the federal securities laws relating to continuing disclosure that are applicable to the Bonds including, without limitation, Rule 15c2-12 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as such rule may be amended from time to time.

2.3(7) Preliminary Official Statement; Official Statement. Without Fannie Mae’s prior written consent, the Borrower will not allow any reference to Fannie Mae to be made in the Preliminary Official Statement or in any Official Statement or allow any change in reference to Fannie Mae to be made in the Preliminary Official Statement or Official Statement.

2.4 Negative Covenants of the Borrower. The Borrower enters into the covenants and agreements with Fannie Mae set forth in this Section 2.4. The Borrower covenants and agrees that continuously during the Term of this Agreement:

2.4(1) Other Activities. The Borrower shall not:

(a) take, or omit to take, any action that, if taken or omitted, would jeopardize or adversely affect the tax-exempt status of the interest payable on the Bonds;

(b) engage in any business or activity other than in connection with (i) the ownership, development, construction, management and operation of

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Multifamily Residential Properties or other types of real property in which it has expertise and (ii) activities related to the activities permitted in (i) above;

(c) amend its Organizational Documents in any material respect without the prior written consent of Fannie Mae;

(d) dissolve or liquidate in whole or in part;

(e) except as otherwise provided in this Agreement, without the prior written consent of Fannie Mae, merge or consolidate with any Person; or

(f) use, or permit to be used, any Mortgaged Property for any uses or purposes other than as a Multifamily Residential Property.

2.4(2) Value of Security. The Borrower shall not take any action which could reasonably be expected to have any Material Adverse Effect

2.4(3) Zoning. The Borrower shall not initiate or consent to any zoning reclassification of any Mortgaged Property or seek any variance under any zoning ordinance or use or permit the use of any Mortgaged Property in any manner that could result in the use becoming a nonconforming use under any zoning ordinance or any other applicable land use law, rule or regulation.

2.4(4) Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien on any Mortgaged Property or any part of any Mortgaged Property, except the Permitted Liens.

2.4(5) Sale. Except in connection with a release of Collateral in accordance with Article VI, the Borrower shall not Transfer any Mortgaged Property or any part of any Mortgaged Property without the prior written consent of Fannie Mae (which consent may be granted or withheld in Fannie Mae’s discretion), or any interest in any Mortgaged Property, other than to enter into Leases for units in a Mortgaged Property to any tenant in the ordinary course of business.

2.4(6) Indebtedness. The Borrower shall not incur or be obligated at any time with respect to any Indebtedness (other than pursuant to the Borrower Documents) in connection with any of the Mortgaged Properties.

2.4(7) Principal Place of Business. The Borrower shall not change its principal place of business of the location of its books and records, each as set forth in Section 9.5 without first giving 30 days’ prior written notice to Fannie Mae.

2.4(8) Change in Property Management. The Borrower shall not change the management agent for any Mortgaged Property except to a management agent which the Loan Servicer determines is qualified in accordance with the criteria set forth in Section 701 of the DUS Guide.

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2.4(9) Condominiums. The Borrower shall not submit any Mortgaged Property to a condominium regime during the Term of this Agreement.

2.4(10) Restrictions on Partnership Distributions. The Borrower shall not make any distributions of any nature or kind whatsoever to the owners of its Ownership Interests as such if, at the time of such distribution, a Default or an Event of Default has occurred and remains uncured.

2.4(11) Lines of Business. The Borrower shall not be substantially involved in any businesses other than the acquisition, ownership, development, construction, leasing, financing or management, directly or through Affiliates, of Multifamily Residential Properties, and the conduct of these businesses shall not violate the organizational documents pursuant to which it is formed.

2.4(12) Limitation on Unimproved Real Property and New Construction. The Borrower shall not permit:

(a) the value of its real property which is not improved (except real property on which phases of a Mortgaged Property are contemplated to be constructed) by one or more buildings leased, or held out for lease, to third parties (“Unimproved Real Property”) to exceed 10% of the value of all of its “Real Estate Assets” (as that term is defined in Section 856(c)(6)(B) of the Internal Revenue Code and the regulations thereunder); and

(b) the sum of (i) the value of its Unimproved Real Property and (ii) the value of its Real Estate Assets which are under construction or subject to substantial rehabilitation to exceed 20% of the value of all of its Real Estate Assets.

All of the foregoing values shall be reasonably determined by Fannie Mae.

2.4(13) Dividend Payout. The Borrower shall not make a dividend payment (including both common stock dividends and preferred stock dividends) which is greater than the previous 12 months’ Funds from Operations or that would otherwise violate the United States federal tax laws governing the qualifications of real estate investment trusts. As used herein, “Funds from Operations” shall mean consolidated net income of the Key Principal (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and goodwill amortization, before extraordinary or unusual items, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds from Operations on the same basis. Upon written pre-approval of Fannie Mae, exceptions may be made where the Board of Directors of the Key Principal determines, in good faith, that a special dividend must be paid to avoid taxes due to excess gains from the sale of Multifamily Residential Properties.

2.4(14) No Amendments to Borrower Documents. Unless Fannie Mae shall otherwise consent in writing, the Borrower shall not agree to any amendment of, supplement to, or waiver, modification, or termination of, any of the terms or provisions of any

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Borrower Document. The Borrower shall promptly give written notice to the Loan Servicer of any such amendment, supplement, waiver, modification or termination.

2.4(15) Use of Proceeds. The proceeds from the issuance and sale of the Bonds shall not be used for any purpose other than the refinancing of a Multifamily Residential Property.

2.5 Replacement or Termination of Fannie Mae Enhancement. Except as otherwise permitted upon a release of a Mortgaged Property pursuant to Article VI, The Borrower shall not (i) cause any Trustee to replace Fannie Mae’s credit and liquidity enhancement with alternate enhancement or (ii) terminate Fannie Mae’s credit and liquidity enhancement, unless prior to or simultaneously with the effectiveness of such alternate enhancement or termination:

(a) Fannie Mae enhancement is replaced or terminated on all of the outstanding Bonds;

(b) Fannie Mae is replaced or terminated as both credit and liquidity provider on all of the outstanding Bonds;

(c) The Alternate Credit Facility Provider shall at the time of the substitution have a rating which is (i) “A” or better by S&P and “A” or better by Moody’s (or comparable ratings by successor agencies if said agencies cease to exist) or (ii) “A” or better by S&P or “A” or better by Moody’s if such provider is rated by only one of such rating agencies;

(d) In the event of a termination of Fannie Mae enhancement or the utilization of alternate credit enhancement for any Bonds, the Bonds shall be paid or the purchase price therefor shall be paid in full with Available Moneys and all amounts due and owing Fannie Mae hereunder shall be paid with Available Moneys;

(e) In addition to any other amounts due under this Agreement and the other Borrower Documents, an amount equal to the Termination Fee calculated based on the assumption that each Loan is being prepaid in full on the day immediately preceding the effective date of the Alternate Credit Facility shall be paid to Fannie Mae pursuant to Section 3.3(4); and

(f) The Borrower and the Trustee shall have received a statement from Fannie Mae to the effect that the Borrower has paid to Fannie Mae the amount of all Advances, Activity Fees and any other outstanding obligations of any Borrower to Fannie Mae hereunder, whether or not such Advances or other amounts are otherwise then due.

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2.6 Financial Covenants. The Borrower agrees and covenants with Fannie Mae that, at all times during the Term of this Agreement:

2.6(1) Financial Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Consolidated EBITDA” means, for any period, and without double counting any item, the EBITDA for each Borrower and its respective Subsidiaries for such period on a consolidated basis.

“Consolidated EBITDA to Fixed Charges Ratio” means, for any period of determination, the ratio (expressed as a percentage) of—

(a) the excess of—

(i) the Consolidated EBITDA for the period, less

(ii) the Imputed Capital Expenditures for the period;

to

(b) the Consolidated Fixed Charges for the period.

“Consolidated EBITDA to Interest Ratio” means, for any period of determination, the ratio (expressed as a percentage) of—

(a) the excess of—

(i) the Consolidated EBITDA for the period, less

(ii) the Imputed Capital Expenditures for the period;

to

(b) the Consolidated Interest Expense for the period.

“Consolidated Fixed Charges” means, for any period of determination, the sum of—

(a) the Consolidated Interest Expense for the period;

(b) the Consolidated Scheduled Amortization for the period; and

(c) Preferred Distributions for the period.

“Consolidated Interest Expense” means, for any period of determination, and without double counting any item, the sum of the Interest Expense for each Borrower and its respective Subsidiaries for such period on a consolidated basis.

“Consolidated Scheduled Amortization” means, for any period of determination, and without double counting any item, the sum of the Scheduled Amortization (but excluding

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balloon payments) for each Borrower and its respective Subsidiaries for such period on a consolidated basis.

“Consolidated Total Assets” means, for any Person, all assets of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that all assets composed of real property shall be valued on an undepreciated cost basis and the portion of any joint venture assets owned by such Person shall be included in Consolidated Total Assets. The assets of a Person and its Subsidiaries shall be adjusted to reflect such Person’s allocable share of such assets, for the relevant period or as of the date of determination, taking into account (a) the relative proportion of each such item derived from assets directly owned by such Person and from assets owned by its Subsidiaries, and (b) such Person’s respective ownership interest in its Subsidiaries.

“Consolidated Total Indebtedness” means, as of any date, and without double counting any item, the Total Indebtedness for each Borrower and its respective Subsidiaries as of such date (including the Total Indebtedness of each Borrower as of such date and the portion of any indebtedness of any joint venture in which any Borrower or any Subsidiary thereof is a venturer attributable to such Borrower or its Subsidiary).

“EBITDA” means, for any period, the sum determined in accordance with GAAP, of the following, for any Person on a consolidated basis—

(a) the net income (or net loss) of such Person during such Period, but excluding gains and losses on the sale of fixed assets;

(b) all amounts treated as expenses for depreciation, Interest Expense and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss); and

(c) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss);

provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

“Imputed Capital Expenditures” means, for any four (4) consecutive quarters, an amount equal to the average number of apartment units owned by the Borrower or their Subsidiaries during such period multiplied by Three Hundred Dollars ($300.00) per apartment unit, and for any period of less than four (4) consecutive quarters, an appropriate proration of such figure.

“Interest Expense” means, for any period, the sum of—

(a) gross interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Borrower and their respective Subsidiaries; and

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(b) the portion of the up-front costs and expenses for Rate Contracts entered into by the Borrower and their respective Subsidiaries (to the extent not included in gross interest expense) fairly allocated to such Rate Contracts as expenses for such period, as determined in accordance with GAAP;

(c) provided, that, all interest expense accrued by the Borrower and their respective Subsidiaries during such period, even if not payable on or before the completion of the Term of this Agreement, shall be included within “Interest Expense.” Notwithstanding the foregoing, interest accrued under any Intra-Company Debt shall not be included within “Interest Expense” for any purposes hereof.

“Intra-Company Debt” means Indebtedness (whether book-entry or evidenced by a term, demand or other note or other instrument) owed by the Borrower or any of their respective Subsidiaries to any Subsidiary, and incurred or assumed for the purpose of capitalizing a Subsidiary of the Borrower.

“Management Entity” means the REIT.

“Net Worth” means, as of any specified date, for any Person, the excess of the Person’s assets over the Person’s liabilities, determined in accordance with GAAP, on a consolidated basis, provided that all real property shall be valued on an undepreciated basis.

“Pledged Cash” shall mean the amount held on deposit in the Property Account.

“Preferred Distributions” means, for any period, the amount of any and all distributions due and payable to the holders of any form of preferred stock (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in the Key Principal or any of its Subsidiaries that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, assets or other payments over the holders of any other stock or other ownership or beneficial interest in such Person.

“Rate Contracts” means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Restricted Cash” means the sum of Pledged Cash plus any cash pledged by the Borrower or any of their Subsidiaries to other lenders, as indicated in the line item for “restricted cash” in the Borrower’s balance sheet from time to time.

“Scheduled Amortization” means, with respect to any Person, the sum, as of any date of determination, of the current portion (i.e., such portion as is scheduled to be paid by the obligor thereof within 12 months from the date of determination) of all regularly scheduled amortization payments due on such Person’s long-term fully amortizing mortgage Indebtedness (exclusive of balloon payments).

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“Stock” means all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, perpetual preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, and regulations promulgated thereunder).

“Total Indebtedness” means, as of any date of determination, and in respect of any Person, all outstanding Indebtedness, and shall include, without limitation: (i) such Person’s share of the Indebtedness of any partnership or joint venture in which such Person directly or indirectly holds any interest; and (ii) any recourse or contingent obligations, directly or indirectly, of such Person with respect to any Indebtedness of such partnership or joint venture in excess of its proportionate share. Notwithstanding the foregoing, (x) Intra-Company Debt, and (y) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of business in accordance with customary terms and paid within the specified time, shall be excluded from the calculation of “Total Indebtedness” but shall not otherwise be excluded as Indebtedness for any other purpose hereof.

“Unconsolidated Partnership” means any partnership or joint venture (a) in which any Borrower or any Subsidiary of any Borrower holds an interest which is not consolidated in the financial statements of the Key Principal or (b) which is not a Subsidiary.

“Wholly-Owned Subsidiary” means a Subsidiary of the Borrower one hundred percent (100%) of the Stock or other equity or other beneficial interests (in the case of Persons other than corporations) is owned directly or indirectly by the Borrower; provided, however, that where such term is qualified with respect to a specific Person (e.g., “Wholly-Owned Subsidiary of the Key Principal”) such terms means a Subsidiary one hundred percent (100%) of the Stock or other equity or other beneficial interests (in the case of Persons other than corporations) is owned directly or indirectly by the specified Person.

2.6(2) Compliance with Debt Service Coverage Ratios. The Borrower shall at all times maintain the Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period so that it is not less than 1.45:1.00.

2.6(3) Compliance with Loan to Value Ratios. The Borrower shall at all times maintain the Aggregate Loan to Value Ratio so that it is not greater than 70%.

2.6(4) Compliance with Concentration Test.

(a) The Borrower shall at all times maintain the Collateral so that the aggregate Valuations of any group of Mortgaged Properties located within a one mile radius shall not exceed 25% of the aggregate Valuations of all Mortgaged Properties.

(b) The Borrower shall at all times maintain the Collateral so that the Valuation of any one Mortgaged Property prior to the addition of any Additional Mortgaged Property to the Collateral Pool shall not exceed 35% of the aggregate

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Valuations of all Mortgaged Properties (except that prior to the addition of any Additional Mortgaged Property to the Collateral Pool the Mortgaged Property known as Reflection Pointe Apartments may equal 42% of and the Mortgaged Property known as Fairways Apartments may equal 37.5% of the aggregate Valuations of all Mortgaged Properties) and after the addition of any Additional Mortgaged Property to the Collateral Pool, shall not exceed         % of the aggregate Valuations of all Mortgaged Properties.

2.6(5) Compliance with Key Principal’s Net Worth Test. The Key Principal shall at all times maintain its Net Worth so that it is not less than $550,000,000.

2.6(6) Compliance with Key Principal’s Total Indebtedness to Consolidated Total Assets Ratio. The Key Principal shall not permit the ratio of Consolidated Total Indebtedness to Consolidated Total Assets to exceed 60% at any time.

2.6(7) Compliance with Key Principal’s Consolidated EBITDA to Interest Ratio. The Key Principal shall not permit the Consolidated EBITDA to Interest Ratio computed for any fiscal quarter to be less than 200% for any period of four consecutive fiscal quarters (treated as a single accounting period).

2.6(8) Compliance with Key Principal’s Consolidated EBITDA to Fixed Charge Ratio. The Key Principal shall not permit the Consolidated EBITDA to Fixed Charges Ratio computed for any fiscal quarter or year to be less than 150% for any period of four consecutive fiscal quarters (treated as a single accounting period).

2.7 Transfer of Ownership Interests of Each Borrower.

2.7(1) Prohibition on Transfers. Subject to paragraph (b) of this Section 2.7, each Borrower shall not cause or permit a Transfer or a Change of Control.

2.7(2) Permitted Transfers. Notwithstanding the provisions (a) of this Section 2.7, the following Transfers by the Borrower are permitted without the consent of Fannie Mae:

(a) A Transfer that occurs by inheritance, devise, or bequest or by operation of law upon the death of a natural person who is an owner of any Mortgaged Property or the owner of a direct or indirect ownership interest in any Borrower.

(b) The grant of a leasehold interest in individual dwelling units or commercial spaces in accordance with the Security Instrument.

(c) A sale or other disposition of obsolete or worn out personal property which is contemporaneously replaced by comparable personal property of equal or greater value which is free and clear of liens, encumbrances and security interests other than those created by the Borrower Documents.

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(d) The creation of a mechanic’s or materialmen’s lien or judgment lien against any Mortgaged Property which is released of record or otherwise remedied to Loan Servicer’s satisfaction within 30 days of the date of creation.

(e) The grant of an easement, if prior to the granting of the easement, any Borrower shall cause to be submitted to Fannie Mae all information required by Fannie Mae to evaluate the easement, and if Fannie Mae consents to such easement based upon Fannie Mae’s determination that the easement will not materially affect the operation of any Mortgaged Property or Fannie Mae’s interest in such Mortgaged Property and such Borrower pays to Fannie Mae, on demand, all reasonable costs and expenses incurred by Fannie Mae in connection with reviewing such Borrower’s request. Fannie Mae shall not unreasonably withhold its consent to or withhold its agreement to subordinate the lien of any Security Instrument to (A) the grant of a utility easement serving any Mortgaged Property to a publicly operated utility, or (B) the grant of an easement related to expansion or widening of roadways, provided that any such easement is in form and substance reasonably acceptable to Fannie Mae and does not materially and adversely affect the access, use or marketability of any Mortgaged Property.

(f) The Transfer of shares of common stock, limited partnership interests or other beneficial or ownership interest or other forms of securities in the Key Principal or the OP, and the issuance of all varieties of convertible debt, equity and other similar securities of the Key Principal or the OP, and the subsequent Transfer of such securities; provided, however, that no Change in Control occurs as a result of such Transfer, either upon such Transfer or upon the subsequent conversion to equity or such convertible debt or other securities.

(g) The Transfer of limited partnership interests by the limited partners of any Borrower, including, without limitation, the conversion or exchange of limited partnership interests in any Borrower to shares of common stock or other beneficial or ownership interests or other forms of securities in the Key Principal; provided, however, that no Change in Control occurs as the result of such Transfer.

(h) The issuance by any Borrower of additional limited partnership units or convertible debt, equity and other similar securities, and the subsequent Transfer of such units or other securities; provided, however, that no Change in Control occurs as the result of such Transfer, either upon such Transfer or upon the subsequent conversion to equity of such convertible debt or other securities.

(i) A merger with or acquisition of another entity by any Borrower, provided that (A) such Borrower is the surviving entity after such merger or acquisition, (B) no Change in Control occurs, and (C) such merger or acquisition does not result in an Event of Default, as such terms are defined in this Agreement.

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(j) A Transfer in connection with any substitution or release pursuant to the terms and conditions of Article VI of this Agreement.

2.7(3) Consent to Prohibited Transfers. Fannie Mae may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate this Section 2.7(3) if, prior to the Transfer, the Borrower has satisfied each of the following requirements:

(a) the submission to Fannie Mae of all information required by Fannie Mae to make the determination required by this Section 2.7(3);

(b) the absence of any Event of Default;

(c) the transferee meets all of the eligibility, credit, management and other standards (including any standards with respect to previous relationships between Fannie Mae and the transferee and the organization of the transferee) customarily applied by Fannie Mae at the time of the proposed Transfer to the approval of borrowers in connection with the origination or purchase of similar mortgages, deeds of trust or deeds to secure debt on multifamily properties;

(d) in the case of a Transfer of direct or indirect ownership interests in any Borrower, if transferor or any other person has obligations under any Borrower Documents, the execution by the transferee of one or more individuals or entities acceptable to Fannie Mae of an assumption agreement that is acceptable to Fannie Mae and that, among other things, requires the transferee to perform all obligations of transferor or such person set forth in such Borrower Document, and may require that the transferee comply with any provisions of this Instrument or any other Borrower Document which previously may have been waived by Fannie Mae;

(e) Fannie Mae’s receipt of all of the following:

(i) a transfer fee equal to one percent of the aggregate outstanding principal amount of the Bonds immediately prior to the transfer.

(ii) In addition, the Borrower shall be required to reimburse Fannie Mae for all of Fannie Mae’s reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request.

2.7(4) Consent to Merger of Fairways-Columbia, L.P. into Mid-America Apartments, L.P. Fannie Mae agrees to consent to the merger of Fairways-Columbia, L.P. into Mid-America Apartments, L.P. provided that the following conditions are satisfied as determined by Fannie Mae:

(a) The Borrower, the Issuer and Fannie Mae execute and deliver an Assumption, Consent and Release Agreement;

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(b) The Borrower and Fannie Mae execute and deliver an Assumption Agreement;

(c) All the conditions set forth in the Assumption Agreement have been satisfied; and

(d) The Borrower has paid all of Fannie Mae’s fees and expenses incurred in connection with such Transfer, including without limitation all of Fannie Mae’s legal fees and expenses.

In the event that Fannie Mae determines that the conditions set forth above have been satisfied (which shall be evidenced by Fannie Mae’s execution and delivery of the Assumption Agreement), (i) Fairways-Columbia, L.P. will no longer be a party to this Master Reimbursement Agreement, (ii) Article IV and Section 3.15 shall be null and void as of and after the date of such determination and (iii) Borrower will not be obligated to pay the one percent transfer fee required by Section 2.7(3)(e)(i) above.

ARTICLE III

FANNIE MAE CREDIT ENHANCEMENT INSTRUMENT;

REIMBURSEMENT; FEES AND OTHER PAYMENTS; INDEMNIFICATION

3.1 Agreement to Execute and Deliver Each Credit Enhancement Instrument; Conditions Precedent to Execution and Delivery of Each Credit Enhancement Instrument.

3.1(1) Agreement to Execute and Deliver Each Credit Enhancement Instrument. The Borrower hereby requests that Fannie Mae enter into, and Fannie Mae agrees, subject to satisfaction of the conditions set forth in this Agreement and in the Borrower Documents, to enter into, each Credit Enhancement Instrument on each applicable Closing Date in order to provide, to the extent provided in and subject to the terms, conditions and limitations set forth in each Credit Enhancement Instrument, credit enhancement and liquidity support for the Bonds. The Borrower acknowledges that, in requesting Fannie Mae to execute and deliver each Credit Enhancement Instrument, it intends that the Loans be treated by Fannie Mae as if they were a single, integrated indebtedness of the Borrower.

Accordingly, each Borrower agrees that the Loans are cross-defaulted and cross-collateralized under each Reimbursement Mortgage. Consequently, a default under any Loan may, in Fannie Mae’s discretion, result in Fannie Mae exercising its remedies in relation to the other Loans, including, without limitation, accelerating each Loan and foreclosing under any Mortgage relating to any Mortgaged Property. Conversely, a default under any Loan may, in Fannie Mae’s discretion, result in Fannie Mae exercising its remedies in relation to any other Loan, including, without limitation, accelerating any Loan and foreclosing under any applicable Mortgage. It is a material part of the consideration for Fannie Mae’s agreement to execute and deliver each Credit Enhancement Instrument that a default under any Loan is a default under all of the Loans.

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3.1(2) Conditions Precedent to Execution and Delivery of Each Credit Enhancement Instrument. The obligation of Fannie Mae to enter into each Credit Enhancement Instrument is subject to the satisfaction of the following conditions precedent on each applicable Closing Date:

(a) the payment by the Borrower of Fannie Mae’s and the Loan Servicer’s fees, costs and expenses which are due and payable on or before such Closing Date in accordance with the Borrower Documents;

(b) the delivery to the title insurance company for filing and/or recording in all applicable jurisdictions (or such filing and/or recording having been provided for in a manner satisfactory to Fannie Mae) of all documents, including, without limitation, duly executed and acknowledged copies of each applicable Mortgage, UCC-1 financing statements and other appropriate instruments, in form and substance satisfactory to Fannie Mae and in proper form for recordation, as may be necessary in the opinion of Fannie Mae to perfect the lien created by each applicable Mortgage, and each applicable Borrower Document and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(c) there shall have occurred no material adverse change in the financial condition, business or prospects of any Borrower, or in the physical condition, operating performance or value of any Mortgaged Property since the Initial Closing Date (or, with respect to the conditions precedent to the Initial Closing Date from the condition, business or prospects reflected in the financial statements, reports and other information obtained by the Loan Servicer and Fannie Mae in their review of the Borrower and Mortgaged Properties);

(d) there shall exist no Event of Default or Default;

(e) receipt by Fannie Mae on the Closing Date of evidence satisfactory to Fannie Mae that no Borrower is insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent by the transactions contemplated by the Borrower Documents or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor;

(f) the Borrower Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary in order to make the information contained therein not misleading;

(g) all representations and warranties made by any Borrower in the Borrower Documents shall be true and correct in all material respects on the

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Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

(h) there shall not be pending or threatened any condemnation or other taking, whether direct or indirect, against any Mortgaged Property and there shall not have occurred any casualty to any improvements located on any Mortgaged Property, which casualty would have a material adverse effect on the continued operations of such Mortgaged Property;

(i) the receipt by Fannie Mae or, if Fannie Mae so designates, the Loan Servicer, on or prior to each Closing Date of the following, each dated as of such Closing Date except as otherwise agreed the Key Principal to, in form and substance satisfactory to Fannie Mae in all respects:

(i) a copy certified to be true, accurate and complete by an officer of the Key Principal, of resolutions of the Key Principal authorizing the transactions contemplated by the Borrower Documents, of its Certificate of Incorporation and By-laws and any amendments relating thereto, and of its Certificate of Good Standing;

(ii) a copy, certified to be true, accurate and complete by an officer of the General Partner of the Borrower, of resolutions of the board of directors of the General Partner, authorizing the General Partner, in its capacity as General Partner of such Borrower, to execute, deliver and perform the Borrower Documents, and in its corporate capacity to execute, deliver and perform the Borrower Documents to which such Borrower and/or the General Partner is a party and other matters contemplated thereby, and of all other documents evidencing any other necessary action (which certification shall state that such approvals are in full force and effect on each applicable Closing Date);

(iii) copies, certified to be true, accurate and complete by an officer of each General Partner, of the General Partner’s articles of incorporation and by-laws and any amendments thereto (which certification shall state that such documents, as amended, are in full force and effect on each applicable Closing Date), together with Certificates of Good Standing issued by the applicable Secretaries of State;

(iv) copies, certified to be true, accurate and complete by the Borrower’s Authorized Representative, of the certificate of limited partnership and Partnership Agreement of the Borrower and any amendments thereto (which certification shall state that such documents, as amended, are in full force and effect on each applicable Closing Date), together with Certificates of Good Standing issued by the Secretaries of State of the States;

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(v) copies, certified to be true, accurate and complete by the Borrower’s Authorized Representative, of all consents, licenses and approvals necessary for the General Partner of the Borrower and for the Borrower to enter into the Borrower Documents and the transactions contemplated by this Agreement and the other Borrower Documents;

(vi) a certificate of an officer of the Key Principal and each General Partner certifying (a) the names, titles and the signatures of the officers of the Key Principal and each General Partner authorized to execute the Borrower Documents for itself or on behalf of the Borrower, as applicable, and (b) if applicable, that the stockholders’ consent to the execution and delivery of such document is not necessary;

(vii) a certificate of the Borrower’s Authorized Representative confirming that the conditions precedent set forth in the Borrower Documents have been satisfied and that the representations and warranties of the Borrower contained in the other Borrower Documents are true, correct and complete on and as of each applicable Closing Date;

(viii) opinions of counsel to the Borrower and counsel to the Key Principal each in form and substance satisfactory to Fannie Mae addressing all matters required by Fannie Mae;

(ix) fully executed copies of the Borrower Document, duly executed and delivered by the parties thereto (other than Fannie Mae), each of which shall be in full force and effect;

(x) a recent Environmental Report pertaining to each applicable Mortgaged Property, and all related due diligence completed to Fannie Mae’s satisfaction;

(xi) a current Appraisal and Survey relating to each applicable Mortgaged Property reflecting all liens, encumbrances, easements and encroachments, each such survey to be certified to Fannie Mae;

(xii) such opinions of Bond Counsel, Trustee’s counsel, Remarketing Agent’s counsel and Issuer’s counsel as Fannie Mae shall require in form and substance satisfactory to Fannie Mae;

(xiii) certified copies of all consents and authorizations, if any, necessary for the Issuer to execute, deliver and perform its obligations under the Bond Documents and the Mortgage Loan Documents to which it is a party;

(xiv) certified copies of the Issuer’s charter or certificate of incorporation and by-laws, if any, and of the resolution or resolutions of each Issuer authorizing the execution, delivery and performance of its obligations under the Bond Documents and the Mortgage Loan

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Documents to which it is a party and certified copies of all other documents evidencing any other official action of each Issuer taken with respect thereto as each is then in full force;

(xv) a true and correct copy of rating letters from any rating agency rating the Bonds;

(xvi) the Hedge Documents and each Hedge Assignment, containing terms and conditions consistent with this Agreement and in form and substance satisfactory to Fannie Mae and a legal opinion of counsel to the Hedge provider in form and substance satisfactory to Fannie Mae;

(xvii) such documentation as shall be necessary to evidence the Permitted Investments to be in place as of each applicable Closing Date including, but not limited to, with respect to funds in each Principal Reserve Fund;

(xviii) confirmation that the title insurance companies are committed to issue the title insurance policies insuring the lien of each applicable Mortgage in accordance with instructions submitted by Fannie Mae or the Loan Servicer to the title insurance companies;

(xix) the title insurance policies or binders or certificates evidencing the matters referred to in clause (r);

(xx) a Certificate of Insurance naming Fannie Mae as additional insured and a certified copy of all insurance policies;

(xxi) documentation relating to the termination of the mortgage and security documents relating to the Prior Bonds and the discharge of the resolution or indenture relating to the Prior Bonds on the redemption date of such Prior Bonds; and

(xxii) such other documents, instruments, certificates, approvals (and, if requested by Fannie Mae, certified duplicates of executed copies thereof) or opinions as Fannie Mae or the Loan Servicer may request.

3.2 Reimbursement Obligations. The Borrower unconditionally promises and agrees to pay all obligations, amounts, fees, expenses and costs required to be paid under this Agreement including without limitation all payments set forth in this Section 3.2.

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3.2(1) Reimbursement Obligations.

(a) Payments. The Borrower unconditionally promises and agrees that, without notice or demand it shall pay:

(i) Advances other than for Pledged Bonds. To the Loan Servicer for remittance to Fannie Mae, by 2:00 p.m. Washington, D.C. time, on each date on which Fannie Mae shall have provided an Advance (other than a Pledged Bonds Advance), an amount equal to the amount of such Advance; and

(ii) Withdrawals other than for Pledged Bonds. By 2:00 p.m., Washington, D.C. time, on each date on which any Trustee shall have made a Withdrawal (other than a Withdrawal relating to Pledged Bonds), to the Loan Servicer, for remittance to such Trustee for deposit into any Principal Reserve Fund, the amount of such Withdrawal; and

(iii) Advances Relating to Pledged Bonds. To the Loan Servicer for remittance to Fannie Mae, in reimbursement for a Pledged Bonds Advance, an amount equal to the amount of such Advance by 2:00 p.m., Washington, D.C. time on the first to occur of (a) effective date of any Alternate Credit Facility or (b) the date on which the Pledged Bonds purchased with such Advance are remarketed by the Remarketing Agent and the proceeds of the remarketing are delivered to the applicable Trustee or the applicable Tender Agent or (c) the date upon which the Pledged Bonds are redeemed or otherwise paid in full and cancelled or (d) the date on which the applicable Credit Enhancement Instrument terminates, or terminates earlier as a liquidity facility for the applicable issue of Bonds or (e) which is one year following such Advance; and

(iv) Withdrawals Relating to Pledged Bonds. In reimbursement for a Withdrawal relating to Pledged Bonds, to the Loan Servicer, for remittance to the applicable Trustee for deposit into the applicable Principal Reserve Fund, the amount of such Withdrawal by 2:00 p.m. Washington, D.C. time on the first to occur of (a) effective date of any Alternate Credit Facility or (b) the date on which the Pledged Bonds purchased with such amounts are remarketed by the Remarketing Agent and the proceeds of the remarketing are delivered to the applicable Trustee or the applicable Tender Agent or (c) the date upon which the Pledged Bonds are redeemed or otherwise paid in full and cancelled or (d) the date on which the applicable Credit Enhancement Instrument terminates, or terminates earlier as a liquidity facility for the applicable issue of Bonds or (e) which is one year following such Withdrawal; and

(v) Activity Fee. To the Loan Servicer for remittance to Fannie Mae the Activity Fee, pursuant to Section 3.3(2) hereof, with respect to the amount of all Advances and Withdrawals until such amounts have been fully and completely paid; provided, however, with respect to Advances and Withdrawals made to purchase Pledged Bonds, the Activity Fee shall be due and payable on the first Business Day of each month and on the date such Advance is reimbursed in full.

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(b) Credits Relating to Remarketing Proceeds and the Cancellation of Pledged Bonds. The Borrower’s obligation to reimburse Fannie Mae for amounts described in clauses iii, iv, and v of Section 3.2(l)(a) to the extent Advances relate to Pledged Bonds shall be reduced as and to the extent that remarketing proceeds become available and are applied to such reimbursement and/or replenishment. In addition, the Borrower’s obligation to replenish a Withdrawal which was used to purchase Pledged Bonds shall be satisfied upon the date such Pledged Bonds are cancelled.

3.3 Fees, Costs and Expenses. In addition to any other fees and amounts payable to Fannie Mae under this Agreement or the other Borrower Documents, the following fees shall be payable by the Borrower to Fannie Mae with respect to each Credit Enhancement Instrument, each Loan and each issue of Bonds:

3.3(1) Facility Fee. The Borrower shall pay to Fannie Mae a facility fee (“Facility Fee”) beginning on the Initial Closing Date and for so long as any Credit Enhancement Instrument shall remain in effect. The Facility Fee shall be payable on the Servicing Payment Date of each Mortgage Interest Period and on the last day of the term of this Agreement. As each Servicing Payment Date is two Business Days prior to the end of the Mortgage Interest Period in which it falls, such Facility Fee will be a combination of the Facility Fee which has accrued from the first day of the Mortgage Interest Period to the Servicing Payment Date and the Facility Fee which will accrue from the Servicing Payment Date through the end of the Mortgage Interest Period. All payments of each Facility Fee are non-refundable. Each Facility Fee shall be calculated on an annualized basis on the aggregate outstanding principal balance of the Loans and, to the extent applicable, the amount on deposit in each Principal Reserve Fund as at the end of the prior Mortgage Interest Period. During the Weekly Variable Rate Period, the Facility Fee shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable. During any other period, the Facility Fee shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The Facility Fee shall be the sum of the following, including the Swap Credit Enhancement Fee during any period in which a Swap Collateral Agreement is in full force and effect:

(a) Credit Enhancement Fee. The Credit Enhancement Rate multiplied by the result of subtracting (i) the aggregate principal amount (without regard to earnings) on deposit in each Principal Reserve Fund (but not in excess of the amount then scheduled to be on deposit in such Principal Reserve Fund in accordance with the attached Schedule 3), from (ii) aggregate the unpaid principal balance of the Loans.

(b) Principal Reserve Fund Fee. The Principal Reserve Fund Rate multiplied by the aggregate principal amount (without regard to earnings) on deposit in each Principal Reserve Fund (but not in excess of the amount then scheduled to be on deposit in such Principal Reserve Fund in accordance with the attached Schedule 3).

(c) Loan Servicer’s Fee. The Loan Servicer’s Rate multiplied by the result of subtracting (i) the aggregate principal amount (without regard to

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earnings) on deposit in each Principal Reserve Fund (but not in excess of the amount then scheduled to be on deposit in the Principal Reserve Fund in accordance with the attached Schedule 3) from (ii) the aggregate unpaid principal balance of the Loans.

(d) Liquidity Fee. If a Reset Rate for a Reset Period with an original term of less than five years or the Weekly Variable Rate is in effect, the Liquidity Rate multiplied by the aggregate unpaid principal balance of the Loans.

(e) Swap Credit Enhancement Fee. The Swap Credit Enhancement Rate multiplied by the result of subtracting (i) the aggregate principal amount (without regard to earnings) on deposit in each Principal Reserve Fund (but not in excess of the amount then scheduled to be on deposit in such Principal Reserve Fund in accordance with the attached Schedule 9, from (ii) aggregate the unpaid principal balance of the Loans.

In the event that after June 15, 2002 Additional Mortgaged Properties are added to the Collateral Pool in conjunction with the issuance of new Bonds and Credit Enhancement Instruments, the Facility Fee may be increased by Fannie Mae in conjunction with the additional of each such Additional Mortgaged Property.

3.3(2) Activity Fee. The Borrower shall pay an activity fee (“Activity Fee”) to Fannie Mae at the rates per annum on the unreimbursed amount of each Advance and the unreplenished amount of each Withdrawal as set out in this Section 3.3(2). The Activity Fee shall accrue on the basis of, during the Weekly Variable Rate Period, a 365- or 366-day year, as applicable, for the actual number of days elapsed and during any Reset Period and the Fixed Rate Period, a year of 360 days of twelve 30-day months. The Activity Fee shall accrue daily for the period from (and including) the day Fannie Mae makes an Advance or the Trustee makes the Withdrawal, as the case may be, to (but excluding) the day the reimbursement or replenishment is, or is deemed to be, fully paid. The Activity Fee shall be calculated and paid as follows:

(a) Activity Fee for Principal Advance, Interest Advance and Issuer’s Fee Advances and Withdrawals. The Activity Fee for any unreimbursed Principal Advance, Interest Advance or Issuer’s Fee Advance and any unreplenished Withdrawal (other than a Withdrawal made to reimburse Fannie Mae for a Pledged Bonds Advance) will be the Prime Rate plus two percentage points per annum. Accrued Activity Fee shall be due and payable from time to time on demand by Fannie Mae or the Loan Servicer, and without demand, shall be paid upon the reimbursement of any Advance or the replenishment of any Withdrawal, as applicable.

(b) Activity Fee For Pledged Bonds Advance or Withdrawal. The Activity Fee for an unreimbursed Pledged Bonds Advance or an unreplenished Withdrawal made to reimburse Fannie Mae on account of a Pledged Bonds Advance will be the Prime Rate per annum. Such Activity Fee shall be due and payable on each Servicing Payment Date for the corresponding Mortgage

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Interest Period. The Borrower shall be entitled to a credit against their obligation to pay such Activity Fee under this subsection in the amount of the Facility Fee (but excluding the Loan Servicer’s Rate portion of the Facility Fee) actually paid by Borrower for the corresponding period multiplied by a fraction the numerator of which is the daily average of the unreimbursed amount of the Pledged Bonds Advance (or, as the case may be, the unreplenished Withdrawal) during such accrual period and the denominator of which is the daily average of the aggregate unpaid principal balance of the Loan or Loans relating to such Pledged Bonds Advance for the same period. Should the Borrower fail to reimburse the amount of any Pledged Bonds Advance when due in accordance with Section 3.2(1) or fail to replenish the amount of any Withdrawal made to reimburse Fannie Mae on account of a Pledged Bonds Advance when due in accordance with Section 3.2(1), then such Activity Fee will be the Prime Rate plus two percentage points per annum from such due date to the date such amounts are paid in full.

As used in this Section, the term “Prime Rate” means an annual rate of interest equal to the prime rate of interest as reported from day to day in The Wall Street Journal (notwithstanding that such publication shows the prime rate of interest for the preceding Business Day) as the base rate on corporate loans posted by at least 75 percent of the nation’s 30 largest banks, or, if such rate is no longer available, then the base rate or prime rate of interest of any “Money Center” bank designated from time to time by Fannie Mae, in its discretion. Any change in the Prime Rate due to a change in the prime rate of interest as reported in The Wall Street Journal shall take effect on the date of publication.

3.3(3) Transfer Fee. Upon the transfer of any Credit Enhancement Instrument to any successor Trustee under the Indenture, the Borrower shall pay to Fannie Mae the fee then customarily charged by Fannie Mae, but not exceeding $1,500, for transfers of its transferable credit enhancement instruments.

3.3(4) Termination Fee. If any Loan is prepaid in whole or in part (whether by a voluntary or a mandatory prepayment under the applicable Note), any Borrower substitutes an Alternate Credit Facility for any Credit Enhancement Instrument or any Borrower terminates Fannie Mae’s credit enhancement and liquidity support for an issue of Bonds, in any case prior to the last Business Day of the tenth Loan Year after the applicable Closing Date, the Borrower shall pay a Termination Fee to the Loan Servicer for remittance to Fannie Mae. The “Termination Fee” shall be equal to a percentage of the unpaid principal amount of the Loan being prepaid, or, in the case of a substitution, termination or acceleration, the unpaid principal balance of the Loan, all as set forth in the attached Schedule 5 as it may be amended from time to time with the addition of Additional Mortgaged Properties. No Termination Fee shall be payable on account of a prepayment of the Loan for any of the following:

(a) a prepayment to the extent made from insurance proceeds or condemnation awards or proceeds under any Mortgage; and

(b) a prepayment by reason of a transfer from any Principal Reserve Fund associated with a mandatory redemption of any Bonds to the extent that the

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amount transferred from any Principal Reserve Fund does not exceed (i) the deposits scheduled to have been made to any Principal Reserve Fund to the date of bond redemption according to Section 3.4 of this Agreement, less (ii) all amounts previously withdrawn from any Principal Reserve Fund associated with the mandatory redemption of any Bonds on any prior dates.

3.3(5) Payments of Costs, Fees and Expenses. In addition to the Borrower’s obligations set forth in Section 3.2 of this Agreement and in the Loan Documents, the Borrower hereby agrees absolutely and unconditionally to pay, or cause to be paid, to Fannie Mae or the Loan Servicer, as the case may be, the following:

(a) any and all reasonable fees, costs, charges and expenses (including the fees and expenses of attorneys, accountants and other experts) which Fannie Mae or the Loan Servicer may pay or incur in connection with any payment under any Credit Enhancement Instrument, including payments of any fees and charges in connection with any accounts established to facilitate payments under any Credit Enhancement Instrument, or the performance of Fannie Mae’s obligations under any Credit Enhancement Instrument;

(b) the amount of any fees, costs, or charges or expenses (including the fees and expenses of attorneys, accountants and other experts) incurred by Fannie Mae or the Loan Servicer in connection with the administration or enforcement of or preservation of rights or remedies under this Agreement or any of the Borrower Documents or in connection with the foreclosure upon, sale of or other disposition of any security granted pursuant to the Borrower Documents;

(c) any payments or advances made by Fannie Mae or the Loan Servicer on behalf of any Borrower pursuant to any of the Borrower Documents;

(d) all costs and expenses incurred in connection with or related to the execution and delivery of each Credit Enhancement Instrument, the sale of each issue of Bonds or the Obligations and the preparation and review of this Agreement and the other Borrower Documents and the consummation of the transactions contemplated hereby and thereby, including fees payable to any agencies rating each issue of Bonds or the Obligations from which ratings were requested and received, any tax or governmental charge imposed in connection with the execution and delivery of each Credit Enhancement Instrument and the reasonable fees and disbursements of Fannie Mae’s and the Loan Servicer’s counsel and accountants, including fees and expenses relating to any (a) amendments, consents or waivers to this Agreement or any of the Borrower Documents (whether or not any such amendments, consents or waivers are entered into), (b) requests to evaluate any substitute or additional Collateral or the release of Collateral, (c) requests by any Borrower for Fannie Mae to consider providing credit enhancement for any other bond issue, (d) any proposed Hedge arrangement or proposed investments under any Indenture, (e)

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any adjustment or conversion of the interest rate on any issue of Bonds, (f) any tender, purchase, refunding, reoffering or remarketing of any issue of Bonds, and (g) collection, disbursement or application of insurance or condemnation awards, proceeds, damages or other payments including, without limitation, all costs incurred in connection with the application of insurance or condemnation awards to restore or repair any Mortgaged Property, including, reasonable appraiser fees;

(e) any transfer taxes, documentary taxes, assessments or charges made by any governmental authority, by reason of the execution, delivery, filing, recordation, performances or enforcement of any of the Borrower Documents; provided the Borrower will not be obligated to pay any franchise, excise, estate, inheritance, income, excess profits or similar tax on Fannie Mae;

(f) all reasonable costs and expenses incurred by Fannie Mae, including the out-or-pocket legal fees and expenses incurred by Fannie Mae in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with each Request, the performance by Fannie Mae of any of its obligations with respect to the Request, the satisfaction of all conditions precedent to the Borrower’s rights or; obligations with respect to the Request, and all transaction related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable costs and expenses in connection with a Request; and

(g) all costs and expenses (including reasonable legal fees and expenses) incurred by Fannie Mae in calculating the Lock-Box Test, the PRF Test and in connection with implementing and/or administering the provisions of the Cash Management Agreement.

The Borrower shall pay all such amounts in accordance with Section 3 on demand of Fannie Mae or the Loan Servicer. Any such payment will be due not later than five Business Days after demand. To the extent any such amount is a reimbursement to Fannie Mae or the Loan Servicer of an amount actually expended by either of them, the Borrower shall pay interest on such amount from, and including, the day such sum was expended by Fannie Mae or the Loan Servicer to, but excluding, the day such amount is reimbursed in full at an annual rate and otherwise as calculated in Section 3.5.

3.3(6) Fannie Mae Advances. Fannie Mae shall have the right but not the obligation (except with respect to each Issuer’s fee as set forth in any Credit Enhancement Instrument) to pay any fee or expense due and owing by any Borrower pursuant to Section 4.3 of each Financing Agreement on behalf of such Borrower if such Borrower fails to pay such fee or expense when due. If Fannie Mae pays any such fee or expense, such Borrower shall pay such amount and interest on such amount from, and including the day such sum was expended by Fannie Mae or the Loan Servicer, to but excluding, the day such amount is reimbursed in full at an annual rate and otherwise as calculated in Section 3.5.

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3.3(7) Origination Fees.

(a) Initial Origination Fee. The Borrower shall pay to Fannie Mae an origination fee (“Initial Origination Fee”) equal to $127,425 (which is equal to the product obtained by multiplying (i) the aggregate amount of the Loans as of the date of this Agreement ($16,990,000), by (ii) .75%). The Borrower shall pay the Initial Origination Fee on the Initial Closing Date.

(b) Collateral Addition Fee. Upon the addition of an Additional Mortgaged Property under Article V, the Borrower shall pay to Fannie Mae the Collateral Addition Fee. The Borrower shall pay the Collateral Addition Fee on or before the Closing Date of the applicable issue of Bonds.

3.3(8) Due Diligence Fees.

(a) Initial Due Diligence Fees. The Borrower shall pay to the Loan Servicer due diligence fees (“Initial Due Diligence Fees”) with respect to the Initial Mortgaged Properties in an amount not to exceed the product obtained by multiplying (i) $16,000 ($14,500 for the Loan Servicer to and $1,500 for Fannie Mae), by (ii) the number of Initial Mortgaged Properties.

The Borrower has previously paid to the Loan Servicer a portion of the Initial Due Diligence Fees and shall pay the remainder of the Initial Due Diligence Fees to the Loan Servicer on the Initial Closing Date. Any portion of the Initial Due Diligence Fee paid to the Loan Servicer not actually used by the Loan Servicer to cover reasonable due diligence expenses shall be promptly refunded to the Borrower.

(b) Additional Due Diligence Fees for Additional Collateral. The Borrower shall pay to Fannie Mae additional reasonable due diligence fees (the “Additional Collateral Due Diligence Fees”) with respect to each Additional Mortgaged Property in an amount not to exceed the sum of $16,000 ($14,500 for the Loan Servicer and $1,500 for Fannie Mae). The Borrower shall pay Additional Collateral Due Diligence Fees for the Additional Mortgaged Property to the Loan Servicer on the date on which it submits the Collateral Addition Request for the addition of the Additional Mortgaged Property to the Collateral Pool.

3.4 Principal Reserve Fund.

3.4(1) Principal Reserve Fund Payments. The Borrower shall pay to the Loan Servicer, for remittance to the applicable Trustee for deposit into the applicable Principal Reserve Fund, the amounts set forth on the attached Schedule 9, as such schedule may be amended from time to time. The Borrower’s payments shall be due monthly on each Servicing Payment Date, commencing on the first Servicing Payment Date after the Closing Date.

3.4(2) Use of Principal Reserve Fund. The Borrower agrees that the amounts on deposit in each Principal Reserve Fund shall be used by the applicable Trustee in any manner directed by Fannie Mae as the Credit Provider pursuant to each Indenture. Upon the adjustment of the interest rate on any Bonds to a Reset Rate or the Fixed Rate, the balance of

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moneys on deposit in the applicable Principal Reserve Fund shall be used to redeem bonds on the Adjustment Date.

3.4(3) Reduction in Principal Reserve Fund Payments. In the event of a partial prepayment of any Loan, Fannie Mae and the Borrower shall amend Schedule 9 as necessary so that the amount of each scheduled deposit to the applicable Principal Reserve Fund which falls after the effective date of such prepayment shall be reduced by an amount equal to the aggregate amount of such prepayment multiplied by a fraction (i) the numerator of which is the amount of any such scheduled deposit payment and (ii) the denominator of which is the aggregate amount of the then scheduled remaining deposit payments into the applicable Principal Reserve Fund. Schedule 9 shall for all purposes of this Agreement be deemed amended from and after the effective date of such prepayment to reflect such reductions.

3.4(4) Replenish Losses. The Borrower shall also replenish each Principal Reserve Fund by delivery to the Loan Servicer for remittance to the applicable Trustee of an amount equal to any loss resulting from the investment of amounts on deposit in any Principal Reserve Fund, as and when such loss is incurred and irrespective of the reason for such loss within 10 days of notice from any Trustee of the amount of such loss.

3.4(5) Trigger Event with Respect to Use of Principal Reserve Fund. Upon the occurrence and during the continuance of a PRF Triggering Event, Fannie Mae shall have the absolute right, in its discretion, to apply the funds in each Principal Reserve Fund in accordance with Section 8.2(2) by delivering written notice to the Borrower (such notice a “PRF Triggering Notice”) that such PRF Triggering Event has occurred. A “PRF Triggering Event” shall have occurred if as of any Annual Determination Date, the Aggregate Debt Service Coverage Ratio (as reasonably determined by Fannie Mae on a four (4) consecutive rolling quarter basis based on the financial statements delivered to Fannie Mae pursuant to Section 2.2(4) for the most recent four (4) complete fiscal quarters) falls below 1.25:1 (the “PRF Test”). The Borrower acknowledges and agrees that the financial statements and other information required to be delivered by the Borrower pursuant to Section 2.2(4) is necessary to calculate the PRF Test. If Fannie Mae or the Loan Servicer is not able to or does not perform the PRF Test on any Annual Determination Date because any Borrower failed to provide financial statements and other information on a timely basis in accordance with the terms of such Section 2.2(4), then a PRF Triggering Event shall be deemed to have occurred and Fannie Mae shall have the absolute right, in its discretion, to apply the funds in each Principal Reserve Funds in accordance with Section 8.2(2).

3.5 Payments.

3.5(1) Payments to Loan Servicer. The Borrower shall make all payments due under this Agreement and due by the Borrower to a Counterparty under any Swap to the Loan Servicer, for remittance to the Person to whom such payment is due, in lawful currency of the United States of America by wire transfer of immediately available funds to such bank and account as the Loan Servicer shall require from time to time. The Borrower shall make all such payments before 2:00 p.m. Eastern time on the date when due. If any payment is received on a Business Day after 2:00 p.m. Eastern time, such payment will be treated as received

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at 9:00 a.m. Eastern time on the next Business Day, and such extension of time will be included in the computation of interest, if any, and fees.

3.5(2) Late Charge. If any payment of the principal of or interest or any premium on any Note is not received by Loan Servicer on the Servicing Payment Date and by the hour of the day when due, as required by this Agreement, the applicable Borrower shall pay to the Loan Servicer, immediately and without demand by the Loan Servicer, a late charge equal to five percent of the amount not so received. The Borrower acknowledges that its failure to make timely payments will cause the Loan Servicer and Fannie Mae to incur additional expenses in servicing and processing such payments, and that it is extremely difficult and impractical to determine those additional expenses. The Borrower agrees that the late charge payable pursuant to this Section 3.5(2) represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Agreement, of the additional expenses the Loan Servicer and Fannie Mae will incur by reason of such late payment. The late charge is payable in addition to, and not in lieu of, any Activity Fee.

3.5(3) Payments on Business Days. In any case where the due date of any payment or the expiration of any time period falls on a day which is not a Business Day, then such payment will be due on, and such period will expire on, the next Business Day, except that interest, if any, and fees shall continue to accrue for the period after such stated date to the next Business Day.

3.5(4) Application of Payments. Payments made by the Borrower under this Agreement shall be applied to amounts then due and payable in any manner and in any order determined by Fannie Mae. The Borrower agrees that neither (i) Fannie Mae’s or the Loan Servicer’s acceptance of a payment from any Borrower in an amount that is less than all amounts then due and payable, nor (ii) Fannie Mae’s or the Loan Servicer’s application of such payment, shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

3.5(5) Interest on Amounts Not Paid When Due. Except as otherwise set out in Section 3.5(2) and to the extent permitted by applicable law, the Borrower shall pay interest on any amount not paid when due under this Agreement at an annual rate equal to the Prime Rate (as that term is defined in Section 3.3(2)) plus two percentage points from, and including, the day such amount is due to, but excluding, the day such amount is paid in full. Interest will be calculated on the basis of a 360-day year and the actual number of days elapsed.

3.5(6) Risk of Loss. The Borrower assumes all risk of loss caused by any default under, or any change in value of, any investment in any Fund or Account under any Indenture or any account under any Hedge Assignment or the Hedge Reserve Escrow Security Agreement, without regard to the reason for loss. Should any such loss arise, the Borrower shall replenish the amount of the loss by payment to the Loan Servicer within 30 days after demand by the Loan Servicer or the Trustee.

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3.6 Indemnification.

3.6(1) Indemnification. The Borrower hereby releases Fannie Mae, the Loan Servicer and their respective officers, directors, members, shareholders, officials, agents, independent contractors and employees from, and covenants and agrees to indemnify, hold harmless and defend Fannie Mae, the Loan Servicer and their respective officers, members, directors, shareholders, officials, agents, independent contractors and employees and each of them (each an “indemnified party”) from and against (a) any and all claims, joint or several, by or on behalf of any person arising from any cause whatsoever in connection with the transactions provided for in the Borrower Documents or otherwise in connection with any Mortgaged Property, any issue of Bonds, any Loan or the execution or amendment of any document relating thereto; (b) any and all claims, joint or several, arising from any cause whatsoever in connection with the approval of the refinancing of any Mortgaged Property or the making of any Loan; (c) any and all claims, joint or several, arising from any act or omission of any Borrower or any of its agents, servants, employees or licensees, in connection with any Loan or any Mortgaged Property; (d) any and all claims arising in connection with the issuance and sale, resale or remarketing of any Bonds other than any claims based upon information in any Preliminary Official Statement or any Official Statement under the caption “Fannie Mae” so long as the information is the same as information provided to any Borrower by Fannie Mae for inclusion in the Official Statement or any certifications or representations made by any person other than the Issuer or the party seeking indemnification in connection therewith and the carrying out by any Borrower of any of the transactions contemplated by the Borrower Documents; (e) any and all claims arising in connection with the operations of any Mortgaged Property, or the conditions, occupancy, use, possession, conduct or management of work done in or about, or from the planning, design, acquisition, installation or construction of, any Mortgaged Property or any part of any Mortgaged Property; (f) any and all losses, claims, damages, liabilities or expenses, joint or several, arising out of or connected with the exercise by Fannie Mae or the Loan Servicer of their respective powers or duties under any of the Borrower Documents; (g) any and all losses, claims, damages, liabilities or expenses, joint or several, arising out of or connected with any Trustee’s acceptance or administration of the trusts created by any Indenture and the exercise of its powers or duties thereunder, any Regulatory Agreement or any other agreements in connection therewith to which it is a party; (h) errors, omissions, interruptions, losses or delays in transmission or delivery of any messages by mail, cable, telegraph, telex, telephone or otherwise; (i) any other circumstances whatsoever in making or failing to make payment under any Credit Enhancement Instrument; and (j) all reasonable costs, counsel fees, expenses or liabilities incurred in connection with any such claim or proceeding referred to in clause (a) through (j) above; provided, however, that the foregoing indemnification shall not be effective to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified party. Neither Fannie Mae nor the Loan Servicer shall have any liability to any Borrower or to any other person as a result of any reduction of the credit rating of the Bonds or any deterioration of Fannie Mae’s financial condition, nor shall any such reduction or deterioration reduce or diminish in any respect any Borrower’s obligations under this Agreement. In the event that any action or proceeding is brought against any indemnified party with respect to which indemnity may be sought hereunder, the Borrower, upon written notice from the indemnified party, shall assume the investigation and defense thereof, including the employment of counsel selected by the indemnified party, but acceptable to the Borrower, and

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shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion, provided that such indemnified party shall have the right to review and approve or disapprove any such compromise or settlement.

Each indemnified party shall have the right, if such indemnified party shall conclude in good faith that a conflict of interest exists, to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Borrower shall pay the reasonable fees and expenses of such separate counsel.

In the event that an indemnified party does not conclude that a conflict of interest exists and yet such party prefers to employ separate counsel in such action or proceeding, it may do so at its own cost and expense. If such separate counsel is so employed, the Borrower and any such indemnified party agree to cooperate as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding, including, but not limited to, making available to each other, and their counsel and accountants, all books and records relating to such action, suit or proceeding. If any such counsel reasonably determines that the rendering of such assistance will adversely affect the defense or interests of its client, such counsel shall not be required to comply with the terms of the immediately preceding sentence.

Notwithstanding any transfer of any Mortgaged Property to another owner, the Borrower shall remain obligated to indemnify each indemnified party pursuant to this Section 3.6(1) with respect to acts occurring prior to the date of transfer by any Borrower of legal title to any Mortgaged Property (irrespective of when a claim is actually made).

3.6(2) Additional Indemnification. In addition to any and all rights of indemnification or any other rights of Fannie Mae or the Loan Servicer pursuant hereto or under law or equity, the Borrower hereby agrees to pay, and to protect, indemnify and hold harmless, Fannie Mae, the Loan Servicer and their respective officers, members, directors, shareholders, officials, employees, independent contractors, agents and each of them and each Person, if any, who controls Fannie Mae or the Loan Servicer within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (such person herein referred to as a “Control Person”), from and against any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs, charges or expenses (including fees and expenses of attorneys, consultants and auditors and costs of investigation) and obligations whatsoever (herein collectively referred to as “Liabilities”) of any nature arising out of, relating to in connection with the transactions contemplated by this Agreement or any of the other Borrower Documents by reason of:

(a) any untrue statement or alleged untrue statement of a material fact contained in any offering documents relating to the Bonds or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent related to any statement or omission regarding Fannie Mae;

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(b) to the extent not covered by paragraph (i) of this Section 3.6(2), any act, statement or omission, by or on behalf of any Borrower in connection with the offering, issuance, sale, delivery or any remarketing or reoffering (from time to time) of the Bonds;

(c) the misfeasance or malfeasance of, or theft committed by, any director, officer, employee, partner or agent of any Borrower;

(d) the violation by any Borrower of any Federal, state or local securities or real estate laws, rules or regulations in connection with the issuance, offer and sale of the Bonds or the transactions contemplated by this Agreement or the Borrower Documents;

(e) the violation by any Borrower of any Federal or state laws, rules or regulations relating to the maximum amount of interest permitted to be received on account of the loan of money;

(f) the breach beyond any applicable grace period (if any) by any Borrower of its obligations (if any) under any of the Borrower Documents; and

(g) the breach beyond any applicable cure period by any Borrower of any of its representations or warranties (if any) contained in this Agreement, any Borrower Document or in any certificate furnished or delivered to the Loan Servicer or Fannie Mae.

If any action or proceeding (including any governmental investigation) shall be brought or asserted against Fannie Mae, the Loan Servicer or any Control Person in respect of which indemnity may be sought from the Borrower pursuant to this Section 3.6(2), Fannie Mae, the Loan Servicer or such Control Person, as the case may be, shall promptly notify the Borrower in writing, and the Borrower shall assume the payment of all expenses incurred by Fannie Mae, the Loan Servicer or such Control Person in connection with the defense thereof as and to the extent provided in Section 3.6(1) above.

3.6(3) Survival. The provisions of Section 3.6 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, foreclosure of any Mortgage or other disposition of any Mortgaged Property, the repayment of any Advances, the invalidity or unenforceability of any term or provision of this Agreement or any Borrower Document, or any investigation made by or on behalf of Fannie Mae to the fullest extent of the law. All amounts due under Section 3.6 shall be payable within 30 days after delivery of written notice from Fannie Mae to the Borrower unless judicial order requires that any such payments must be made on an earlier date in which case payment shall be made by such date on written demand therefor.

3.7 Liability of The Borrower. The obligation of the Borrower to repay each Loan and to make any and all payments to Fannie Mae required by this Agreement shall not be subject to diminution by set-off, recoupment, counterclaim, abatement or otherwise. Until the later of the date on which (i) all the Bonds have been fully paid (or provision made therefor as a legal defeasance) in accordance with the Indentures (ii) each Credit Enhancement Instrument has

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been terminated in accordance with its terms, and (iii) all amounts due and owing Fannie Mae under this Agreement (and longer if required by the terms of this Agreement or any Mortgage Loan Document) have been paid, the Borrower (a) shall continue to have the obligation to repay each Loan as aforesaid, (b) shall perform and observe all of its other obligations contained in this Agreement, the Borrower Documents and all other documents contemplated hereby or thereby.

The obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances: (a) any invalidity or unenforceability of any of the Borrower Documents or any other agreement or instrument related to the Borrower Documents; (b) any amendment or waiver of, or any consent to or departure from, the terms of any Credit Enhancement Instrument, any of the other Borrower Documents, or any other agreement or instrument related to the Borrower Documents, any extensions of time or other modifications of the terms and conditions for any act to be performed in connection with such Credit Enhancement Instrument; (c) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against Fannie Mae, the Loan Servicer, any Issuer, any Trustee, any Tender Agent, the Remarketing Agent, any Key Principal or any other Person, whether in connection with this Agreement, any of the other Borrower Documents, any Mortgaged Property, or any unrelated transaction; (d) the surrender or impairment of any security for the performance or observance of any of the agreements or terms of this Agreement or the other Borrower Documents; (e) defect in title to any Mortgaged Property, any acts or circumstances that may constitute failure of consideration, destruction of, damage to or condemnation of any Mortgaged Property, commercial frustration of purpose, or any change in the tax or other laws of the United States of America or of any State or any political subdivision of the same, (f) the breach by Fannie Mae, the Loan Servicer, any Issuer, any Trustee, any Tender Agent, the Remarketing Agent, any Key Principal or any other Person of its obligations under any Borrower Document or (g) any other circumstance, happening or omission whatsoever.

3.8 Fannie Mae and Loan Servicer Not Liable. Neither Fannie Mae, the Loan Servicer nor any of their respective officials, officers, directors, members, shareholders, agents, independent contractors or employees shall be responsible for or liable to any Borrower or any of its officials, officers, directors, shareholders, members, partners, affiliates, independent contractors or employees for (i) any act or omission of the Loan Servicer or any other Person made in good faith with respect to the validity, sufficiency, accuracy or genuineness of documents, or of any endorsement(s) thereon (except for documents and endorsements provided by Fannie Mae or the Loan Servicer, as applicable), even if such documents should be in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Credit Enhancement Instrument or the rights or benefits under such Credit Enhancement Instrument or proceeds under such Credit Enhancement Instrument, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of any Trustee to comply fully with all conditions required in order to effect any applicable Advance; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopier or otherwise; (v) for any loss or delay in the transmission or otherwise of any document or draft required in order to make any Advance; and (vi) for any consequences arising from causes beyond the control of Fannie Mae or the Loan Servicer, as applicable. In

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furtherance and not in limitation of the foregoing, Fannie Mae (or the Loan Servicer) may accept documents that appear on their face to be valid and in order, without any responsibility for further investigation. None of the above shall affect, impair, or prevent the vesting of any rights or powers of Fannie Mae or the Loan Servicer under this Agreement.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Fannie Mae or the Loan Servicer under or in connection with any Borrower Document or any related certificates or other documents, if taken or omitted in good faith, shall be binding upon the Borrower, and the applicable Trustee, Issuer, Remarketing Agent and Tender Agent and shall not under any Credit Enhancement Instrument put Fannie Mae under any resulting liability to any of them.

3.9 Waivers and Consents. THE BORROWER AGREES TO BE BOUND BY THIS AGREEMENT AND, TO THE EXTENT PERMITTED BY LAW, (A) WAIVES AND RENOUNCES ANY AND ALL REDEMPTION AND EXEMPTION RIGHTS AND THE BENEFIT OF ALL VALUATION AND APPRAISAL PRIVILEGES AGAINST THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED BY THIS AGREEMENT AND THE OTHER BORROWER DOCUMENTS OR BY ANY EXTENSION OR RENEWAL OF THIS AGREEMENT AND THE OTHER BORROWER DOCUMENTS; (B) WAIVES PRESENTMENT AND DEMAND FOR PAYMENT, NOTICES OF NONPAYMENT AND OF DISHONOR, PROTEST OF DISHONOR AND NOTICE OF PROTEST; (C) WAIVES ALL NOTICES IN CONNECTION WITH THE DELIVERY AND ACCEPTANCE OF THIS AGREEMENT AND THE OTHER BORROWER DOCUMENTS AND ALL OTHER NOTICES IN CONNECTION WITH THE PERFORMANCE, DEFAULT OR ENFORCEMENT OF THE PAYMENT OF ANY OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER BORROWER DOCUMENTS EXCEPT AS REQUIRED BY THIS AGREEMENT OR THE OTHER BORROWER DOCUMENTS; (D) AGREES THAT ITS LIABILITIES UNDER THIS AGREEMENT AND THE OTHER BORROWER DOCUMENTS SHALL BE UNCONDITIONAL AND WITHOUT REGARD TO THE LIABILITY OF ANY OTHER PERSON AND (E) AGREES THAT ANY CONSENT, WAIVER OR FORBEARANCE UNDER THIS AGREEMENT AND THE OTHER BORROWER DOCUMENTS WITH RESPECT TO AN EVENT SHALL OPERATE ONLY FOR SUCH EVENT AND NOT FOR ANY SUBSEQUENT EVENT.

3.10 Subrogation. The Borrower acknowledges that, to the extent of any payment made by Fannie Mae pursuant to any Credit Enhancement Instrument, Fannie Mae is to be fully subrogated to the extent of such payment and any additional interest due on any late payment, to the rights of the Bondholders to any moneys paid or payable under the applicable Bonds and Loans and all security therefor under the applicable Indenture. The Borrower agrees to such subrogation and further agrees to execute such instruments and to take such actions as, in the judgment of Fannie Mae, are necessary to evidence such subrogation and to perfect the rights of Fannie Mae to the extent necessary to provide reimbursement hereunder.

3.11 Pledge of Rights to Certain Funds and Investments. To secure the Borrower’s obligations under this Agreement, to the extent, if any, that any Borrower retains an interest in and to all funds and accounts and investments of funds and accounts now or hereafter held (a) by each Trustee under the applicable Indenture as security for the payment of the Bonds,

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including, without limitation, each Principal Reserve Fund, any and all loan funds, construction funds, escrow funds, revenue funds, debt service funds, reserve funds, redemption funds and other funds and securities and other instruments comprising investments of any of the foregoing and interest and other income derived from any of the foregoing held as security for the payment of the Bonds, and (b) by the Loan Servicer with respect to payments payable under any of the Mortgage Loan Documents, the Borrower hereby pledges, assigns and grants to Fannie Mae a security interest in such funds, account, and investments. Such pledge, assignment and grant shall be subject only to the rights of each Trustee under the applicable Indenture. The Borrower covenants and agrees that it will defend Fannie Mae’s rights and security interests created by this Section 3.11 against the claims and demands of all persons. In addition to its other rights and remedies under this Agreement and the other Borrower Documents, Fannie Mae shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the States or other applicable law with respect to the security interests created by this Section 3.11. Fannie Mae’s rights under this Section 3.11 are in addition to, and not in lieu of, its rights and remedies described elsewhere in this Agreement.

3.12 Pledged Bonds. The Borrower acknowledges that Pledged Bonds (as defined in each Indenture) will be purchased for and registered in the name of the applicable Borrower, to the extent that Fannie Mae has provided the funds to purchase such Pledged Bonds or moneys in any Principal Reserve Fund were used for such purposes, and that such Pledged Bonds will be pledged to Fannie Mae pursuant to the Pledge Agreement. If an Event of Default has occurred and is continuing, Fannie Mae, in its sole and absolute discretion, may direct any Trustee to cancel all or any Pledged Bonds.

3.13 Recourse Obligations, Termination of Personal Liability, and Exceptions to Limits on Personal Liability.

3.13(1) Full Recourse. Except as provided in Section 3.13(2), each Borrower is and shall remain jointly and severally personally liable to Fannie Mae for the payment and performance of all Obligations throughout the term of this Agreement.

3.13(2) Termination of Personal Liability. The provisions of Section 3.13(1) shall be null and void upon the written notice of Borrower to Fannie Mae and the Loan Servicer of its election to render such provisions null and void if (i) the Loan to Value Ratio is 60% or less, (ii) the Aggregate Debt Service Ratio for the Trailing 12 Month Period is 155% or more, (iii) the Borrower has executed and delivered to Fannie Mae a Hedge Reserve Escrow Account Security Agreement and deposited to the Hedge Reserve Escrow Account the amount required by Fannie Mae to be deposited therein, (iv) the Mortgaged Properties are owned in fee simple by a borrower that is a Single Purpose entity, a wholly-owned subsidiary of OP, and approved by Fannie Mae (v) the new borrower executes and delivers an assumption agreement satisfactory in form and substance to Fannie Mae and delivers to Fannie Mae any legal opinions, certificates, recordations and endorsements to title policies or other documents required by Fannie Mae and (vi) the OP and Key Principal execute and deliver to Fannie Mae a Key Principal Guaranty in form and substance satisfactory to Fannie Mae. Upon the termination of the effectiveness of Section 3.13(1), Sections 2.6(2), 2.6(3), 2.6(6), 2.6(7) and 2.6(8) to the extent that a Default would result from the failure of the Borrower to be in compliance with such Sections shall be null and void and no longer applicable.

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3.13(3) Exceptions to Limits on Personal Liability. Upon termination of personal liability of Borrower pursuant to Section 3.13(2), the new borrower, the OP and the Key Principal shall be personally liable to Fannie Mae on a joint and several basis for repayment of amounts due under this Agreement and the other Borrower Documents equal to any loss or damage suffered by Fannie Mae as a result of (1) failure of any Borrower to pay to Fannie Mae upon demand after an Event of Default all Rents to which Fannie Mae is entitled under Section 3(a) of the applicable Mortgages encumbering such Mortgaged Property and the amount of all security deposits collected by any Borrower from tenants then in residence; (2) failure of any Borrower to apply all insurance proceeds and condemnation proceeds as required by each Mortgage encumbering each Mortgaged Property; (3) failure of any Borrower to comply with Section 2.2(4) relating to the delivery of books and records, statements, schedules and reports; (4) fraud or written material misrepresentation by any Borrower or any officer, director, partner, member or employee of any Borrower in connection with the application for or creation of the Obligations or any request for any action or consent by Fannie Mae; (5) failure to apply the rents, profits, issues, products and income of each Mortgaged Property received or collected by or on behalf of the Borrower (the “Rents and Profits”), first, to the payment of reasonable operating expenses and then to amounts (“Debt Service Amounts”) payable under the Borrower Documents (except that any Borrower will not be personally liable (i) to the extent that such Borrower lacks the legal right to direct the disbursement of such sums because of a bankruptcy, receivership or similar judicial proceeding, or (ii) with respect to Rents and Profits of any Mortgaged Property that are distributed in any Calendar Quarter if such Borrower has paid all operating expenses and Debt Service Amounts for that Calendar Quarter); (6) any Borrower’s failure to deposit all Gross Revenues into a Property Account (as defined in the Cash Management Agreement) in accordance with the Cash Management Agreement; or (7) failure of the Borrower to pay any and all documentary stamp taxes, intangible taxes and other taxes, impositions, fees and charges due on or with respect to the Note, the Obligations, this Agreement and/or any of the other Borrower Documents.

3.13(4) Full Recourse After Termination of Personal Liability. Upon termination of personal liability of each Borrower pursuant to Section 3.13(2), each Borrower shall become personally liable to Fannie Mae for the payment and performance of all Obligations upon the occurrence of any of the following Events of Default: (1) any Borrower’s acquisition of any property or operation of any business not permitted by Section 33 of the Mortgages; or (2) a breach of any covenant set forth in Section 2.7 of this Agreement.

3.13(5) Permitted Transfer Not Release. No Transfer by the Key Principal of its Ownership Interests in any Borrower shall release any Borrower from liability under this Article, this Agreement or any other Borrower Document, unless Fannie Mae shall have approved the Transfer and shall have expressly released the Borrower in connection with the Transfer.

3.13(6) Miscellaneous. To the extent that a Borrower has personal liability under this Section 3.13(6), Fannie Mae may exercise its rights against the Borrower personally without regard to whether Fannie Mae has exercised any rights against any Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Fannie Mae under the Borrower Documents or applicable law. For purposes of this Article, the term “Mortgaged Property” shall not include any funds

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that (1) have been applied by any Borrower as required or permitted by the Borrower Documents prior to the occurrence of an Event of Default, or (2) are owned by a Borrower and which the Borrower was unable to apply as required or permitted by the Borrower Documents because of a bankruptcy, receivership, or similar judicial proceeding.

3.14 Loan Servicing.

3.14(1) Loan Servicing. As set out in each Assignment, the Borrower agrees that Fannie Mae has the sole and exclusive right to arrange for the servicing of the Loans and the Assigned Documents. The Borrower acknowledges that Fannie Mae has appointed the Loan Servicer to perform these functions as well as to service the Obligations of the Borrower under this Agreement and the other Borrower Documents.

3.14(2) Payments Directly to Loan Servicer. The Borrower shall make all payments and prepayments of the principal of and interest and any premium on the Loans (whether regularly scheduled payments, an optional prepayment or otherwise), all other amounts payable under any of the Mortgage Loan Documents and all other fees, costs and expenses payable by the Borrower under each Financing Agreement, directly to the Loan Servicer for remittance to the Person to whom owed.

3.14(3) Payments on Servicing Payment Dates. The Borrower shall pay all principal of and interest on the Loans (whether regularly scheduled payments, an optional prepayment or otherwise), any prepayment premium under each Note and all regularly scheduled payments of fees, costs and expenses set out in Section 2.5 of each Financing Agreement to the Loan Servicer on the Servicing Payment Date. For the purpose of calculating the amount of interest due on each Note and the amount of fees due under each Financing Agreement, the fact that the Borrower is required to make the payment on a Servicing Payment Date (rather than on the date such amounts are otherwise payable) will be ignored.

3.14(4) Mortgage Interest During Weekly Variable Rate. If the interest rate on an issue of Bonds is a Weekly Variable Rate, the rate at which interest accrues on the applicable Note is reset on the same day of each week. However, the end of a Mortgage Interest Period may fall on any day of the week. Accordingly, for some Mortgage Interest Periods, the Weekly Variable Rate in effect for the last few days of the Mortgage Interest Period will not be known on the day the Loan Servicer invoices the Borrower for payments of interest on the Note. To provide for the orderly invoicing and payment of interest on the Note, the Loan Servicer will invoice the Borrower, and Borrower will pay the amount invoiced by the Loan Servicer, as the combination of (i) interest on the Note accrued for those days of the Mortgage Interest Period for which the Loan Servicer knows the rate at which interest on the Note accrues, plus (ii) for the remaining days of the Mortgage Interest Period interest at two percentage points in excess of the Weekly Variable Rate in effect for the last week of such Mortgage Interest Period for which the rate is known at the time of the invoice. If the amount invoiced by the Loan Servicer and paid by the Borrower is greater than the interest on the Note which actually accrued, the excess amount will be retained by the Loan Servicer and applied to the next payment of interest on the Note (or, if all of such issue of Bonds have been repaid in full, returned to the Borrower). If the amount paid is less than the accrued interest on the Note, the

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Borrower will pay such deficiency within one Business Day of receipt of a restated invoice for interest on the Note for that Mortgage Interest Period.

3.15 Borrowing Agency Provisions.

(a) The Borrower hereby irrevocably designates the Borrower Agent to be its agent and in such capacity to receive on behalf of the Borrower all proceeds, receive all notices on behalf of the Borrower under this Agreement, make all requests under this Agreement, and execute, deliver and receive all instruments, certificates, requests, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrower, and hereby authorizes the Loan Servicer to pay over all loan proceeds hereunder in accordance with the request of the Borrower Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrower agent in the manner set forth in this Agreement is solely as an accommodation to the Borrower and at their request. Neither the Loan Servicer nor Fannie Mae shall incur liability to Borrower as a result thereof. To induce Lender and Fannie Mae to do so and in consideration thereof, the Borrower hereby indemnifies the Loan Servicer and Fannie Mae and holds Loan Servicer and Fannie Mae harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Loan Servicer or Fannie Mae by any Person arising from or incurred by reason of the Borrower Agent handling of the financing arrangements of the Borrower as provided herein, reliance by Loan Servicer or Fannie Mae on any request or instruction from Borrower Agent or any other action taken by the Loan Servicer or Fannie Mae with respect to this Section 3.15 except due to willful misconduct or gross (not mere) negligence by the indemnified party.

ARTICLE IV

JOINT AND SEVERAL OBLIGATIONS; CROSS GUARANTY AND OTHER

INTERBORROWER MATTERS

4.1 Joint and Several Obligation; Cross-Guaranty. Notwithstanding anything contained in this Agreement or the other Borrower Documents to the contrary (but subject to the provisions of Section 4.10), each Borrower shall have joint and several liability for all Obligations. Notwithstanding the intent of all of the parties to this Agreement that all Obligations of each Borrower under this Agreement and the other Borrower Documents shall be joint and several Obligations of each Borrower, each Borrower, on a joint and several basis, hereby irrevocably guarantees to Fannie Mae and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Fannie Mae by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is an unconditional guaranty of payment and performance and not merely a guaranty of collection. The Obligations of each Borrower under this Agreement shall not be subject to any counterclaim, set-off, recoupment, deduction, cross-

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claim or defense based upon any claim any Borrower may have against Fannie Mae or any other Borrower.

4.2 Waivers by Borrower and Other Rights.

(a) The obligations of each Borrower under this Article IV shall survive any foreclosure proceeding, any foreclosure sale, any delivery of any deed in lieu of foreclosure, and any release of record of the Mortgages. The obligations of each Borrower under this Article IV shall be performed without demand by Fannie Mae and shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of this Agreement, Note, the Mortgages, or any other Borrower Document, and without regard to any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Borrower hereby waives the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Article IV and agrees that its obligations shall not be affected by any circumstances, whether or not referred to in this Article IV, which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Borrower hereby waives the benefits of any right of discharge under any and all statutes or other laws relating to guarantors or sureties and any other rights of sureties and guarantors thereunder. Without limiting the generality of the foregoing, each Borrower hereby waives, to the fullest extent permitted by law, diligence in collecting the indebtedness of such Borrower to Fannie Mae, any rights or defenses based upon an offset by any Borrower against any obligation now or hereafter owed to such Borrower by any other Borrower, presentment, demand for payment, protest, all notices with respect to this Agreement and the each Note which may be required by statute, rule of law or otherwise to preserve Fannie Mae’s rights against such Borrower under this Article VII, including notice of acceptance, notice of any amendment of any Borrower Document, notice of the occurrence of any default, potential Event of Default or Event of Default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, and notice of the incurring by any Borrower of any obligation or indebtedness. Each Borrower also waives, to the fullest extent permitted by law, all rights to require Fannie Mae to (a) proceed against any Borrower or any other guarantor of the Borrower’s payment or performance with respect to the Obligations, (b) proceed against or exhaust any Collateral held by Fannie Mae to secure the repayment of the obligations, or (c) pursue any other remedy it may now or hereafter have against any Borrower or any Key Principal. It is agreed among each Borrower and Fannie Mae that all of the foregoing waivers are of the essence of the transaction contemplated by this Agreement and other Documents and that but for the provisions of this Article IV and such waivers Fannie Mae would decline to enter into this Agreement.

(b) At any time or from time to time any number of times, without notice to any Borrower in its capacity as guarantor and without affecting the liability of any Borrower, (a) the time for payment of the principal of or interest

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on each Note may be extended or each Note may be renewed in whole or in part; (b) the time any Borrower’s performance of or compliance with any covenant or agreement contained in this Agreement, each Note, the Mortgages or any other Borrower Document, whether presently existing or hereinafter entered into, may be extended or such performance or compliance may be waived; (c) the maturity of each Note may be accelerated as provided in this Agreement, each Note, the Mortgages, or any other Borrower Document; (d) each Note, the Mortgages, or any other Borrower Document may be modified or amended by Fannie Mae and any Borrower in any respect, including an increase in the principal amount; and (e) and security for each Note may be modified, exchanged, surrendered or otherwise dealt with or additional security may be pledged or mortgaged for each Note.

4.3 No Impairment. Each Borrower agrees that the provisions of this Article IV are for the benefit of Fannie Mae and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Fannie Mae, the obligations of such other Borrower under the Borrower Documents.

4.4 No Subrogation. No Borrower shall have the right of, and hereby waives any claim for, subrogation contribution, indemnity or reimbursement against any other Borrower or any General Partner of any other Borrower by reason of any payment by such Borrower under this Article IV, whether such right or claim arises at law or in equity or under any contract or statute or otherwise, until the Obligations have been paid in full.

4.5 Subordination of Subrogation, Etc. Each Borrower hereby irrevocably and unconditionally agrees that in the event that, notwithstanding Section 4.4 hereof, to the extent its agreement and waiver set forth in Section 4.4 is found by a court of competent jurisdiction to be void or voidable for any reason and such Borrower has any subrogation or other rights against any other Borrower by virtue of this Article IV, any such claims, direct or indirect, that such Borrower may have by subrogation rights or other form of reimbursement, contribution or indemnity, against any other Borrower or to any security or any such Borrower pursuant to this Article IV, shall be and such rights, claims and indebtedness are hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations. Until payment and performance in full with interest (including post-petition interest in any case under the Bankruptcy Code) of the Obligations, each Borrower agrees not to accept any payment or satisfaction of any kind of indebtedness of any other Borrower in respect of any such subrogation rights arising by virtue of payments made pursuant to this Article IV, and hereby assigns such rights or indebtedness to Fannie Mae, including the right to file proofs of claim and to vote thereon in connection with any case under the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of any such subrogation rights shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Fannie Mae, and any amount so collected should be turned over to Fannie Mae for application to the Obligations.

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4.6 Election of Remedies.

(a) Fannie Mae, in its discretion, may (a) bring suit against any one or more Borrower, jointly and severally, without any requirement that Fannie Mae first proceed against any other Borrower or any other Person; (b) compromise or settle with any one or more Borrower, or any other Person, for such consideration as Fannie Mae may deem proper; (c) release one or more Borrower, or any other Person, from liability; and (d) otherwise deal with any Borrower and any other Person, or any one or more of them, in any manner, or resort to any of the Collateral at any time held by it for performance of the Obligations or any other source or means of obtaining payment of the Obligations, and no such action shall impair the rights of Fannie Mae to collect from any Borrower any amount guaranteed by any Borrower under this Article IV. Nothing contained in this paragraph shall in any way affect or impair the rights or obligations of any Borrower with respect to any other Borrower.

(b) If, in the exercise of any of its rights and remedies, Fannie Mae shall forfeit any of its rights or remedies, including its rights to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Fannie Mae and waives any claim based upon such action, even if such action by Fannie Mae shall result in a full or partial loss or any rights of subrogation which each Borrower might otherwise have had but for such action by Fannie Mae. Any election of remedies which results in the denial or impairment of the right of Fannie Mae to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Fannie Mae shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or any of the Borrower Documents, Fannie Mae may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Fannie Mae but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Fannie Mae or any other party is the successful bidder, shall be conclusively deemed to be fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be amount of the Obligations guaranteed under this Section 4.6, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Fannie Mae might otherwise be entitled but for such bidding at any such sale.

4.7 Subordination of Other Obligations.

(a) Each Borrower hereby irrevocably and unconditionally agrees that all amounts payable from time to time to such Borrower by any other Borrower pursuant to any agreement, whether secured or unsecured, whether of principal, interest or otherwise, other than the amounts referred to in this Article IV (collectively, the “Subordinated Obligations”), shall be and such rights, claims

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and indebtedness are, hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations; provided, however, that payments may be received by any Borrower in accordance with, and only in accordance with, the provisions of Section 4.7(b) hereof.

(b) Until the Obligations under all the Borrower Documents have been finally paid in full or fully performed and all the Borrower Documents have been terminated, each Borrower irrevocably and unconditionally agrees it will not ask, demand, sue for, take or receive, directly or indirectly, by set-off, redemption, purchase or in any other manner whatsoever, any payment with respect to, or any security or guaranty for, the whole or any part of the Subordinated Obligations, and in issuing documents, instruments or agreements of any kind evidencing the Subordinated Obligations, each Borrower hereby agrees that it will not receive any payment of any kind on account of the Subordinated Obligations, so long as any of the Obligations under all the Borrower Documents are outstanding or any of the terms and conditions of any of the Borrower Documents are in effect; provided, however, that, notwithstanding anything to the contrary contained herein, if no potential Event of Default or Event of Default or any other event or condition which would constitute an Event of Default after notice or lapse of time or both has occurred and is continuing under all the Borrower Documents, then payments may be received by such Borrower in respect of the Subordinated Obligations in accordance with and provided that such Borrower and each other Borrower make such payment in full. Except as aforesaid, each Borrower agrees not to accept any payment or satisfaction of any kind of indebtedness of any other Borrower in respect of the Subordinated Obligations and hereby assigns such rights or indebtedness to Fannie Mae, including the right to file proofs of claim and to vote thereon in connection with any case under the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of Subordinated Obligations shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Fannie Mae, and any amount so collected shall be turned over to Fannie Mae upon demand.

4.8 Insolvency and Liability of Other Borrower. So long as any of the Obligations are outstanding, if a petition under the Bankruptcy Code is filed by or against any Borrower, each other Borrower agrees to file all claims against such Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in connection with indebtedness owed by such Borrower and to assign to Fannie Mae all rights thereunder up to the amount of such indebtedness. In all such cases, the Person or Persons authorized to pay such claims shall pay to Fannie Mae the full amount thereof and Fannie Mae agrees to pay such Borrower any amounts received in excess of the amount necessary to pay the Obligations. Such Borrower hereby assigns to Fannie Mae all of such Borrower’s rights to all such payments to which such Borrower would otherwise be entitled but not to exceed the full amount of the Obligations. In the event that, notwithstanding the foregoing, any such payment shall be received by any Borrower before the Obligations shall have been finally paid in full, such payment shall be held in trust for the benefit of and shall be paid over to Fannie Mae upon

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demand. Furthermore, notwithstanding the foregoing, the liability of each Borrower hereunder shall in no way be affected by:

(a) the release or discharge of any other Borrower in any creditors’, receivership, bankruptcy or other proceedings; or

(b) the impairment, limitation or modification of the liability of any other Borrower or the estate of any other Borrower in bankruptcy resulting from the operation of any present or future provisions of the Bankruptcy Code or other statute or from the decision in any court.

4.9 Preferences, Fraudulent Conveyances, Etc. If Fannie Mae is required to refund, or voluntarily refunds, any payment received from any Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including without limitation any judgment, order or decree of any court or administrative body having jurisdiction over any Borrower or any of its property, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, or any statement or compromise of any claim effected by Fannie Mae with any Borrower or any other claimant (a “Rescinded Payment”), then each other Borrower’s liability to Fannie Mae shall continue in full force and effect, or each other Borrower’s liability to Fannie Mae shall be reinstated and renewed, as the case may be, with the same effect and to the same extent as if the Rescinded Payment had not been received by Fannie Mae, notwithstanding the cancellation or termination of any of the Borrower Documents, and regardless of whether Fannie Mae contested the order requiring the return of such payment. In addition, each other Borrower shall pay, or reimburse Fannie Mae for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Fannie Mae in the defense of any claim that a payment received by Fannie Mae in respect of all or any part of the Obligations must be refunded. The provisions of this Section 4.9 shall survive the termination of the Borrower Documents and any satisfaction and discharge of any Borrower by virtue of any payment, court order or any federal or state law.

4.10 Maximum Liability of Each Borrower. Notwithstanding anything contained in this Agreement or any of the Borrower Documents to the contrary, if the obligations of any Borrower under this Agreement or any of the other Borrower Documents exceed the limitations imposed under any Fraudulent Transfer Law (as hereinafter defined), then such liability of such Borrower shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under this Agreement or all the other Borrower Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of indebtedness to any other Borrower or any other Person that is an Affiliate of the other Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Borrower in respect of the Obligations) and after giving effect (as assets) to the value (as

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determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to applicable law or pursuant to the terms of any agreement including the Contribution Agreement.

4.11 Liability Cumulative. The liability of each Borrower under this Article IV is in addition to and shall be cumulative with all liabilities of such Borrower to Fannie Mae under this Agreement and all the other Borrower Documents to which such Borrower is a party or in respect of any Obligations of any other Borrower.

ARTICLE V

ADDITIONS OF COLLATERAL

5.1 Request to Add Collateral. Subject to the terms and conditions of this Article, the Borrower shall have the right, from time to time during the Term of this Agreement, to request that Fannie Mae add Multifamily Residential Properties to the Collateral Pool in accordance with the provisions of this Article. Notwithstanding, anything herein to the contrary, (i) the Borrower may not add an Additional Mortgaged Property to the Collateral Pool (other than pursuant to Section 6.5) on or after the date upon which the aggregate original principal amount of Bonds equals the Commitment and (ii) Fannie Mae may determine in its sole discretion whether or not to add any Multifamily Residential Property to the Collateral Pool.

5.2 Procedure for Adding Collateral. The procedure for adding Collateral set forth in this Section 5.2 shall apply to all additions of Collateral in connection with this Agreement.

(a) Request. The Borrower may, not more than four (4) times per Calendar Year, deliver a written request (“Collateral Addition Request”) to Fannie Mae, in the form attached as Exhibit G to this Agreement, to add one or more Multifamily Residential Properties to the Collateral Pool. Each Collateral Addition Request shall be accompanied by the following:

(i) The information relating to the proposed Additional Mortgaged Property required by the form attached as Exhibit H to this Agreement (“Collateral Addition Description Package”), as amended from time to time to include information required under the DUS Guide; and

(ii) The payment of all Additional Collateral Due Diligence Fees pursuant to Section 3.3(8)(b).

(b) Additional Information. The Borrower shall promptly deliver to Fannie Mae any additional information concerning the proposed Additional Mortgaged Property that the Fannie Mae may from time to time reasonably request.

(c) Underwriting. Fannie Mae shall evaluate the proposed Additional Mortgaged Property, and shall make underwriting determinations as to the Aggregate Debt Service Coverage Ratios for the Trailing 12 Month Period and the Aggregate Loan to Value Ratio applicable to the Collateral Pool, on the basis

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of the lesser of (i) if purchased by the relevant Borrower within 12 months of the related Collateral Addition Request, the acquisition price of the proposed Additional Mortgaged Property or (ii) a Valuation made with respect to the proposed Additional Mortgaged Property, and otherwise in accordance with Fannie Mae’s DUS Underwriting Requirements. Within 30 days after receipt of (i) the Collateral Addition Request for the Additional Mortgaged Property and (ii) all reports, certificates and documents set forth on Exhibit I to this Agreement, including a zoning analysis undertaken in accordance with Section 206, Part III of the DUS Guide, Fannie Mae shall notify the Borrower whether or not it shall consent to the addition of the proposed Additional Mortgaged Property to the Collateral Pool and, if it shall so consent, shall set forth (i) the Aggregate Debt Service Coverage Ratios for the Trailing 12 Month Period and the Aggregate Loan to Value Ratio which it estimates shall result from the addition of the proposed Additional Mortgaged Property to the Collateral Pool, (ii) the Hedge Rate or Strike Rate which shall apply to the new Hedge relating to the addition of such Additional Mortgaged Property, (iii) if such addition is to occur after June 15, 2002, the Facility Fee relating to the addition of the Additional Mortgaged Property, and (iv) the change in any other terms and conditions under or relating to this Master Reimbursement Agreement which are required by Fannie Mae in conjunction with the addition of the Additional Mortgaged Property to the Collateral Pool. If Fannie Mae declines to consent to the addition of the proposed Additional Mortgaged Property to the Collateral Pool, Fannie Mae shall include, in its notice, a brief statement of the reasons for doing so. Within five Business Days after receipt of Fannie Mae’s notice that it shall consent to the addition of the proposed Additional Mortgaged Property to the Collateral Pool, the Borrower shall notify Fannie Mae whether or not it elects to cause the proposed Additional Mortgaged Property to be added to the Collateral Pool subject to all the conditions set forth in Fannie Mae’s notice of consent. If the Borrower fail to respond within the period of five Business Days, it shall be conclusively deemed to have elected not to cause the proposed Additional Mortgaged Property to be added to the Collateral Pool

(d) Closing. If, pursuant to subsection (c), Fannie Mae consents to the addition of the proposed Additional Mortgaged Property to the Collateral Pool, the Borrower timely elect to cause the proposed Additional Mortgaged Property to be added to the Collateral Pool and all conditions contained in Section 5.3 are satisfied, Fannie Mae shall permit the proposed Additional Mortgaged Property to be added to the Collateral Pool.

5.3 Conditions Precedent to Addition of an Additional Mortgaged Property to the Collateral Pool. The addition of an Additional Mortgaged Property to the Collateral Pool on the Closing Date applicable to the Additional Mortgaged Property is subject to the satisfaction of the following conditions precedent:

(a) The proposed Additional Mortgaged Property has a Debt Service Coverage Ratio for the Trailing 12 Month Period of not less than 145% and a Loan to Value Ratio of not more than 70% and immediately after giving effect to

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the requested addition, the Coverage and LTV Tests will be satisfied, and in the case of any substitution effected pursuant to Section 6.4 of this Agreement, the Coverage and LTV Tests are not adversely affected after giving effect to the proposed substitution;

(b) The receipt by Fannie Mae of the Collateral Addition Fee and all legal fees and expenses payable by the Borrower in connection with the Additional Mortgaged Property pursuant to Section 3.3(5);

(c) The Bonds issued to finance the Additional Mortgaged Property shall mature on the same date as the Bonds (the “Initial Bonds”) issued to finance the initial Mortgaged Properties (the “Initial Bond Maturity Date”).

(d) If required by Fannie Mae, amendments to the Reimbursement Mortgages, reflecting the addition of the Additional Mortgaged Property to the Collateral Pool and, as to any Reimbursement Mortgages so amended, the receipt by Fannie Mae of an endorsement to the Title Insurance Policy insuring the Reimbursement Mortgages, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date and other exceptions approved by the Fannie Mae;

(e) If the Title Insurance Policy for the Additional Mortgaged Property contains a Tie-In Endorsement, an endorsement to each other Title Insurance Policy containing a Tie-In Endorsement, adding a reference to the Additional Mortgaged Property;

(f) The execution and delivery to Fannie Mae of (x) an Additional Mortgaged Property Confirmation which, if applicable, shall include an increase in the Facility Fee acceptable to Fannie Mae and the Loan Servicer, the determination of the Hedge Rate or Strike Rate applicable to such Additional Mortgaged Property and any other terms or conditions specified in Fannie Mae’s notice of consent, (y) an amendment to the Cash Management Agreement, adding a Property Account for the Additional Mortgaged Property and (z) a restricted account letter relating to the Additional Mortgaged Property as required by the Cash Management Agreement; and

(g) The satisfaction of all the conditions set forth in Section 3.1(2).

5.4 Additional Mortgaged Property Confirmation. Upon the execution and delivery of the Additional Mortgaged Property Confirmation in accordance with Article V or VII, this Agreement shall be automatically deemed amended and supplemented to incorporate the terms and provisions of such Additional Mortgaged Property Confirmation including any provisions specifying the amendment and restatement of any of the Exhibits to this Agreement.

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ARTICLE VI

RELEASES OF COLLATERAL; SUBSTITUTIONS OF COLLATERAL;

ADDITIONAL COLLATERAL

6.1 Right to Obtain Releases of Collateral. Subject to the terms and conditions of this Article, the Borrower shall have the right to obtain a release of Collateral from the Collateral Pool in accordance with the provisions of this Article.

6.2 Procedure for Obtaining Releases of Collateral.

(a) Request. In order to obtain a release of Collateral, the Borrower may, not more than once each calendar month, deliver a written request for the release of Collateral from the Collateral Pool (“Collateral Release Request”) to Fannie Mae, in the form attached as Exhibit J to this Agreement. The Collateral Release Request shall be accompanied by (and shall not be effective unless it is accompanied by) the name, address and location of the Mortgaged Property to be released from the Collateral Pool (“Collateral Release Property”).

(b) Closing. If all conditions contained in Section 6.3 are satisfied, the Lender shall cause the Collateral Release Property to be released from the Collateral Pool, at a closing to be held at offices designated by Fannie Mae on a Closing Date selected by Fannie Mae, and occurring within 30 days after Fannie Mae’s receipt of the Collateral Release Request (or on such other date to which the Borrower and the Fannie Mae may agree, by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of the Borrower, instruments, in the form customarily used by Fannie Mae for releases in the jurisdiction governing the perfection of the security interest being released, releasing the applicable Mortgages as a lien on the Collateral Release Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements perfecting a lien on the portion of the Collateral Release Property comprised of personal property and such other documents and instruments as the Borrower may reasonably request evidencing the release of the applicable Collateral from any lien securing the Obligations (including a termination of any restriction on the use of any accounts relating to the Collateral Release Property) and the release and return to the Borrower of any and all escrowed amounts relating thereto. The instruments referred to in the preceding sentence are referred to in this Article as the “Collateral Release Documents.” The Borrower shall prepare the Collateral Release Documents and submit them to Fannie Mae for its review.

(c) Release Price. The “Release Price” for each Mortgaged Property means (i) during the period Section 3.13(1) of this Agreement is in effect, the amount, if any, required to pay the outstanding principal of interest on and premium relating to the Bonds issued to finance the Collateral Release Property, so that, immediately after the release, the Coverage and LTV Tests will be satisfied and neither the Aggregate Debt Service Coverage Ratios for the Trailing 12 Month Period will be reduced nor the Aggregate Loan to Value Ratio

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for the Trailing 12 Month Period will be increased as a result of such release and (ii) at all times after Section 3.13(1) of this Agreement is no longer in effect the greater of (1) 125% of the Allocable Facility Amount for the Mortgaged Property to be released and (2) the amount, if any, required to pay the outstanding principal of interest on and premium relating to the Bonds issued to finance the Collateral Release Property, so that, immediately after the release, the Coverage and LTV Tests will be satisfied and neither the Aggregate Debt Service Coverage Ratios for the Trailing 12 Month Period will be reduced nor the Aggregate Loan to Value Ratio for the Trailing 12 Month Period will be increased as a result of such release. In addition to the Release Price, the Borrower shall pay to the Lender all associated prepayment premiums, the Termination Fee and other amounts due under the Notes and this Agreement. Notwithstanding the above, in lieu of paying all amounts owing on the Bonds issued to finance the Collateral Release Property, the Borrower may sell the Collateral Release Property to a Person who is not directly or indirectly owned, controlled or in any way otherwise affiliated with any Borrower or the Key Principal, or any General Partner or any affiliate or subsidiary of any Borrower, the Key Principal or any General Partner and replace Fannie Mae as credit enhancer and liquidity provider with a substitute entity or terminate Fannie Mae as the credit enhancer, if such enhancement is not necessary due to the rating of the purchaser so long as in each case either the substitute entity or purchaser has a long-term credit rating which is “A” or better by S&P and “A” or better by Moody’s. Notwithstanding the above, although Fannie Mae has no obligation to do so, it may, in its sole discretion, agree to provide credit enhancement and liquidity support for the Bonds relating to the Collateral Release Property on terms satisfactory to Fannie Mae in which case, in the event the Loan Servicer is the servicer for the Collateral Release Property no Termination Fee shall be owing as a result of the release.

(d) Application of Release Price. Any Release Price in excess of the amount necessary to pay the Bonds shall be held and applied by Fannie Mae (or its appointed collateral agent) as Additional Collateral, in accordance with the Cash Collateral Agreement. Any portion of the Release Price held as Additional Collateral may be released if, immediately after giving effect to the release, each of the conditions set forth in Section 6.3(a) below shall have been satisfied.

6.3 Conditions Precedent to Release of Collateral Release Property from the Collateral. The obligation of the Fannie Mae to release a Collateral Release Property from the Collateral Pool by executing and delivering the Collateral Release Documents on the Closing Date, are subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a) Immediately after giving effect to the requested release the Coverage and LTV Tests will be satisfied, and in the case of any substitution effected pursuant to Section 6.4 of this Agreement, the Coverage and LTV Tests are not adversely affected after giving effect to the proposed substitution;

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(b) Receipt by Fannie Mae of the Release Price;

(c) Receipt by Fannie Mae of the Release Fee for the Collateral Release Property and all legal fees and expenses payable by the Borrower in connection with the release pursuant to Section 3.3(5);

(d) Receipt by Fannie Mae on the Closing Date of one or more counterparts of each Collateral Release Document, dated as of the Closing Date, signed by each of the parties (other than Fannie Mae) who is a party to such Collateral Release Document;

(e) If required by Fannie Mae, amendments to the Notes and the Reimbursement Mortgages, reflecting the release of the Collateral Release Property from the Collateral Pool and, as to any Reimbursement Mortgage, so amended, the receipt by Fannie Mae of an endorsement to the Title Insurance Policy insuring the Reimbursement Mortgage, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date and other exceptions approved by Fannie Mae;

(f) If Fannie Mae determines the Collateral Release Property to be one phase of a project, and one or more other phases of the project are Mortgaged Properties which will remain in the Collateral Pool (“Remaining Mortgaged Properties”), Fannie Mae must determine that the Remaining Mortgaged Properties can be operated separately from the Collateral Release Property and any other phases of the project which are not Mortgaged Properties. In making this determination, the Lender shall evaluate whether the Remaining Mortgaged Properties comply with the terms of Sections 203, Part III and 208, Part III of the DUS Guide, which, as of the date of this Agreement, require, among other things, that a phase which constitutes collateral for a loan made in accordance with the terms of the DUS Guide (i) have adequate ingress and egress to existing public roadways, either by location of the phase on a dedicated, all-weather road or by access to such a road by means of a satisfactory easement, (ii) have access which is sufficiently attractive and direct from major thoroughfares to be conducive to continued good marketing, (iii) have a location which is not (A) inferior to other phases, (B) such that inadequate maintenance of other phases would have a significant negative impact on the phase, and (C) such that the phase is visible only after passing through the other phases of the project and (iv) comply with such other issues as are dictated by prudent practice;

(g) Receipt by Fannie Mae of endorsements to the Tie-In Endorsements of the Title Insurance Policies, if deemed necessary by Fannie Mae, to reflect the release;

(h) Receipt by Fannie Mae on the Closing Date of a writing, dated as of the Closing Date, signed by the Borrower, in the form attached as Exhibit K to this Agreement, pursuant to which the Borrower confirm that their Obligations

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under the Borrower Documents are not adversely affected by the release of the Collateral Release Property from the Collateral;

(i) The remaining Mortgaged Properties in the Collateral Pool shall satisfy the then-existing Geographical Diversification Requirements;

(j) No Default or Event of Default shall have occurred and be continuing;

(k) All documentation relating to the release is acceptable to Fannie Mae in all respects, including legal opinions, release documentation, and any amendments to this Agreement or the Borrower Documents;

(l) If all of the outstanding Bonds relating to the Collateral Released Property shall have been paid, such payment shall have been with Available Moneys, the Indenture relating to such Bonds shall have been cancelled and discharged in accordance with its terms, Fannie Mae shall be satisfied that it is released from all liability regarding such Bonds and the applicable Credit Enhancement Instrument shall have been terminated on or before the date on which the Collateral Released Property is released from the lien of the applicable Mortgages;

(m) Receipt by Fannie Mae of a Compliance Certificate and Organizational Certificate; and

(n) The satisfaction of all conditions set forth in Section 3.1(2).

6.4 Substitutions.

(a) Right to Substitute Collateral. Subject to the terms, conditions and limitations of this Section 6.4 and Articles V and VI, the Borrower shall have the right, from time to time during the Term of this Agreement, to add one or more Multifamily Residential Properties to the Collateral Pool in substitution of one or more Mortgaged Properties then in the Collateral Pool in accordance with the provisions of this Section 6.4 (“Substituted Mortgaged Property”).

(b) Procedure for Substituting Collateral.

(i) Request. The Borrower may deliver a written request (“Collateral Substitution Request”) to Fannie Mae, in the form attached as Exhibit M to this Agreement, to add one or more Multifamily Residential Properties to the Collateral Pool in substitution of one or more Mortgaged Properties then in the Collateral Pool. Each Collateral Substitution Request shall be accompanied by the following:

(x) The information relating to the proposed Substituted Mortgaged Property required by the form attached as Exhibit L to this Agreement (“Collateral Substitution Description Package”),

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as amended from time to time to include information required under the DUS guide; and

(y) A statement whether the addition of the proposed Substituted Mortgaged Property will occur simultaneously with the release of the proposed Collateral Release Property and, if not, the Borrower shall specify the proposed date on which the proposed Substituted Mortgaged Property will be added to the Collateral Pool which, in no event, shall be a date which is more than 90 days after the proposed date of the release of the proposed Collateral Release Property.

(ii) Additional Information. The Borrower shall promptly deliver to Fannie Mae any additional information concerning the proposed Substituted Mortgaged Property and the proposed Collateral Release Property that Fannie Mae may from time to time reasonably request.

(iii) Underwriting. Fannie Mae shall evaluate the proposed Substituted Mortgaged Property, and shall make underwriting determinations as to (a) the Aggregate Debt Service Coverage Ratios and the Aggregate Loan to Value Ratio immediately prior to and immediately after giving effect to the proposed substitution, and (b) the Valuation and the Net Operating Income for the Trailing 12 Month Period for both the proposed Substituted Mortgaged Property and the proposed Collateral Release Property. Notwithstanding anything to the contrary contained herein, for purposes of making such underwriting determines with respect to the proposed Substituted Mortgaged Property, such determinations shall be made on the basis of a Valuation made with respect to the proposed Substituted Mortgaged Property, and otherwise in accordance with Fannie Mae’s DUS Underwriting Requirements. Within 30 days after receipt of (a) the Collateral Substitution Request for the proposed Substituted Mortgaged Property and the proposed Collateral Release Property and (b) all reports, certificates and documents set forth on Exhibit N to this Agreement, including a zoning analysis undertaken in accordance with Section 206 of the DUS Guide, Fannie Mae shall notify the Borrower whether or not the proposed Substituted Mortgaged Property meets the Coverage and LTV Tests and DUS Underwriting Requirements required by this Section 6.4(b)(iii), and therefore whether or not it shall consent to the addition of the proposed Substituted Mortgaged Property to the Collateral Pool in substitution of the proposed Collateral Release Property and, if it shall so consent, shall set forth the Aggregate Debt Service Coverage Ratios and the Aggregate Loan to Value Ratio which it estimates shall result from the substitution of the proposed Substituted Mortgaged Property into the Collateral Pool in replacement of the proposed Collateral Release Property. If the proposed Substituted Mortgaged Property does not meet the Coverage and LTV Tests and DUS Underwriting Requirements required by this Section 6.4(b)(iii), and

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therefore Fannie Mae does not consent to the substitution of the proposed Additional Mortgaged Property into the Collateral Pool in replacement of the proposed Collateral Release Property, Fannie Mae shall include, in its notice, a brief statement of the reasons for doing so. Within five Business Days after receipt of Fannie Mae’s notice that it shall consent to the substitution of the proposed Additional Mortgaged Property into the Collateral Pool in replacement of the proposed Collateral Release Property, the Borrower shall notify Fannie Mae whether or not they elect to cause such substitution to occur. If the Borrower fails to respond within the period of five Business Days, it shall be conclusively deemed to have elected not to cause the proposed substitution to occur.

(iv) Closing. If, pursuant to this Section 6.4, Fannie Mae consents to the substitution of the proposed Additional Mortgaged Property into the Collateral Pool in replacement of the proposed Collateral Release Property, the Borrower timely elects to cause such substitution to occur and all conditions contained in Section 6.4(c) are satisfied, Fannie Mae shall permit the proposed Additional Mortgaged Property to be substituted into the Collateral Pool in replacement of the proposed Collateral Release Property at a closing occurring:

(x) if the substitution of the proposed Substituted Collateral Property is to occur simultaneously with the release of the proposed Collateral Released Property, on the date of the issuance of the Bonds or the substitution of Fannie Mae’s credit enhancement for the existing credit enhancement of Bonds relating to the Proposed Substituted Property; or

(y) if the substitution of the proposed Substituted Collateral Property is to occur subsequent to the release of the Collateral Release Property, within 90 days after the release of the Collateral Release Property in accordance with Section 6.2(c).

If, in the case of clause (y), the addition of the proposed Substituted Collateral Property to the Collateral Pool does not occur within 90 days or such longer period as approved Fannie Mae, in its sole discretion, after the release of the Collateral Release Property in accordance with such clause (y), then the Borrower shall have waived its right to substitute such Collateral Release Property with the proposed Substituted Mortgaged Property, the Release Price shall be determined pursuant to Section 6.2(c) and the Borrower shall comply with the requirement set forth in Section 6.3.

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(c) Conditions Precedent to Substitution of a Substituted Mortgaged Property into the Collateral Pool. The substitution of a Substituted Mortgaged Property into the Collateral Pool in replacement of a Collateral Release Property on the Closing Date is subject to the satisfaction of the following conditions precedent:

(i) The proposed Substituted Mortgaged Property has a Debt Service Coverage Ratio for the Trailing 12 Month Period of not less than 156% and a Loan to Value Ratio of not more than 66.6% and immediately after giving effect to the requested addition, the Coverage and LTV Tests will be satisfied;

(ii) Fannie Mae shall have made the determination, as a part of the underwriting evaluations made in accordance with Section 6.4(b)(iii), that (a) the Aggregate Debt Service Coverage Ratio immediately after giving effect to the proposed substitution will be equal to or higher than the Aggregate Debt Service Coverage Ratio immediately prior to the proposed substitution, and (ii) the Aggregate Loan to Value Ratio immediately after giving effect to the proposed substitution will be equal to or less than the Aggregate Loan to Ratio immediately prior to giving effect to the proposed substitution;

(iii) With respect to the release of the proposed Collateral Release Property, the Borrower shall have complied with Section 6.3 (other than clause (b) with respect to the requirement pertaining to Release Price);

(iv) The receipt by the Lender of the Collateral Substitution Fee, in the event the substitution of the proposed Substituted Collateral Property occurs subsequent to the release of the Collateral Release Property, an additional Standby Fee relating to the Unused Capacity created by the release of the Collateral Release Property for the time period between the release and the substitution and all legal fees and expenses payable by the Borrower in connection with the substitution pursuant to Section 3.3(5);

(v) The Bonds issued to finance the Substituted Mortgaged Property shall mature on the same date as the Bonds (the “Initial Bonds”) issued to finance the initial Mortgaged Properties (the “Initial Bond Maturity Date”). Notwithstanding the above, if a Substituted Mortgaged Property is added to the Collateral Pool prior to June 1, 2004 (the “Exception Period”) the Bonds relating to such Substituted Mortgaged Property may mature up to 30 years from the Closing Date relating to such Substituted Mortgaged Property. If during the Exception Period, Bonds are issued which mature after the Initial Bond Maturity Date, the Credit Enhancement Instrument supporting such Bonds shall have an Expiration Date which is the same as the Expiration Date of the Credit Enhancement Instrument supporting the Initial Bonds. The Principal Reserve Fund schedule, if the Bonds bear interest at the Weekly Variable Rate, or the amortization schedule of the Note, if the Bonds bear interest at the Fixed Rate or Reset Rate, shall be over a time period equal to the term of the Credit Enhancement Instrument or the maturity date of the Bonds if such maturity date is later than the term of the Credit Enhancement Instrument;

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(vi) The delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Borrower Documents required by Lender, including duly executed and delivered original copies of any Mortgages and UCC-1 Financing Statements covering the portion of the Substituted Mortgaged Property comprised of personal property, and other appropriate documents, in form and substance satisfactory to Fannie Mae and in form proper for recordation, as may be necessary in the opinion of Fannie Mae to perfect the lien created by the applicable additional Mortgages, and any other Borrower Document creating a lien in favor of Fannie Mae, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(vii) If required by Fannie Mae, amendments to the Notes and the Reimbursement Mortgage, reflecting the addition of the Substituted Mortgaged Property to the Collateral Pool and, as to any Reimbursement Mortgage so amended, the receipt by Fannie Mae of an endorsement to the Title Insurance Policy insuring the Reimbursement Mortgage, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;

(viii) If the Title Insurance Policy for the Substituted Mortgaged Property contains a Tie-In Endorsement, and endorsement to each other Title Insurance Policy containing a Tie-In Endorsement, adding a reference to the Substituted Mortgaged Property;

(ix) The execution and delivery to Fannie Mae of (x) an Additional Mortgaged Property Confirmation, (y) an amendment to the Cash Management Agreement, adding a Property Account for the Substituted Mortgaged Property and (z) a restricted account letter relating to the Substituted Mortgaged Property as required by the Cash Management Agreement;

(x) The delivery to Fannie Mae of additional collateral or the repayment of Outstanding Bonds to the extent required pursuant to Section 6.4(d); and

(xi) The satisfaction of all conditions set forth in Section 3.1(2).

(d) Restriction on Borrowings. In the case that the substitution of the proposed Substituted Mortgaged Property is not to occur simultaneously with the release of the proposed Collateral Release Property, from and after the release of the proposed Collateral Release Property until the addition of the proposed Substituted Mortgaged Property into the Collateral Pool in accordance with this Section 6.4, the Borrower shall not be permitted to have the aggregate unpaid principal balance of Bonds Outstanding to be in excess of an amount equal to the Commitment minus the Allocable Facility Amount attributable to the Collateral

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Release Property that was released, unless the Borrower shall have delivered to the Lender Additional Collateral reasonably acceptable to Fannie Mae in an amount at least equal to such Allocable Facility Amount. In the event that the aggregate unpaid principal balance of Bonds Outstanding exceeds such amount (and Additional Collateral in an amount at least equal to the applicable Allocable Facility Amount has not been delivered by the Borrower to Fannie Mae), as a condition precedent to the substitution of a Substituted Mortgaged Property into the Collateral Pool, the Borrower shall pay such excess. Notwithstanding the foregoing, in no event shall the value of the Additional Collateral exceed 15% of the aggregate principal balance of the Outstanding Bonds. Any payment received by Fannie Mae under this Section 6.4(d) shall be held and applied in accordance with the terms of the Cash Collateral Agreement and in accordance with Section 6.5. The Additional Collateral shall be released to the Borrower upon the addition of the applicable Substituted Mortgaged Property to the Collateral Pool in accordance with this Section 6.4.

6.5 Additional Collateral to Satisfy Requirements.

6.5(1) Additional Collateral. If Fannie Mae determines that the requirements set forth in Sections 6.4(c)(i) and (ii) are not met or in the event of a breach of either of the covenants set forth in Section 2.6(2) or 2.6(3), the Borrower shall have the option of either (i) providing to Fannie Mae a Letter of Credit which shall either have a term equal to the Term of this Agreement or shall provide for a drawing 30 Business Days prior to its date of termination in the event it is not renewed; (ii) paying cash to the Cash Collateral Account; (iii) adding an Additional Mortgaged Property to the Collateral Pool in a manner which meets the requirements of Article V but which Additional Mortgaged Property is to be encumbered solely by a Security Instrument in favor of Fannie Mae securing all of the Obligations; or (iv) to the extent permitted under the Borrower Documents, prepay in part or in whole the outstanding principal amount of a Loan or Loans designated by Fannie Mae, in each case in an amount, or in relation to an Additional Mortgaged Property with value equal to that amount or that value, which Loan Servicer and Fannie Mae determine will cause the requirements in Sections 6.4(c)(i) and (ii), Section 2.6(2) or Section 2.6(3), as the case may be, to be satisfied. For purposes of making such calculation, the Loan Servicer and Fannie Mae shall deduct the amount of cash deposited to the Cash Collateral Account or the amount available under the Letter of Credit from the outstanding principal balance of all of the Loans (the “Assumed Mortgage Principal Amount”) and (i) calculate the interest component of debt service based on such Assumed Mortgage Principal Amount and (ii) calculate the principal component of debt service by multiplying the actual amount of principal and Principal Reserve Fund payments times a fraction with a numerator equal to the Assumed Mortgage Principal Amount and a denominator equal to the actual outstanding principal amount or all of the Loans. In the event such Borrower exercises either of the options set forth in clauses (i) or (ii) of this Section 6.5(1), such Borrower shall execute and deliver to Fannie Mae a Cash Collateral Agreement in the form attached hereto as Exhibit B. Fannie Mae agrees at the request of the Borrower to exchange one type of Additional Collateral for another type of Additional Collateral which is of equivalent value and which meets the requirements of this Agreement.

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6.5(2) Letter of Credit. If Borrower provides Fannie Mae with a Letter of Credit, the Letter of Credit shall be in form and substance satisfactory to Fannie Mae and Fannie Mae shall be entitled to draw under such Letter of Credit solely upon presentation of a sight draft to the LOC Bank. Any Letter of Credit shall be for a term of at least 364 days. Any Letter of Credit shall be issued by a financial institution satisfactory to Fannie Mae and shall have its long-term debt obligations rated at least “A” or an equivalent rating by S&P and Moody’s and its short-term debt obligations rated “A-1” / ”P-1” or an equivalent rating by S&P and by Moody’s.

6.5(3) Draws Under Letter of Credit. Fannie Mae shall have the right in its sole discretion to draw monies under the Letter of Credit:

(i) upon the occurrence of a Default or an Event of Default;

(ii) if 30 days prior to the expiration of the Letter of Credit, the Letter of Credit has not been extended for a term of at least 364 days; or

(iii) upon the downgrading of the long-term obligations of the LOC Bank below “A” or an equivalent rating by either Rating Agency or short-term debt below “A-1”/”P-1” or an equivalent rating by either Rating Agency.

6.5(4) Deposit to Cash Collateral Agreement. If Fannie Mae draws under the Letter of Credit pursuant to Section 6.5(3)(ii) or (iii) above, Fannie Mae shall deposit such draw monies into the Cash Collateral Account.

6.5(5) Default Draws. If Fannie Mae draws under the Letter of Credit pursuant to Section 6.5(3)(i) above, Fannie Mae may in its sole discretion use monies drawn under the Letter of Credit for any of the following purposes:

(a) to pay any amounts required to be paid by Borrower under the Borrower Documents (including, without limitation, any amounts required to be paid to Fannie Mae under this Agreement);

(b) to (on such Borrower’s behalf, or on its own behalf if Fannie Mae becomes the owner of the Mortgaged Property) pre-pay any Note and redeem Bonds;

(c) to make improvements or repairs to any Mortgaged Property;

(d) deposit such monies into any Principal Reserve Fund; or

(e) deposit monies into the Cash Collateral Account.

6.5(6) Legal Opinion. Prior to or simultaneous with the delivery of any new Letter of Credit, such Borrower shall cause the LOC Bank’s counsel to deliver a legal opinion satisfactory in form and substance to Fannie Mae.

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ARTICLE VII

INTEREST RATE PROTECTION AND ADJUSTMENT

OR CONVERSION OF INTEREST RATE ON THE BONDS

7.1 Interest Rate Protection.

7.1(1) Hedge. Subject to Section 7.4(b), to protect against fluctuations in interest rates, the Borrower shall make arrangements for a Hedge to be in place and maintained at all times with respect to each issue of Bonds, during any period in which such Bonds bear interest at the Weekly Variable Rate or at the Reset Rate for a Reset Rate Period of 5 years or less. If the Bonds are issued as Weekly Variable Rate Bonds or as Reset Rate Bonds for a Reset Rate Period of 5 years or less, each Hedge must be in place on the applicable Closing Date for a period beginning on such Closing Date and ending not earlier than the date which is, the fifth (5th) anniversary of such Closing Date (the “Initial Hedge Period”). Each Hedge also shall be in place and maintained at all times during any other period that the Weekly Variable Rate is in effect or a Reset Rate is in effect for a Reset Rate Period of 5 years or less (a “Subsequent Hedge”) whether or not a default shall have occurred under the applicable Hedge Documents (as defined below). A Subsequent Hedge must be fully executed and delivered on terms and conditions consistent with this Agreement. A Subsequent Hedge must have an effective date not later than the day following the last day of the Initial Hedge Period or any prior Subsequent Hedge period. Any Subsequent Hedge must terminate on the earliest of (1) a date which is not earlier than the fifth (5th) anniversary of the effective date of such Subsequent Hedge, (2) the date on which the applicable Credit Enhancement Instrument terminates or (3) the maturity date of the issue of Bonds (the “Subsequent Hedge Period”). Notwithstanding this Section, but subject to Section 7.2(4), if a Hedge unexpectedly and unavoidably terminates on a date other than its scheduled expiration date, the Borrower shall, within ten days of such termination, obtain a new Hedge satisfying the requirements of this Section. Each Hedge shall be secured and documented on terms and conditions approved by, and with a counterparty (a “Counterparty”) acceptable to Fannie Mae. Each Hedge shall be evidenced and governed by such documents (the “Hedge Documents”) as shall be acceptable to, and which shall in form and content be acceptable to, Fannie Mae. Not later than the day following the last day of each Initial Hedge Period or any Subsequent Hedge Period, such Borrower shall ensure that either (a) a Subsequent Hedge is in full force and effect if the issue of Bonds bears interest at a Weekly Variable Rate or a Reset Rate is in effect for a Reset Rate Period of 5 years or less, (b) the issue of Bonds has been adjusted to a Reset Rate for a Reset Rate Period of more than 5 years or (c) the Bonds have been converted to a Fixed Rate in each case in accordance with this Agreement, the Bond Documents and the Mortgage Loan Documents.

The obligation of the Borrower to acquire, maintain and replace Hedges as required by this Article shall not be diminished or otherwise affected by any shortfall between the balance of the Hedge Reserve Escrow Account pursuant to Section 7.3 and the cost of any Hedge.

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7.1(2) Change of Interest Rate Mode.

(a) The Borrower acknowledges and agrees that the interest rate on each issue of Bonds may be adjusted to a Fixed Rate (from a Weekly Variable Rate or the Reset Rate) or to a Reset Rate (from a Weekly Variable Rate or a prior Reset Rate) or to a Weekly Variable Rate (from a Reset Rate), in each case as provided in, and subject to the terms and conditions of, the applicable Indenture and this Agreement. Notwithstanding any provision of this Agreement or the other Borrower Documents to the contrary, at least ninety (90) days prior to the expiration of any Weekly Variable Rate Period or Reset Rate Period, such Borrower must obtain the prior written consent of Fannie Mae as a condition to adjusting or converting the interest rate on an issue of Bonds to another Mode or maintaining such Bonds in the Reset Rate Period. Any such consent shall be granted by Fannie Mae upon and conditioned upon the satisfaction of the requirements set forth below in subsections (b) and (c).

(b) Any Borrower shall adjust the interest rate on an issue of Bonds to a Reset Rate or convert to a Fixed Rate only if (i) the Effective Interest Rate (defined below) on such Bonds after the proposed adjustment to the proposed Reset Rate or conversion to a Fixed Rate i.e., the effective interest rate derived from including the principal and interest payments due on the Bonds at the proposed Reset Rate or a Fixed Rate plus the Fee Component, (the “Effective Interest Rate”) is less than or equal to the Underwriting Rate; and (ii) no Default or Event of Default shall have occurred or be continuing.

(c) Any Borrower shall adjust the interest rate on an issue of Bonds to a Weekly Variable Rate from a Reset Rate only if (i) no Event of Default shall have occurred or be continuing, (ii) such Borrower complies with all of the terms and conditions of Section 7.1, 7.2 and 7.3 hereof, and (iii) a Remarketing Agent approved by Fannie Mae is obligated to remarket the Bonds pursuant to a Remarketing Agreement approved by Fannie Mae.

7.2 Hedge Terms.

7.2(1) Cap or Swap Payment Terms. Under each Cap arrangement, the Counterparty shall pay a floating amount, computed in accordance with the Hedge Documents, to the extent that the Bond Market Association Municipal Swap Index (as defined below) exceeds the Hedge Rate, in each case based on the notional amount of the Cap. Under each Swap arrangement the Counterparty shall pay a floating rate computed in accordance with the Hedge Documents based on the Bond Market Association Municipal Swap Index and the Borrower shall pay a fixed rate to the Counterparty equal to or less than the Strike Rate, in each case based on the notional amount of the Swap. Each Hedge must provide for monthly settlement on the fifteenth (15th) day of each month. The Bond Market Association Municipal Swap Index is the rate determined on the basis of an index based upon the weekly interest rate resets of tax-exempt variable rate issues included in a database maintained by Municipal Market Data which meet specific criteria established by the Bond Market Association. If the Bond Market Association Municipal Swap Index is not published on any reset date under the Hedge,

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the Counterparty must determine an appropriate index as a substitute for the Bond Market Association Municipal Swap Index on each such reset date. The index so determined shall provide a rate of interest that is equivalent to the prevailing rate of interest borne by bonds that are rated in the highest short-term rating category by Moody’s and S&P in respect of issuers of not less than five “high grade” component issuers selected by the Counterparty which shall include, without limitation, issuers of general obligation bonds, and that are subject to tender by holders thereof for purchase on not more than seven (7) days notice and the interest on which is (a) variable, determined on a weekly basis, (b) excludable from gross income for federal income tax purposes, and (c) not subject to a “minimum tax” or similar tax unless all tax-exempt bonds are subject to such tax. Each Counterparty must meet the minimum requirements for hedge counterparties set out in the DUS Guide and must be approved by Fannie Mae in advance in writing. Each Hedge must be provided by a Counterparty, evidenced and secured by Hedge Documents and written on such terms and conditions as are acceptable to Fannie Mae. Before seeking bids for a Hedge, the Borrower shall obtain Fannie Mae’s written approval of the potential Counterparties, the terms and conditions on which bids for the Hedge will be solicited and the Hedge Documents to be entered into.

7.2(2) Hedge Assignment; Delivery of Hedge Payments. Fannie Mae shall be granted an enforceable, perfected, first priority lien on and security interest in each Hedge, and payments due under each Hedge (including scheduled and termination payments) in order to secure the Borrower’s obligations to Fannie Mae under this Agreement pursuant to a Hedge Assignment to be delivered by any Borrower to Fannie Mae (a) no later than the applicable Closing Date with respect to each Hedge required to be obtained for the Initial Hedge Period, and (b) no later than the commencement date of each period with respect to each Subsequent Hedge required to be obtained after the applicable Closing Date. Pursuant to the terms of the Hedge Assignment with respect to each Hedge, the applicable Counterparty with respect to such Hedge shall make all payments under such Hedge (including any Termination Payments due from a Counterparty upon termination of such Hedge) directly to the Loan Servicer to be held and disbursed in accordance with the applicable Hedge Assignment.

7.2(3) Termination. The Borrower shall neither terminate, transfer nor consent to any transfer of any existing Hedge without Fannie Mae’s prior written consent as long as any Borrower is required to maintain a Hedge pursuant to this Agreement.

7.2(4) Performance Under Hedge Documents. Any Borrower agrees to comply fully with, and to otherwise perform when due, its obligations under all applicable Hedge Documents and all other agreements evidencing, governing and/or securing any Hedge arrangement contemplated under Sections 7.1 and 7.2 of this Agreement. The Borrower shall not exercise without Fannie Mae’s prior written consent, and shall exercise at Fannie Mae’s direction, any rights or remedies under any Hedge Document, including without limitation the right of termination. Upon termination of an existing Hedge on a date other than the scheduled termination date, the applicable Borrower shall, within ten (10) days of such termination, obtain a new Hedge satisfying the terms of this Agreement.

7.2(5) Amount of Bonds Covered by Hedge. The notional amount of any Hedge with respect to an issue of Bonds, shall be equal to the principal ☐amount of such

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Bonds outstanding less the amount of moneys in the applicable Principal Reserve Fund (without regard to earnings) immediately prior to the commencement of a Hedge Period.

7.2(6) Change in Hedge. Any Borrower may change the type of Hedge (i.e., from a Swap to a Cap or from a Cap to a Swap) which is in place at any time with respect to the Bonds so long as the terms and conditions of the replacement Hedge, the Hedge Documents, the Hedge Assignment and the new Counterparty comply with the terms and conditions of this Agreement, including any consent or approval rights of Fannie Mae.

7.3 Hedge Reserve Escrow Account Deposits. Upon the termination of the effectiveness of Section 3.13(1) pursuant to Section 3.13(2) and during any period in which a Hedge with a term of five (5) years (a “Five Year Hedge”) is in effect, the Borrower shall make monthly deposits (“Monthly Deposit”) to the Loan Servicer to be held under the Hedge Reserve Escrow Account Security Agreement to provide moneys for the purchase of a Subsequent Hedge. The Borrower shall make the Monthly Deposits on each Servicing Payment Date during the term of a Five Year Hedge. The first deposit will be due on the Servicing Payment Date in the next month after the effective date of such Five Year Hedge. The amount of each deposit (as adjusted from time to time, “Monthly Deposit Amount”) shall be determined in accordance with this Section.

(a) Initial Monthly Deposit Amount. Initially, the Monthly Deposit Amount will be 1/60th of the purchase price of the Five Year Hedge then coming into effect, until changed, if at all, by the recalculation of the Monthly Deposit Amount on any Change Date as described in subsection (b).

(b) Change Dates. The Monthly Deposit Amount will be subject to adjustment each calendar year. The date on which any adjustment in the Monthly Deposit Amount becomes effective is called a “Change Date.” The Change Date will fall in the same month each year as the month in which the related Five Year Hedge became effective. The Change Date will be the Servicing Payment Date of that month. The first Change Date related to a Five Year Hedge will occur in the next calendar year after such Hedge became effective. Subsequent Change Dates will fall on the Servicing Payment Date for that same month each following calendar year. Whenever a Subsequent Hedge which will be a Five Year Hedge is purchased, the Change Date will change. The new Change Date will fall on the Servicing Payment Date for the month in which the new Five Year Hedge became effective, commencing in the next calendar year after such Hedge became effective. Subsequent Change Dates will fall on the Servicing Payment Date for that same month each following calendar year unless again changed in accordance with this subsection.

(c) Determination of New Monthly Deposit Amount. One month before each Change Date, the Loan Servicer shall determine the cost of the next Subsequent Hedge, based on then existing market conditions, as if it the next Subsequent Hedge were to be purchased at that time (“Trial Hedge Cost”). The Loan Servicer will then compare (i) the Trial Hedge Cost with (ii) the product of ☐multiplying the Monthly Deposit Amount then in effect times 60. If the Trial

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Hedge Cost is not the higher number, no adjustment to the Monthly Deposit Amount will be made. If the Trial Hedge Cost is the higher number, the Loan Servicer shall adjust the Monthly Deposit Amount to be effective from (and including) the Change Date then about to occur (“Next Change Date”). The new Monthly Deposit Amount will be that amount which shall cause the deposit balance of the Hedge Reserve Escrow Account, at the expiration date of the then outstanding Hedge, to equal the Trial Hedge Cost, taking into consideration the balance of the Hedge Reserve Escrow Account immediately before the Next Change Date and the number of deposits remaining to be made over the months from (and including) the Next Change Date to the expiration date of the then outstanding Hedge. The Loan Servicer shall make the calculation on the assumption that the applicable Borrower will make each monthly deposit in the full amount when due and no further adjustment to the Monthly Deposit Amount will be made after the adjustment taking effect on the Next Change Date. In calculating the new Monthly Deposit Amount, the Loan Servicer shall ignore any investment income on funds held under the Hedge Reserve Escrow Account Security Agreement.

(d) Determination of Monthly Deposit Amount if Monthly Deposits Are Instituted after Period When no Monthly Deposits Were Required. If a Borrower acquires a Five Year Hedge which commences after the expiration or termination of a Hedge with a term of seven (7) (a “Seven Year Hedge”), such Borrower will again be required to make Monthly Deposits in accordance with this Section 7.3.

7.4 Borrower’s Right and Fannie Mae’s Right to Convert to Reset Rate, Fixed Rate.

(a) At least sixty (60) days prior to the date on which a Hedge terminates, if the issue of Bonds is in a Weekly Variable Rate Mode or a Reset Rate Mode of five years or less any Borrower shall give notice, and provide evidence satisfactory, to Fannie Mae and the Loan Servicer that it will either (a) secure a Subsequent Hedge, or (b) adjust such Bonds to a Reset Rate for a Reset Rate Period of more than 5 years or (c) convert such Bonds to a Fixed Rate, in each case in accordance with Section 7.1 and 7.2 of this Agreement and the requirements of the applicable Indenture. If the Borrower elects to secure a Subsequent Hedge, then (i) at least 30 days prior to the expiration of the existing Hedge, the Borrower shall notify Fannie Mae of the persons who will bid to be the Counterparty and the term and the terms of the Subsequent Hedge, and (ii) at least seven Business Days prior to the expiration of the Hedge, the Borrower shall provide Fannie Mae with evidence that the Subsequent Hedge has been obtained in accordance with the requirements of Section 7.1.

(b) If for any reason a proposed change in interest rate Mode or an adjustment from one Reset Rate to another Reset Rate fails to occur and the ☐interest rate on an issue of Bonds automatically reverts to the Weekly Variable Rate pursuant to Section 207 of the applicable Indenture, the applicable

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Borrower shall either: (i) within ten days of such reversion, purchase a Subsequent Hedge which complies with all of the terms and conditions set forth in Sections 7.1 and 7.2 or (ii) subject to Section 7.1(2), adjust the interest rate on the Bonds to a Fixed Rate or a Reset Rate on the next Interest Payment Date on the Bonds.

(c) If any Borrower fails to satisfy the conditions set forth in paragraphs (a) or (b) above within the designated time periods, Fannie Mae is hereby granted the right, but not the obligation, to direct the Trustee on behalf of such Borrower that the interest rate on the issue of Bonds be (a) adjusted to a Reset Rate pursuant to the applicable Indenture, (b) converted to a Fixed Rate pursuant to the applicable Indenture, or (c) adjusted to or remain at the Weekly Variable Rate pursuant to the applicable Indenture. If Fannie Mae exercises the foregoing right, it shall not be deemed to waive its right to declare an Event of Default under this Agreement because of such Borrower’s failure to comply with the requirements of Section 7.1, 7.2 or 7.3 of this Agreement. Fannie Mae shall have the right at any time to revoke any prior direction it may give in connection with any proposed adjustment or conversion of the interest rate on the Bonds as contemplated above in this Section 7.3, without waiving any of its rights under this Agreement. Fannie Mae shall have the further right, in its discretion, to take no action upon such Borrower’s failure to provide timely notice and/or evidence as required by this Section 7.3 or otherwise to comply with Section 7.1 and 7.2 of this Agreement, without waiving any of its rights under this Agreement. Each Borrower hereby appoints Fannie Mae, through any duly authorized officer of such Borrower, as the Borrower’s attorney-in-fact, with full authority in the place and stead of such Borrower and in the name of such Borrower or otherwise, from time to time in Fannie Mae’s discretion, to take any action and to execute any instrument which Fannie Mae may deem necessary or advisable to accomplish the purposes of this Section 7.3. Each Borrower agrees that the power of attorney established pursuant to this Section 7.3 shall be deemed coupled with an interest and shall be irrevocable.

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

8.1 Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of a Borrower, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:

(a) the occurrence of an “Event of Default” as such term is defined under any Borrower Document or the breach beyond any applicable grace period ☐by any Borrower of its covenants, agreements or obligations under any Borrower Document; or

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(b) the failure by any Borrower to pay when due any amount payable by any Borrower under any Note, any Mortgage, this Agreement or any other Borrower Document, including any fees, costs or expenses; or

(c) the failure by any Borrower to perform or observe any covenant set forth in Sections 2.2(1) through 2.2(23), (excluding Section 2.2(19)), Sections 2.3(1) through 2.3(7), Sections 2.4(1) through 2.4(15) and Section 2.5, provided that such period shall be extended for up to 30 additional days if such Borrower, in the discretion of Fannie Mae, is diligently pursuing a cure of such default within 30 days after receipt of notice from Fannie Mae; or

(d) any warranty, representation or other written statement made by or on behalf of a Borrower contained in this Agreement, any other Borrower Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made or deemed made; or

(e) any other Indebtedness in an aggregate amount of $1,000,000 of any Borrower or the Key Principal or assumed by any Borrower or the Key Principal (i) is not paid when due nor within any applicable grace period in any agreement or instrument relating to such Indebtedness or (ii) becomes due and payable before its normal maturity by reason of a default or event of default, however described, or any other event of default shall occur and continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or

(f) (1) A Borrower or the Key Principal shall (A) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect), (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, debt adjustment, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts as they become due, (F) make a general assignment for the benefit of creditors, (G) assert that any Borrower has no liability or obligations under this Agreement or any other Borrower Document to which it is a party, or (H) take any action for the purpose of effecting any of the foregoing; or (2) a case or other proceeding shall be commenced against a Borrower or the Key Principal in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to ☐bankruptcy, insolvency, reorganization, winding upon or composition or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of a Borrower or the Key Principal, or of all or a substantial

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part of the property, domestic or foreign, of a Borrower or the Key Principal and any such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or any order granting the relief requested in any such case or proceeding against a Borrower or the Key Principal (including an order for relief under such Federal bankruptcy laws) shall be entered; or

(g) if any provision of this Agreement or any other Borrower Document or the lien and security interest purported to be created hereunder or under any Borrower Document shall at any time for any reason cease to be valid and binding in accordance with its terms on any Borrower, or shall be declared to be null and void, or the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Borrower Document shall be contested by any Borrower or the Key Principal seeking to establish the invalidity or unenforceability hereof or thereof, or any Borrower or the Key Principal shall deny that it has any further liability or obligation hereunder or thereunder; or

(h) (1) the execution by (a) Borrower of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein, or (2) if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the Ownership Interests thereof will not vest unconditionally in the Borrower free from encumbrances, or (3) if a Borrower does not furnish to Fannie Mae upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which such Borrower claims title to such materials, fixtures, or articles; or

(i) the failure by any Borrower or the Key Principal to comply with any requirement of any Governmental Authority within 30 days after written notice of such requirement shall have been given to such Borrower or the Key Principal by such Governmental Authority; provided that, if action is commenced and diligently pursued by such Borrower or the Key Principal within such 30 days, then such Borrower or the Key Principal shall have an additional 30 days to comply with such requirement; or

(j) a dissolution or liquidation for any reason (whether voluntary or involuntary) of any Borrower or the Key Principal; or

(k) any judgment against any Borrower or the Key Principal, any attachment or other levy against any portion of any Borrower’s or the Key Principal’s assets with respect to a claim or claims in an amount in excess of $500,000 in the aggregate remains unpaid, unstayed on appeal undischarged, unbonded, not fully insured or undismissed for a period of 60 days; or

☐(l) the failure by any Borrower to cause the Gross Revenues with respect to any Mortgaged Property to be deposited into the applicable Property

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Account and immediately thereafter transferred to the Central Account in accordance with the requirements of the Cash Management Agreement; or

(m) the failure of the Borrower to perform or observe any of the Financial Covenants, which failure shall continue for a period of 30 days after the date on which the Borrower receive a notice from Fannie Mae or the Loan Servicer specifying the failure; or

(n) Fannie Mae shall have given any Borrower written notice that Pledged Bonds have not been remarketed as of the 360 days following purchase by the applicable Trustee on behalf of such Borrower and such Borrower has not reimbursed Fannie Mae for the applicable Advance and Activity Fee and/or had not replenished the applicable Withdrawal from the applicable Principal Reserve Fund; or

(o) the failure by any Borrower to cause Fannie Mae to rescind its notice declaring a Default pursuant to Section 2.2(19) of this Agreement within the 120 day cure period described in Section 2.2(19); or

(p) the failure by any Borrower to perform or observe any term, covenant, condition or agreement hereunder, other than as set forth in subsections (a) through (o) above, or in any other Borrower Document, within 30 days after receipt of notice from Fannie Mae identifying such failure.

8.2 Remedies; Waivers.

8.2(1) Remedies. Upon the occurrence of an Event of Default, Fannie Mae may do any one or more of the following (without presentment, protest or notice of protest, all of which are expressly waived by any Borrower):

(a) declare all amounts payable by the Borrower under this Agreement or the other Borrower Documents to be forthwith due and payable, and the same shall thereupon become due and payable without demand, presentment, protest or notice of any kind, all of which are hereby expressly waived; or

(b) exercise all or any of its rights and remedies as it may otherwise have under Applicable Law and under this Agreement or the other Borrower Documents or otherwise by such suits, actions, or special proceedings in equity or at law, or by proceedings in the office of any board or officer having jurisdiction, either for specific performance of any covenant or agreement contained in this Agreement or any other Borrower Document, or in aid or execution of any power therein granted or for the enforcement of any proper legal or equitable remedy; or

☐(c) apply all or any portion of the Collateral to any Obligations or other obligation of any Borrower under this Agreement or any other Borrower Document, in such amounts, at such times and in such order as determined by Fannie Mae; including among other things, applying funds or

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directing of any Trustee or Loan Servicer, as the case may be, to apply funds on deposit in the Principal Reserve Funds, the Property Accounts, the Cash Collateral Account, or drawn under any Letter of Credit to reimbursement of other payment obligations under this Agreement, or any other Borrower Document; or

(d) deliver to any Trustee(s) written notice that an Event of Default has occurred under this Agreement and direct such Trustee(s) to take such action pursuant to the Borrower Documents as Fannie Mae may determine, including a request that such Trustee(s) call the Bonds for mandatory redemption in part or in whole or mandatory tender in part or in whole in accordance with the terms and conditions of each Indenture; or

(e) instruct any Trustee pursuant to any Assignment to assign the applicable Assigned Documents to Fannie Mae.

8.2(2) Remedies Upon a Default and a PRF Triggering Event. Notwithstanding anything in this Agreement or in any other Borrower Document to the contrary, upon the occurrence of either a Default or a PRF Triggering Event, Fannie Mae may, but shall not be obligated to, direct each Trustee to apply funds on deposit in each Principal Reserve Fund to redeem the Bonds related to such Principal Reserve Fund (regardless of whether such amounts are then due and owing), in such amounts and at such times as determined by Fannie Mae.

8.2(3) Waivers; Rescission of Declaration. Fannie Mae shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Fannie Mae and delivered to any Borrower. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

8.2(4) Fannie Mae’s Right to Protect Collateral and Perform Covenants and Other Obligations. If the Borrower fails to perform the covenants and agreements contained in this Agreement or any of the other Borrower Documents, then Fannie Mae at Fannie Mae’s option may make such appearances, disburse such sums and take such action as Fannie Mae deems necessary, in its sole discretion, to protect Fannie Mae’s interest, including (i) disbursement of reasonable attorneys’ fees, (ii) entry upon the Mortgaged Property to make repairs and replacements, (iii) procurement of satisfactory insurance as provided in paragraph 5 of the Mortgages encumbering the Mortgaged Property, and (iv) if the Mortgages are on a leasehold, exercise of any option to renew or extend the ground lease on behalf of any Borrower and the curing of any default of the Borrower in the terms and conditions ☐of the ground lease. Any amounts disbursed by Fannie Mae pursuant to this Section 8.2(4), with interest thereon, shall become additional indebtedness of the Borrower secured by the Borrower Documents. Unless the Borrower and Fannie Mae agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the Prime Rate unless collection from any Borrower of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the

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highest rate which may be collected from such Borrower under applicable law. Nothing contained in this Section 8.2(4) shall require Fannie Mae to incur any expense or take any action hereunder.

8.2(5) No Remedy Exclusive. Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Borrower Documents or existing at law or in equity.

8.2(6) No Waiver. No delay or omission to exercise any right or power accruing under any Borrower Document upon the happening of any Event of Default or Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

8.2(7) No Notice. In order to entitle Fannie Mae to exercise any remedy reserved to Fannie Mae in this Article, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Borrower Documents.

8.2(8) Application of Payments. Except as otherwise expressly provided in the Borrower Documents, and unless applicable law provides otherwise, (i) all payments received by Fannie Mae from the Borrower under the Borrower Documents shall be applied by Fannie Mae against any amounts then due and payable under the Borrower Documents by any of the Borrower, in any order of priority that Fannie Mae may determine and (ii) the Borrower shall have no right to determine the order of priority or the allocation of any payment they make to Fannie Mae

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Counterparts. To facilitate execution, this Agreement may be executed in any number of counterparts. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one or more counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or ☐account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

9.2 Amendments, Changes and Modifications. This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.

9.3 Governing Law; Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial. NOTWITHSTANDING ANYTHING IN THE NOTES, THE REIMBURSEMENT

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SECURITY DOCUMENTS OR ANY OF THE OTHER BORROWER DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF EACH BORROWER UNDER THE NOTES, AND EACH BORROWER UNDER THE OTHER BORROWER DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO (1) THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (2) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY (OTHER THAN DEPOSIT ACCOUNTS), WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE DISTRICT OF COLUMBIA UNIFORM COMMERCIAL CODE AND (3) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF DEPOSIT ACCOUNTS, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE DEPOSIT ACCOUNT IS LOCATED. EACH BORROWER AGREES THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTES, THE REIMBURSEMENT SECURITY DOCUMENTS OR ANY OTHER BORROWER DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN DISTRICT OF COLUMBIA. THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTES, THE REIMBURSEMENT SECURITY DOCUMENTS OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF EACH BORROWER DOCUMENTS. EACH BORROWER IRREVOCABLY CONSENTS TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTES, THE REIMBURSEMENT SECURITY DOCUMENTS OR ANY OF THE OTHER BORROWER DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, ☐HABITUAL RESIDENCE OR OTHERWISE. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT FANNIE MAE FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST ANY BORROWER, AND AGAINST THE COLLATERAL IN ANY OTHER JURISDICTION. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF EACH BORROWER AND FANNIE MAE AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY EACH BORROWER TO PERSONAL JURISDICTION WITHIN DISTRICT OF COLUMBIA. EACH BORROWER (I)

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COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF EACH BORROWER DOCUMENTS TRIABLE BY A JURY AND (II) WAIVES ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. FURTHER, EACH BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF FANNIE MAE (INCLUDING, BUT NOT LIMITED TO, FANNIE MAE’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO EACH BORROWER THAT FANNIE MAE WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION 9.3. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY AND VOLUNTARILY AGREED TO BY EACH BORROWER UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY EACH BORROWER’S FREE WILL.

9.4 Severability. In the event any provision of this Agreement or in any other Borrower Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.

9.5 Notices.

(a) Manner of Giving Notice. Each notice, direction, certificate or other communication hereunder (in this Section 9.5 referred to collectively as “notices” and singly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:

(i) personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);

(ii) sent by Federal Express (or other similar overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);

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(iii) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (1) or (2) above within two Business Days) (any notice so delivered shall be deemed to have been received (i) on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or (ii) on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day); addressed to the parties as follows:

As to any Borrower to the Borrower Agent:

c/o Mid-America Apartment Communities, Inc.

6584 Polar Avenue

Suite 340

Memphis, Tennessee 38138

Attention: Simon R.C. Wadsworth

                   Chief Financial Officer

Telecopy No.: (901) 682-6667

with a copy to:

Apperson, Crump & Maxwell, PLC

1755 Kirby Parkway

Suite 100

Memphis, Tennessee 38120

Attention: Shawn A. Tidwell, Esq.

Telephone: (901) 756-6300

Facsimile: (901) 757-1296

As to Fannie Mae:

Fannie Mae

3900 Wisconsin Avenue, NW

Drawer AM

Washington, DC 20016-2899

Attention: Director, Multifamily Asset Management

Telephone: (202) 752-2854

Facsimile: (202) 752-3542

RE: Mid-America Apartment Communities, Inc; Prudential Multifamily Mortgage, Inc

with a copy to:

Fannie Mae

3900 Wisconsin Avenue, NW

Drawer AM

Washington, DC 20016-2899

Attention: Vice President, Multifamily Services

Telephone: (202) 752-7869

Facsimile: (202) 752-8369

RE: Mid-America Apartment Communities, Inc; Prudential Multifamily Mortgage, Inc

[For courier to all Fannie Mae addresses use 4000 Wisconsin Avenue, N.W. and delete any reference to Drawer AM]

Master Reimbursement Agreement

Mid-America

As to the Loan Servicer:

Prudential Multifamily Mortgage, Inc.

8401 Greensboro Drive

McLean, VA 22102

Attention: Servicing Department

Telephone: (703) 610-1400

Facsimile: (703) 610-1401

(b) Change of Notice Address. Any party may, by notice given pursuant to this Section 9.5, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt. Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.

(c) Notice to Borrower. Any reference to notice to any Borrower shall mean notice shall be given to the Borrower Agent on behalf of any Borrower.

9.6 Further Assurances and Corrective Instruments.

(a) Further Assurances. To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto ☐and such further instruments as Fannie Mae or any Borrower may request and as may be required in the opinion of Fannie Mae or its counsel to effectuate the intention of or facilitate the performance of this Agreement or any Borrower Document.

(b) Further Documentation. Without limiting the generality of subsection (a), in the event any further documentation or information is required by Fannie Mae to correct patent mistakes in any of the Borrower Documents or materials relating to the Title Insurance Policies, the Borrower shall provide, or cause to be provided to Fannie Mae, at the Borrower’s cost and expense, such documentation or information. The Borrower shall execute and deliver to Fannie Mae such documentation, including any amendments, corrections, deletions or additions to the Notes, the Mortgages or the other Borrower Documents as is reasonably required by Fannie Mae.

9.7 Term of this Agreement. The Term of this Agreement shall continue in full force and effect, and the Borrower shall not be released from liability under this Agreement, until the later of (a) the date on which Fannie Mae has no further liability (accrued or contingent)

Master Reimbursement Agreement

Mid-America

under any Credit Enhancement Instrument and (b) the date on which the Borrower shall pay or cause to be paid indefeasibly to Fannie Mae and/or the Bondholders all amounts to be paid by the Borrower under this Agreement, under the other Borrower Documents and otherwise with respect to the Obligations. Thereafter, except as otherwise expressly provided in this Agreement, this Agreement shall terminate and all obligations of the parties hereunder shall cease, terminate and be void.

9.8 Assignments; Transfers; Third-Party Rights. The Borrower shall not assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Fannie Mae. This Agreement may not be transferred in any respect without the prior written consent of Fannie Mae. Nothing in this Agreement shall confer any right upon any Bondholder or any other Person other than the parties hereto and their successors and permitted assigns.

9.9 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

9.10 Reserved.

9.11 Decisions in Writing. Any approval, designation, determination, selection, action or decision of Fannie Mae or any Borrower must be in writing to be effective.

9.12 Loan Servicer. The Borrower acknowledges and agrees that Fannie Mae will designate an independent contractor to act as a Loan Servicer for the Loans. The Borrower agrees that to the extent that any provision in this Agreement or any other Borrower Document requires, on stipulated dates or upon request, the ☐delivery by the Borrower of certain notices, documents, certificates, opinions, and financial or other information to Fannie Mae, all such items shall instead be delivered to, or at the request of, the Loan Servicer, subject to the provisions of this Section 9.12. The Borrower acknowledges and agrees that Fannie Mae has delegated certain functions to the Loan Servicer with respect to the Mortgage Loan Documents and the other Borrower Documents, subject to and in accordance with the provisions of the Servicing Agreement. The Borrower further acknowledges and agrees that in connection with any provision in this Agreement or in the Mortgage Loan Documents requiring that any notices, documents or other information shall be given to the Loan Servicer, or that the Loan Servicer shall have the right to request any documents or other information from any Borrower, Fannie Mae shall have the right to instruct any Borrower to instead (a) deliver such items directly to Fannie Mae or to such other Person as Fannie Mae may, from time to time, designate, and (b) act in accordance with the instructions of Fannie Mae with respect to any such items or any other rights the Loan Servicer may have under this Agreement or under the Mortgage Loan Documents. In addition, the Borrower agrees that any right of Fannie Mae to give or deliver to any Borrower any notice or other communications, or to receive from any Borrower any document or other information, may be given, delivered or received by Loan Servicer, unless otherwise directed by Fannie Mae. The Borrower shall act in accordance with any instructions received from Fannie Mae pursuant to this Section 9.12. The Borrower acknowledges that Fannie Mae reserves the unconditional right to replace the Loan Servicer with or without cause with a substitute Loan Servicer chosen by Fannie Mae in its sole discretion.

Master Reimbursement Agreement

Mid-America

9.13 Disclaimer; Acknowledgments. Approval by Fannie Mae of any Borrower, the Loans, the Bonds or otherwise shall not constitute a warranty or representation by Fannie Mae as to any matter. Nothing set forth in this Agreement, in any of the other Borrower Documents or in the subsequent conduct of the parties shall be deemed to constitute Fannie Mae as the partner or joint venturer of any Person for any purpose whatsoever.

9.14 Entire Agreement. This Agreement and the Borrower Documents constitute the entire contract between the parties relative to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the Borrower Documents. Nothing in this Agreement or the Borrower Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the Borrower Documents; provided, however, that as to Persons other than Fannie Mae and any Borrower that are parties to any of the Borrower Documents, such Persons shall not have any rights, remedies, obligations or liabilities under this Agreement or any of the Borrower Documents except under such Borrower Documents as such Persons are directly parties to.

9.15 Survival of Representations and Warranties. All statements contained in any Borrower Document, or in any certificate, financial statement or other instrument delivered by or on behalf of any Borrower pursuant to or in connection with this Agreement (including but not limited to any such statement made in or in connection with any amendment hereto or thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement (i) shall be made and shall be true at and as of the date of this Agreement, each Closing Date and the date of any Advance under any Credit Enhancement Instrument and (ii) shall survive the execution and delivery of this Agreement, regardless of any investigation made by Fannie Mae or on its behalf.

9.16 Conflicts Between Agreements. Any terms and conditions contained in this Agreement that may also be contained in the Mortgage Loan Documents or the Bond Documents shall not, to the extent reasonably practicable, be construed to be in conflict with each other but rather shall be construed as duplicative, confirming, additional, or cumulative provisions. To the extent that, in the interpretation of this Agreement, any ultimate conflict between the terms and conditions of this Agreement and those set forth in the Bond Documents or the Mortgage Loan Documents is determined to exist, the terms and conditions of this Agreement shall control.

9.17 Acknowledgement of Ratios. The Borrower acknowledges that Fannie Mae has informed the Borrower that as of the date hereof, the Aggregate Debt Service Coverage Ratio is not less than 1.56 to 1 and the Aggregate Loan to Value Ratio is not greater than 66.6%.

9.18 Effective Date. The parties agree that this Agreement is dated as of the date first above written for the convenience of the parties, and agree that it shall be effective on, from and after, and all representations and warranties shall be made as of, the Initial Closing Date.

[The Remainder of This Page Has Been Intentionally Left Blank]

Master Reimbursement Agreement

Mid-America

IN WITNESS WHEREOF, the Borrower and Fannie Mae have executed this Agreement as of the day and year first above written.

BORROWER: MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership

By:	Mid-America Apartment Communities, Inc., as general partner

	By:	/s/ SIMON R. C. WADSWORTH
Name: Simon R. C. Wadsworth Title: Executive Vice President

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BORROWER: FAIRWAYS-COLUMBIA, L.P., a Tennessee limited partnership

By:	Mid-America Apartment Communities, Inc., as general partner

	By:	/s/ SIMON R. C. WADSWORTH
Name: Simon R. C. Wadsworth Title: Executive Vice President

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FANNIE MAE:

By:	/s/ ILLEGIBLE
	Name:	Illegible
	Title:	Illegible

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